Form 10KSB40, Exhibit 13
period 2001-12-31
PHSB FINANCIAL CORP
filed 2002-03-28
CIK 1158026

PHSB FINANCIAL CORPORATION
                        SELECTED FINANCIAL AND OTHER DATA

Selected Financial Data
-------------------------------------------------   --------   --------   --------   --------   --------
At December 31,                                       2001       2000       1999       1998       1997
-------------------------------------------------   --------   --------   --------   --------   --------
                                                  (In thousands)

Assets ..........................................   $315,382   $265,330   $268,640   $244,253   $217,735
Loans ...........................................    137,001    129,017    118,745     99,914     99,691
Mortgage-backed securities held to maturity .....     30,180     38,780     44,141     48,287     40,234
Mortgage-backed securities available
  for sale ......................................     54,604     38,415     37,426     32,878     30,159
Investment securities held to maturity ..........     26,260     17,776     15,540     18,146     10,015
Investment securities available for sale ........     22,902     24,814     27,595     25,197     24,253
Interest-bearing deposits with other institutions     28,195      5,094     11,417      9,332      3,308
Federal Home Loan Bank stock ....................      2,615      2,615      2,615      1,545      1,020
Deposits ........................................    210,015    198,242    189,345    181,113    174,286
Other borrowings ................................         28         75        120      1,388      1,116
Advances from Federal Home Loan Bank ............     50,325     36,195     50,295     30,895     12,117
Stockholders' equity(1) .........................     52,835     28,850     26,751     29,184     28,609


-------------------------------------------------   --------   --------   --------   --------   --------
Selected Consolidated Operating Data
Year Ended December 31,                               2001       2000       1999       1998       1997
-------------------------------------------------   --------   --------   --------   --------   --------
                                                 (In thousands)

Interest income .................................     19,316     19,035   $ 17,511   $ 16,112   $ 14,950
Interest expense ................................     10,537     10,448      9,284      8,523      7,857
                                                    --------   --------   --------   --------   --------
  Net interest income ...........................      8,779      8,587      8,227      7,589      7,093
Provision for loan losses .......................        520        555        410        365        555
                                                    --------   --------   --------   --------   --------
  Net interest income after provision
    for loan losses .............................      8,259      8,032      7,817      7,224      6,538
Total non-interest income .......................      1,008        854        764        914        937
Total non-interest expense ......................      6,294      6,000      6,094      6,245      5,687
                                                    --------   --------   --------   --------   --------
Income before income taxes ......................      2,973      2,886      2,487      1,893      1,788
Income taxes ....................................        752        714        629        391        150
                                                    --------   --------   --------   --------   --------
  Net income ....................................   $  2,221   $  2,172   $  1,858   $  1,502   $  1,638
                                                    ========   ========   ========   ========   ========

                          (footnotes on following page)


Other Selected Data
------------------------------------------------------  ------------- -------------  ------------- -------------- -------------
At or for the Year Ended December 31,                       2001          2000           1999           1998          1997
------------------------------------------------------  ------------- -------------  ------------- -------------- -------------
Return on average assets (net income
  divided by average total assets)....................      0.78%         0.81%          0.73%          0.65%         0.79%
Return on average equity (net income
  divided by average equity assets)...................      7.31%         7.95%          6.68%          5.24%         7.33%
Average equity to average assets .....................     10.69%        10.22%         10.86%         12.50%        10.81%
Net interest rate spread..............................      3.05%         3.14%          3.15%          3.21%         3.48%
Per Share Information:
  Basic earnings per share(1)(2)......................      $0.70         $0.67          $0.56          $0.44         $0.26
  Diluted earnings per share(1)(2)....................      $0.70         $0.67          $0.56          $0.44         $0.26
  Tangible book value per share(1)(2).................     $15.11         $8.80          $7.92          $8.25         $8.09
Non-performing assets to total assets.................      0.19%         0.25%          0.19%          0.22%         0.40%
Non-performing loans to total loans...................      0.43%         0.51%          0.42%          0.52%         0.87%
Allowance for loan losses to total loans..............      1.08%         1.12%          1.14%          1.28%         1.39%
Dividend payout ratio(2)..............................     44.65%        42.02%         40.03%         46.34%           N/A


----------------
(1) On December 20, 2001, the Company completed its stock offering in connection with the conversion and reorganization of the Bank and its holding Company, PHS Bancorp, Inc., from the mutual holding company form of organization to a full stock company. Shares outstanding for all applicable periods have been adjusted as of the beginning of the periods to give effect to the 1.28123 exchange ratio of previously issued shares in conjunction with this conversion and reorganization.

(2) No shares of common stock were outstanding until July 10, 1997, therefore per share information for December 31, 1997 is based upon the period from July 10, 1997 to December 31, 1997, with weighted average shares outstanding of 3,466,855.

                           PHSB FINANCIAL CORPORATION

Corporate Profile

         On July 9, 1997, Peoples Home Savings Bank (the "Bank") reorganized from a Pennsylvania mutual savings bank into a mutual holding company structure and formed PHS Bancorp, M.H.C. As part of the reorganization, the Bank became a Pennsylvania chartered stock savings bank and issued shares in a public offering to certain depositors and to PHS Bancorp, M.H.C. Additionally, on November 9, 1998, the Bank reorganized into a stock holding company and formed PHS Bancorp, Inc. As part of this reorganization, the Bank's public shareholders and PHS Bancorp, M.H.C. exchanged their shares of common stock for PHS Bancorp, Inc. shares of common stock.

         On December  20,  2001,  PHSB  Financial  Corporation  (the  "Company")
completed its stock offering in connection with the conversion and reorganization of the Bank and its holding Company, PHS Bancorp, Inc., from the mutual holding company form of organization to a full stock company. As part of the conversion and reorganization, the shares formerly held by PHS Bancorp, M.H.C. were cancelled and the Company sold 2,201,191 new shares to the public and the shares held by stockholders of PHS Bancorp, Inc. were exchanged for 1,295,918 shares of the Company.

         The Company currently conducts its business through the Bank with ten full service offices and an administrative office located throughout Beaver and Lawrence Counties, Pennsylvania. The Bank offers a broad range of deposits and loan products to individuals, families and small businesses. At December 31, 2001, the Company had consolidated assets of $315.4 million, loans of $137.0 million, deposits of $210.0 million, and stockholder's equity of $52.8 million.

Stock Market Information

         Since its issuance on July 9, 1997, the Company's common stock has traded on the NASDAQ National Market under the symbol "PHSB." Upon completion of the conversion and reorganization on December 20, 2001, the common stock continues to trade on the NASDAQ National Market under the same symbol "PHSB." The following table reflects the stock price as published by the Nasdaq National Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On December 31, 2001, the Company's common stock closed at $11.95.


                                                              DIVIDENDS
                                                              DECLARED
QUARTER ENDED                    HIGH (1)        LOW (1)      PER SHARE (1)
-----------------------          --------        -------      -------------
December 31, 2001               12.88            11.51          $0.08
September 30, 2001              11.12            7.95            0.08
June 30, 2001                    8.38            6.70            0.08
March 31, 2001                   7.35            6.28            0.08
December 31, 2000                8.59            8.00            0.07
September 30, 2000               8.88            6.54            0.07
June 30, 2000                    6.83            5.95            0.07
March 31, 2000                   6.73            5.66            0.07

------------------------
(footnotes on next page)

(1) On December 20, 2001, the Company completed its stock offering in connection with the conversion and reorganization of the Bank and its holding Company, PHS Bancorp, Inc., from the mutual holding company form of organization to a full stock company. Shares prices and dividend amounts for all applicable periods have been adjusted as of the beginning of the periods to give effect to the 1.28123 exchange ratio of previously issued shares in conjunction with this conversion and reorganization.

         The number of stockholders of record of common stock as of the record date on April 5, 2002, was approximately 606. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At April 5, 2002, there were 3,497,109 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Pennsylvania law. No dividend may be paid by the Company on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

         References to the Company refer collectively to the Company and the Bank unless the context indicates otherwise.

Comparison of Financial Condition at December 31, 2001 and 2000

         Total assets at December 31, 2001 of $315.4 million represented an increase of $50.1 million or 18.9% from December 31, 2000. This increase was primarily due to increases in cash and interest-bearing deposits with other financial institutions of $27.6 million , investment and mortgage-backed securities of $14.2 million, along with increases in loans of $8.0 million.

         Loans receivable, net at December 31, 2001, of $137.0 million represented an increase of 6.2% from $129.0 million at December 31, 2000. Mortgage, commercial and consumer loans increased by $5.6 million, $1.8 million and $1.6 million, respectively. The increases in mortgage loans was primarily due to increased loan demand for these types of loans due to the current interest rate environment.

         At December 31, 2001, investment securities (available for sale and held to maturity) increased $6.6 million to $55.4 million from $42.6 million at December 31, 2000. Additionally, at December 31, 2001, mortgage-backed securities (available for sale and held to maturity) increased $7.6 million to $84.8 million from $77.2 million at December 31, 2000. The increases to the investment and mortgage-backed securities portfolios (available for sale and held to maturity) were the result of purchases of $55.4 million which were funded by sales of $1.9 million, maturities of $17.4 million, and principal repayments of $22.5 million along with increased Federal Home Loan Bank advances of $14.0 million. The purchases funded by advances from the Federal Home Loan Bank of Pittsburgh were part of the Bank's leverage strategy.

         At December 31, 2001, the allowance for loan losses increased $51,000 to $1.5 million from fiscal 2000. This increased allowance resulted from a loan loss provision of $520,000 and net charge-offs of $469,000. See "Provision for Loan Losses."

         The allowance for loan losses is based upon management's quarterly review of the loan portfolio. The purposes of the review is to assess loan quality, analyze delinquencies, evaluate potential charge-offs, and identify potential problem loans. Commercial mortgage loans are selected for individual review based upon delinquency status or larger balance loans. Consumer loans are generally reviewed in the aggregate as they are of relative small dollar amounts and homogeneous in nature. Individual loans reviewed are assigned classifications based upon the borrowers delinquency status and payment history, the overall risk of the loan, financial capacity of the borrower, the collateral securing the loan, overall economic conditions in the market, and consideration to examinations given by regulatory authorities.

         To determine the allowance and corresponding provision, the amount required based upon loans which have been internally classified as a result of the review is first determined. In addition, an allocation of non-classified loans is determined based upon historical loss percentages and overall economic conditions in the market. These amounts are combined to determine the level of the allowance necessary to absorb losses within the entire loan portfolio which consists of loans made primarily within the Company's primary market area of southwestern Pennsylvania.

         The historical loss experience model that is used to establish the loan loss factors for both classified and non-classified loans is designed to be self-correcting by taking into account our recent loss experience. Pooled loan loss factors are adjusted quarterly, if necessary, based upon the level of net charge-offs expected by management. Furthermore, the Company's methodology permits adjustments to any loss factor used in the computation of the allowance in the event that, in management=s judgement, significant conditions which affect the collectability of the portfolio as of the evaluation date are not reflected in the loss factors.

         The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

         Total deposits at December 31, 2001, were $210.0 million, an increase of $11.8 million or 6.0% from $198.2 million at December 31, 2000. Total deposits increased $5.0 million net of interest credited of $6.8 million for the year ended December 31, 2001.

         Advances from the Federal Home Loan Bank of Pittsburgh increased $14.1 million to $50.3 million at December 31, 2001, from $36.2 million at December
31, 2000. This increase was the result of additional borrowings to fund securities purchases as discussed above.

         Stockholders' equity increased $23.9 million for the year ended December 31, 2001. This increase was due to the conversion and reorganization proceeds of $24.2 million, net income of $2.2 million along with an increase in unrealized gain of $400,000 in the Company's securities available for sale portfolio at December 31, 2001 and a decrease in unallocated RSP shares of $129,000. These increases to stockholders' equity were partially offset by cash dividends paid of $992,000 and an increase in unallocated ESOP shares of $1.6 million.

Average Balance Sheets and Interest Analysis

         The following tables set forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                                                              Year Ended December 31,
                                                ----------------------------------------------------------------------------------
                                                           2001                       2000                          1999
                                                -------------------------    --------------------------    -----------------------
                                                Average                      Average                       Average
                                                Balance Interest    Yield    Balance Interest     Yield    Balance Interest  Yield
                                                ------- --------    -----    ------- --------     -----    ------- --------  -----
                                                                                  (In thousands)
ASSETS
Interest-earning assets:
 Loans(1)....................................  $131,878  $10,689     8.11%  $125,964  $10,206     8.10%   $111,050 $ 8,926    8.04%
 Mortgage-backed securities..................    34,718    2,237     6.44     41,755    2,785     6.67      47,241   3,032    6.42
 Investment securities(2) (4)................    30,573    1,583     5.18     25,858    1,572     6.08      26,920   1,410    5.24
 Securities held for sale (4)................    75,962    5,258     6.92     65,843    4,988     7.58      63,156   4,644    7.35
                                               --------  -------            --------  -------             -------- -------
  Total interest-earning assets..............   273,131   19,767     7.24    259,420   19,551     7.54     248,367  18,012    7.25
                                                         -------                      -------                      -------
Noninterest-earning assets...................    11,012                        7,887                         7,775
                                               --------                     --------                      --------
  Total assets...............................  $284,143                     $267,307                      $256,142
                                               ========                     ========                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3).................................  $ 29,589      542     1.83%  $ 29,710      576     1.94%   $ 29,649     564    1.90%
  NOW and money markets......................    62,895    1,150     1.83     57,161    1,352     2.37      54,295   1,105    2.04
  Time deposits..............................   111,485    6,210     5.57    109,158    6,109     5.60     101,986   5,320    5.22
  Advances from FHLB.........................    47,592    2,632     5.53     41,692    2,407     5.77      39,829   2,240    5.62
  Other borrowings...........................        54        3     5.56        100        5     5.00         738      55    7.45
                                               --------  -------            --------  -------             -------- -------
  Total interest-bearing liabilities.........   251,615   10,537     4.19    237,821   10,449     4.39     226,497   9,284    4.10
                                                         -------                      -------                      -------
Non-interest bearing liabilities.............     2,157                        2,176                         1,823
                                               --------                     --------                      --------
 Total liabilities...........................   253,772                      239,997                       228,320
Stockholders' equity.........................    30,371                       27,310                        27,822
                                               --------                     --------                      --------
 Total liabilities and retained earnings.....  $284,143                     $267,307                      $256,142
                                               ========                     ========                      ========
Net interest income, interest rate spread(4).            $ 9,230     3.05%            $ 9,102     3.14%            $ 8,728    3.15%
                                                         =======   ======             =======   ======             =======  ======
Net yield on interest-earning assets.........                        3.38%                        3.51%                       3.51%
                                                                   ======                       ======                      ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities.....
                                                                   108.55%                      109.08%                     109.66%
                                                                   ======                       ======                      ======

------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Includes advances by borrowers for taxes and insurance.
(4) Interest income is shown on a fully tax equivalent basis assuming a 34% federal income tax rate.

Rate/Volume Analysis

         The volume and rate relationship of the Company's interest-earning assets and interest-bearing liabilities are determining factors of net interest income. The following table reflects the significant sensitivity to changes in interest rates of the interest income and interest expense of the Company. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and, (ii) changes in rate (changes in rate multiplied by old volume). Changes which are not solely attributable to rate or volume are allocated to changes in rate due to rate sensitivity of interest-earning assets and interest-bearing liabilities.


                                                         Year Ended December 31,
                                        --------------------------------------------------------------
                                               2001 vs. 2000                        2000 vs. 1999
                                        -----------------------------    -----------------------------
                                             Increase (Decrease)                  Increase (Decrease)
                                                   Due to                               Due to
                                        -----------------------------    -----------------------------
                                        Volume      Rate        Net      Volume      Rate        Net
                                        -------    -------    -------    -------    -------    -------
                                                                (In thousands)
Interest income:
 Loans ..............................   $   479    $     4    $   483    $ 1,199    $    81    $ 1,280
 Mortgage-backed securities .........      (469)       (79)      (548)      (352)       105       (247)
 Investment securities (1) ..........       287       (276)        11        (56)       218        162
 Securities available for sale (1) ..       767       (497)       270        198        146        344
                                        -------    -------    -------    -------    -------    -------
  Total interest-earning assets .....     1,064       (848)       216        989        550      1,539
                                        -------    -------    -------    -------    -------    -------
Interest expense:
  Savings ...........................        (2)       (32)       (34)         1         11         12
  NOW and money markets .............       136       (338)      (202)        58        189        247
  Time deposits .....................       130        (29)       101        374        415        789
  Advances from FHLB ................       341       (116)       225        105         62        167
  Other borrowings ..................        (2)         0         (2)       (48)        (2)       (50)
                                        -------    -------    -------    -------    -------    -------
   Total interest-bearing liabilities       603       (515)        88        490        675      1,165
                                        -------    -------    -------    -------    -------    -------
Net change in net interest income ...   $   461    $  (333)   $   128    $   499    $  (125)   $   374
                                        =======    =======    =======    =======    =======    =======

----------------
(1) Income and yields derived from state and political subdivisions securities are shown on a fully tax equivalent basis assuming a 34% federal income tax rate.

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

         General. Net income for the year ended December 31, 2001 increased by $49,000 to $2,221,000, from $2,172,000 for the year ended December 31, 2000.
This increase was primarily due to increases in net interest income of $192,000 and non-interest income of $155,000 along with a decrease in loan loss provisions of $35,000. These increases to net income were partially offset by increases in non-interest expense and income tax provisions of $294,000 and $38,000, respectively.

         Net Interest Income. Reported net interest income increased $ 192,000 or 2.2% for the year ended December 31, 2001. Net interest income on a tax equivalent basis increased by $128,000 or 1.4% in a period when both average interest earning assets and average interest-bearing liabilities increased (increased $13.7 million and $13.8 million, respectively). The increase in average earning assets of $13.7 million was primarily due to increases of $5.9 in average loans along with an increase in average investment and mortgage-backed securities of $7.8 million. The Company's net interest rate spread decreased 9 basis points (with 100 basis points being equal to 1%) to 3.05% for the year ended December 31, 2001. Due to the volume of obligations of state and political subdivision in the Company's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See "- Average Balance Sheets and Interest Analysis" on page 7.

         Interest Income. Interest income on a fully tax equivalent basis totaled $19.8 million for the year ended December 31, 2001, an increase of $200,000 or 1.0% over the total of $19.6 million for the year ended December 31, 2000. This increase was mainly due to an increase in the Company's average interest-earning assets of $13.7 million for the year ended December 31, 2001. Interest earned on loans increased $483,000 or 4.7%, in 2001. The increase was due to a $5.9 million increase in the average balance of loans along with a 1 basis point increase in the yield earned. Interest earned on investment and mortgage-backed securities (including securities held for sale) decreased $267,000 or 2.9%, in 2001. The decrease was due to a 57 basis point decrease in the yield earned partially offset by a $7.8 million increase in the average balance of investment and mortgage-backed securities.

         Interest Expense. Interest expense increased $88,000 to $10.5 million for the year ended December 31, 2001. The increase in interest expense was due to an $13.8 million increase in the average balance of interest-bearing liabilities due to increased average deposits and borrowings of $7.9 and $5.9 million, respectively partially offset by a 20 basis point decrease in the average cost of interest-bearing liabilities.

         Provision for Losses on Loans. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimates of the losses inherent in the portfolio, based on:

o    historical experience;
o    volume;
o    type of lending conducted by the Bank;
o    industry standards;
o    the level and status of past due and non-performing loans;
o    the general economic conditions in the Bank's lending area; and
o    other factors affecting the collectibility of the loans in its portfolio.

         For the year ended December 31, 2000, the provision for loan losses decreased $35,000 to $520,000 compared to $555,000 for the comparable 2000 period. Decreases in non-performing loans precipitated the decrease in the provision for loan losses. At December 31, 2001, non-performing loans decreased $72,000 to $593,000 from $665,000 at December 31, 2000. At December 31, 2001 the allowance for loan losses represented 254.0% of non-performing loans as compared to 218.8% at December 31, 2000.

         Non-interest Income. Total non-interest income increased $155,000 to $1.0 million for the year ended December 31, 2001, from $854,000 for the year ended December 31, 2000. This increase was primarily due to increased investment security gains of $51,000 in 2001 coupled with increased service charges on deposit accounts of $54,000, due to an increase in the number of transaction accounts. The investment securities gains were the result of sales of mortgage-backed securities which had higher coupon rates. These securities tend to repay much faster during periods of lower interest rates and management felt that selling these securities was the most beneficial course of action.

         Non-interest Expense. Non-interest expense increased $294,000 to $6.3 million for the year ended December 31, 2001, from $6.0 million for the year ended December 31, 2000. This increase was primarily due to increases in compensation and employee benefits and occupancy and equipment costs of $124,000 and $255,000 for the year ended December 31, 2001. The increase in occupancy and equipment costs was primarily due to technology and equipment improvements along with the addition of a tenth banking facility. Data processing costs decreased $126,000 to $193,000 for the year ended December 31, 2001, from $319,000 for the year ended December 31, 2000 while other expenses increased $167,000 to $1,440,000 for the year ended December 31, 2001 from $1,273,000 for the year ended December 31, 2000. These changes were primarily due to the Company internally performing some processing items that were previously outsourced.

Market Risk Analysis

         The Company, like many other financial institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities generally mature or reprice more rapidly than interest-earning assets. The lending activities of the Company have historically emphasized the origination of long-term, fixed rate loans secured by single family residences, and the primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         To reduce the effect of interest rate changes on net interest income the Company has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (1) purchasing investment securities with maturities that match specific deposit maturities; (2) emphasizing origination of shorter-term consumer loans, which in addition to offering more rate flexibility, typically bear higher interest rates than residential mortgage loans and (3) purchasing adjustable-rate mortgage-backed securities. Although consumer loans inherently generally possess a higher credit risk than residential mortgage loans, the Company believes that its underwriting standards will minimize this risk.

         The Company has also made a significant effort to maintain its level of lower costs deposits as a method of enhancing profitability. The Company has traditionally had a high level of low-cost passbook, interest-bearing checking
(NOW) and Money Market Demand Accounts. Although its base of such deposits has increased as a result of the current interest rate environment, such deposits have traditionally remained relatively stable and would be expected to reduce to normal levels in a period of rising interest rates. Because of this relative stability in a significant portion of its deposits, the Company has been able to offset the impact of rising rates in other deposit accounts.

         Exposure to interest rate risk is actively monitored by management. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. Management uses an independent consultant to monitor the Bank's exposure to interest rate risk. The independent consultant uses a financial model that calculates changes in market value of portfolio equity and net interest income. Reports generated from assumptions provided by the independent consultant, which are modified by management, are reviewed by the Interest Rate Risk and Asset Liability Management Committee and reported to the Board of Directors quarterly. The Balance Sheet Shock Report shows the degree to which balance sheet line items and the market value of portfolio equity are potentially affected by a 200 basis point upward and downward parallel shift
(shock) in the Treasury yield curve. Exception tests are conducted as recommended under federal law to determine if the Bank qualifies as low risk and may therefore be exempt from supplemental reporting. In addition, the possible impact on risk-based capital is assessed using the methodology of the Federal Deposit Insurance Corporation. An Income Shock Report shows the degree to which income statement line items and net income are potentially affected by a 200 basis point upward and downward parallel shift in the Treasury yield curve.

         From analysis and discussion of the aforementioned reports as of December 31, 2001, management has assessed that the Bank's level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (16.46)% and 14.39%, respectively. Net interest income decreased by $119,000 or 1.2% for a downward shift in rates of 200 basis points and increased by $187,000 or 1.8%, for an upward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Bank's Asset/Liability Management and Interest Rate Risk Policy. The Bank's calculated (total) risk-based capital before the interest rate risk impact was 30.17% and 25.08% after the interest rate risk impact. Results fall within policy limits for all applicable tests.

Liquidity and Capital Requirements

         General. Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, and to pay operating expenses. The Company has historically maintained a level of liquid assets in excess of regulatory requirements. Maintaining a high level of liquid assets tends to decrease earnings, as liquid assets tend to have a lower yield than other assets with longer terms (e.g. loans). The Company adjusts liquidity as appropriate to meet its asset/liability objectives.

         The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits which provide liquidity to meet lending requirements

         The Company's short term liquid assets consist of cash and amounts due from banks, interest bearing deposits with other institutions, and investment securities with maturities of one year or less. Total liquid assets totaled $43.8 million at December 31, 2001.

         The Company has other sources of liquidity if a need for additional funds arises on a short term or long term basis, such as Federal Home Loan Bank of Pittsburgh advances. At December 31, 2001, the Bank had borrowed $50.3 million, at an average interest rate of 5.41%, of its $152.8 million maximum borrowing capacity with a remaining borrowing capacity of approximately $102.5 million. Currently, none of the borrowings have adjustable rates of interest. Management believes that we have adequate resources to fund all of our commitments on a short and long term basis.

         At December 31, 2001, certificate of deposit accounts scheduled to mature within one year were $64.4 million. The Bank anticipates based upon its experience that a high percentage of these certificates of deposit will remain on deposit, although there can be no assurance that this will be the case. Also, the cost of such deposits cold be significantly higher. The loss of these deposits or their retention at a higher rate, could hurt the Company's profits unless we are able to replace these deposits at the same rates of interests. However, due to our substantial funding sources, the Company does not believe the loss of such deposits will affect its liquidity.

         At December 31, 2001, the Bank's Tier 1 risk-based and total risk-based capital ratios were 29.06% and 30.17%, respectively. Current regulations required Tier I risk-based capital of 6% and total risk-based capital of 10% risk-based assets to be considered well capitalized. The Bank's leverage ratio was 13.36% at December 31, 2001. Current regulations require a leveraged ratio 5% to be considered well capitalized.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Board of Directors and Stockholders
PHSB Financial Corporation

We have audited the accompanying consolidated balance sheet of PHSB Financial Corporation, formerly PHS Bancorp, Inc., and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHSB Financial Corporation and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/S.R. Snodgrass, A.C.

Wexford, PA
January 11, 2002

                                           PHSB FINANCIAL CORPORATION
                                           CONSOLIDATED BALANCE SHEET

                                                                                             December 31,
                                                                                      2001               2000
                                                                                -----------------  -----------------
ASSETS
     Cash and amounts due from other institutions                               $      5,988,187   $      1,502,757
     Interest-bearing deposits with other institutions                                28,195,161          5,094,404
     Investment securities:
         Available for sale                                                           22,902,366         24,814,065
         Held to maturity (market value $26,516,322
           and $17,917,570)                                                           26,259,684         17,776,486
     Mortgage-backed securities:
         Available for sale                                                           54,603,622         38,415,158
         Held to maturity (market value $30,444,092
           and $38,471,164)                                                           30,179,631         38,779,775
     Loans (net of allowance for loan losses of $1,506,140
       and $1,454,618)                                                               137,000,743        129,017,057
     Accrued interest receivable                                                       1,679,032          1,625,420
     Premises and equipment                                                            5,029,993          4,637,374
     Federal Home Loan Bank stock                                                      2,614,800          2,614,800
     Other assets                                                                        929,215          1,052,375
                                                                                -----------------  -----------------
             TOTAL ASSETS                                                       $    315,382,434   $    265,329,671
                                                                                =================  =================
LIABILITIES
     Deposits                                                                   $    210,014,644   $    198,241,701
     Advances from Federal Home Loan Bank                                             50,324,800         36,194,800
     Other borrowings
                                                                                          28,328             75,315
     Accrued interest payable and other liabilities                                    2,179,833          1,967,621
                                                                                -----------------  -----------------
             TOTAL LIABILITIES                                                       262,547,605        236,479,437
                                                                                -----------------  -----------------
STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 2,000,000 shares
       authorized; none issued and outstanding
                                                                                               -                  -
     Common stock, par value $.10 per share; 8,000,000
       shares authorized; 3,497,109 and 2,760,000 issued                                 349,711            276,000
     Additional paid-in capital                                                       32,229,027         10,480,215
     Retained earnings - substantially restricted                                     21,985,576         20,756,274
     Accumulated other comprehensive income                                              856,798            456,968
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                          (2,529,013)          (917,283)
     Unallocated shares held by Restricted Stock Plan (RSP)                              (57,270)          (185,783)
     Treasury stock, at cost (259,769 shares)                                                  -         (2,016,157)
                                                                                -----------------  -----------------
             TOTAL STOCKHOLDERS' EQUITY                                               52,834,829         28,850,234
                                                                                -----------------  -----------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $    315,382,434   $    265,329,671
                                                                                =================  =================

See accompanying notes to the consolidated financial statements.

                                            PHSB FINANCIAL CORPORATION
                                          CONSOLIDATED STATEMENT OF INCOME

                                                                               Year Ended December 31,
                                                                     2001                2000               1999
                                                             ------------------  -----------------  -----------------
INTEREST INCOME
      Loans                                                  $      10,688,828   $     10,205,593   $      8,926,063
      Investment securities:
          Taxable                                                    1,673,638          2,072,906          1,905,686
          Exempt from federal income tax                               875,533          1,002,398            972,907
      Mortgage-backed securities                                     5,795,239          5,620,716          5,513,483
      Interest-bearing deposits with other institutions                282,720            133,703            192,749
                                                             ------------------  -----------------  -----------------
               Total interest income                                19,315,958         19,035,316         17,510,888
                                                             ------------------  -----------------  -----------------
INTEREST EXPENSE
      Deposits                                                       7,902,435          8,036,700          6,988,338
      Advances from Federal Home Loan Bank                           2,631,809          2,407,253          2,239,940
      Other borrowings                                                   2,508              4,771             55,411
                                                             ------------------  -----------------  -----------------
               Total interest expense                               10,536,752         10,448,724          9,283,689
                                                             ------------------  -----------------  -----------------
               Net interest income                                   8,779,206          8,586,592          8,227,199

PROVISION FOR LOAN LOSSES                                              520,000            555,000            410,000
                                                             ------------------  -----------------  -----------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                    8,259,206          8,031,592          7,817,199
                                                             ------------------  -----------------  -----------------
NONINTEREST INCOME
      Service charges on deposit accounts                              594,701            540,762            453,497
      Investment securities gains, net                                  58,118              7,315             19,095
      Rental income, net                                                97,808             88,179             92,402
      Other income                                                     257,886            217,729            199,064
                                                             ------------------  -----------------  -----------------
               Total noninterest income                              1,008,513            853,985            764,058
                                                             ------------------  -----------------  -----------------
NONINTEREST EXPENSE
      Compensation and employee benefits                             3,356,733          3,232,703          3,241,692
      Occupancy and equipment costs                                  1,304,825          1,174,330          1,129,482
      Data processing costs                                            193,188            319,434            297,990
      Other expenses                                                 1,439,539          1,273,140          1,424,601
                                                             ------------------  -----------------  -----------------
               Total noninterest expense                             6,294,285          5,999,607          6,093,765
                                                             ------------------  -----------------  -----------------
Income before income taxes                                           2,973,434          2,885,970          2,487,492
Income taxes                                                           752,331            714,033            629,602
                                                             ------------------  -----------------  -----------------
               NET INCOME                                    $       2,221,103   $      2,171,937   $      1,857,890
                                                             ==================  =================  =================
EARNINGS PER SHARE
      Basic                                                  $            0.70   $           0.67   $           0.56
      Diluted                                                             0.70               0.67               0.56

See accompanying notes to the consolidated financial statements.


                                                                             PHSB FINANCIAL CORPORATION
                                                             CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         Accumu-
                                                         lated
                                            Retained     Other     Unallo-
                                            Earnings     Compre-    cated       Unallocated                Total
                                Additional  Substan-     hensive    Shares         Shares                  Stock
                       Common    Paid-in     tially      Income    Held by        Held by     Treasury     holders'   Comprehensive
                       Stock     Capital   Restricted    (Loss)     ESOP           RSP         Stock       Equity     Income (Loss)
                      -------- ----------- ----------- ---------- -----------  ------------  ----------- -----------  --------------
Balance,
  December 31, 1998   $276,000 $10,588,940 $18,489,177 $1,088,415 $(1,215,723) $  (42,700)   $         - $29,184,109

Net income                                   1,857,890                                                     1,857,890  $  1,857,890
Other comprehensive
loss:
  Unrealized loss
    on available
    for sale
    securities,
    net of tax
    benefit of
    $1,031,604                                         (2,002,525)                                        (2,002,525)   (2,002,525)
                                                                                                                       -----------
Comprehensive loss                                                                                                     $  (144,635)
                                                                                                                       ===========
Cash dividends
   declared
  ($.23 per share)                            (743,785)                                                     (743,785)
ESOP shares released               (46,980)                           149,220                                102,240
Treasury stock
  purchased, at cost                                                                          (1,268,602) (1,268,602)
Common stock acquired
   by RSP                                     (106,395)                          (400,107)                  (506,502)
RSP shares released                                                               128,512                    128,512
                      -------- ----------- ----------- ---------- -----------  ----------    ----------- -----------
Balance,
  December 31, 1999    276,000  10,541,960  19,496,887   (914,110) (1,066,503)   (314,295)    (1,268,602) 26,751,337

Net income                                   2,171,937                                                     2,171,937  $  2,171,937
Other comprehensive
income:
  Unrealized gain
    on available
    for sale
    securities,
    net of tax
    of $706,313                                         1,371,078                                          1,371,078     1,371,078
                                                                                                                      ------------
Comprehensive
  income                                                                                                              $  3,543,015
                                                                                                                      ============
Cash dividends
  declared
  ($.28 per share)                            (912,550)
                                                                                                            (912,550)
ESOP shares released               (61,745)                           149,220                                 87,475
Treasury stock
  purchased, at
  cost                                                                                          (747,555)   (747,555)
RSP shares
  released                                                                        128,512                    128,512
                      -------- ----------- ----------- ---------- -----------  ----------    ----------- -----------
Balance,
  December 31, 2000    276,000  10,480,215  20,756,274    456,968    (917,283)   (185,783)    (2,016,157) 28,850,234

Net income                                   2,221,103                                                     2,221,103  $  2,221,103
Other comprehensive
income:
  Unrealized gain
    on available
    for sale
    securities,
    net of tax of
    $205,973                                              399,830                                            399,830       399,830
                                                                                                                      ------------
Comprehensive income                                                                                                  $  2,620,933
                                                                                                                      ============
Cash dividends
  declared
  ($.31 per share)                            (991,801)
                                                                                                            (991,801)
ESOP shares released               (17,700)                           149,220                                131,520
Treasury stock
  purchased, at
  cost                                                                                          (325,197)   (325,197)
RSP shares released                                                               128,513
                                                                                                             128,513
Sale of common stock    96,751  21,129,512                                                                21,226,263
Retirement of
  treasury stock       (23,040) (2,318,314)                                                    2,341,354           -
Capital contributed
  from MHC                       2,955,314                                                                 2,955,314
Common stock
  acquired by ESOP                                                 (1,760,950)                            (1,760,950)
                      -------- ----------- ----------- ---------- -----------  ----------    ----------- -----------
Balance,
  December 31, 2001   $349,711 $32,229,027 $21,985,576 $  856,798 $(2,529,013) $  (57,270)   $         - $52,834,829
                      ======== =========== =========== ========== ===========  ==========    =========== ===========

                                                                                        2001         2000          1999
                                                                                     ----------   ----------  -----------
Components of comprehensive income (loss):
  Change in net unrealized gain (loss) on investments held for sale                  $  438,188   $1,375,906  $(1,989,922)
  Realized gains included in net income, net of tax of $19,760, $2,487, and $6,492      (38,358)      (4,828)     (12,603)
                                                                                     ----------   ----------  -----------
Total                                                                                $  399,830   $1,371,078  $(2,002,525)
                                                                                     ==========   ==========  ===========

See accompanying notes to the consolidated financial statements.

                                            PHSB FINANCIAL CORPORATION
                                       CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             Year Ended December 31,
                                                                        2001           2000           1999
                                                                    ------------   ------------   ------------
OPERATING ACTIVITIES
Net income                                                          $  2,221,103   $  2,171,937   $  1,857,890

Adjustments to reconcile net income to net
  cash provided by operating activities:
     Provision for loan losses                                           520,000        555,000        410,000
     Provision for depreciation                                          652,309        594,029        518,874
     Amortization of discounts, premiums,
       and loan origination fees                                       1,195,295      1,044,622        865,746
     Investment securities gains, net                                    (58,118)        (7,315)       (19,095)
     Decrease in loans held for sale                                           -              -         48,080
     Increase in accrued interest receivable                             (53,612)       (87,257)       (21,486)
     Increase (decrease) in accrued interest payable                      28,896       (108,195)       208,050
     Amortization of ESOP unearned compensation                          131,520         87,475        102,240
     Amortization of RSP unearned compensation                           128,513        128,512        128,512
     Other, net                                                         (339,588)      (389,421)        15,846
                                                                    ------------   ------------   ------------
             Net cash provided by operating activities                 4,426,318      3,989,387      4,114,657
                                                                    ------------   ------------   ------------

INVESTING ACTIVITIES
     Investment and mortgage-backed securities available for sale:
        Proceeds from sales                                            1,862,276      1,337,950      2,142,314
        Proceeds from maturities and principal repayments             24,221,862     10,494,500     11,514,770
        Purchases                                                    (39,748,386)    (7,886,766)   (23,578,542)
     Investment and mortgage-backed securities held to maturity:
        Proceeds from maturities and principal repayments             15,741,702      6,052,587     33,467,106
        Purchases                                                    (15,699,383)    (2,963,389)   (26,634,757)
     Increase in loans, net                                           (9,544,876)   (11,834,673)   (20,320,123)
     Proceeds from sales of repossessed assets                           412,018        301,221        312,962
     Purchase of premises and equipment                               (1,044,929)      (936,209)      (312,409)
     Purchase of Federal Home Loan Bank stock                                  -              -     (1,070,085)
                                                                    ------------   ------------   ------------
             Net cash used for investing activities                  (23,799,716)    (5,434,779)   (24,478,764)
                                                                    ------------   ------------   ------------
FINANCING ACTIVITIES
     Increase in deposits, net                                        11,772,943      8,897,149      8,231,988
     Proceeds from advances from Federal Home Loan Bank               23,130,000     13,500,000     19,400,000
     Repayment of advances from Federal Home Loan Bank                (9,000,000)   (27,600,000)             -
     Repayment of other borrowings                                       (46,987)       (44,724)    (1,267,579)
     Common stock acquired by ESOP                                    (1,760,950)             -              -
     Proceeds from sale of common stock                               21,226,263              -              -
     Capital contributed from MHC                                      2,955,314              -              -
     Common stock acquired by RSP                                              -              -       (506,502)
     Cash dividends paid                                                (991,801)      (912,550)      (743,785)
     Purchase of treasury stock                                         (325,197)      (747,555)    (1,268,602)
                                                                    ------------   ------------   ------------
             Net cash provided by (used for)
                 financing  activities                                46,959,585     (6,907,680)    23,845,520
                                                                    ------------   ------------   ------------
             Increase (decrease) in cash and cash equivalents         27,586,187     (8,353,072)     3,481,413

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                    6,597,161     14,950,233     11,468,820
                                                                    ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $ 34,183,348   $  6,597,161   $ 14,950,233
                                                                    ============   ============   ============

See accompanying notes to the consolidated financial statements.

                           PHSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

On August 16, 2001, the board of trustees of PHS Bancorp, Inc. adopted a plan of conversion whereby PHS Bancorp, M.H.C. was converted from a mutual holding company to PHSB Financial Corp., a full stock corporation.

PHSB Financial Corporation (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Peoples Home Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from investment and mortgage-backed securities, and mortgage, commercial, and consumer loan portfolios as well as a variety of deposit services provided to Bank customers through nine locations. The Company is supervised by the Federal Reserve Board, while the Bank is a state-chartered savings bank supervised by the Federal Deposit Insurance Corporation (the "FDIC") and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include the accounts of the Bank and its wholly-owned subsidiary, HOMECO. All intercompany transactions have been eliminated in consolidation. The investment in the subsidiary on the parent company financial statement is carried at the parent company's equity in the underlying assets of the Bank.

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment and Mortgage-Backed Securities
-----------------------------------------

Investment and mortgage-backed securities are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities, including mortgage-backed securities, acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

Loans
-----

Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued after 90 days when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected and the collection of principal in probable.

Loan origination and commitment fees as well as certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual lives of the related loans.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in its loan portfolio, as of the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

Real estate acquired in settlement of loans is stated at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure the value of the underlying collateral is written down by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in other expenses.

Income Taxes
------------

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets or liabilities are computed based on the difference between financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Earnings Per Share
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options, warrants, and convertible securities are adjusted for in the denominator.

All references to earnings per share have been retroactively adjusted to reflect the conversion which was completed on December 20, 2001. As a result of the conversion each common share outstanding of PHS Bancorp, Inc. was converted into
1.28123 shares of PHSB Financial Corporation common stock.

Employee Benefit Plans
----------------------

The Bank sponsors a trusteed, deferred benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

Stock Options
-------------

The Company maintains a stock option plan for the directors, officers, and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under this plan.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash and amounts due from depository institutions and interest-bearing deposits with other institutions.

For the years ended December 31, 2001, 2000, and 1999, the Company made cash payments for interest of $10,507,856, $10,556,919, and $9,075,639, respectively. The Company also made cash payments for income taxes of $665,000, $797,748, and $334,500, respectively, during these same periods.

Pending Accounting Pronouncements
---------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, the new statement did not amend SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of SFAS 72 in 2002. Therefore, the adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company `s financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes SFAS 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders' equity.

2. EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

The following  table sets forth the composition of the  weighted-average  common
shares   (denominator)  used  in  the  basic  and  diluted  earnings  per  share computation.

                                                  2001          2000          1999
                                               ----------    ----------    ----------
Weighted-average common shares
     outstanding                                3,534,910     3,536,195     3,536,195

Average treasury stock shares                    (277,425)     (201,480)      (55,996)

Average unearned ESOP and RSP shares              (83,014)     (109,731)     (134,054)
                                               ----------    ----------    ----------

Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share         3,174,471     3,224,984     3,346,145

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                    21,135             -             -
                                               ----------    ----------    ----------

Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share    3,195,606     3,224,984     3,346,145
                                               ==========    ==========    ==========

3. INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                           2001
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   ----------     -----------
Available for Sale
U.S. Treasury securities           $   998,943   $    38,557   $         -    $ 1,037,500
U.S. Government agency
  securities                           995,770        93,290             -      1,089,060
Obligations of states and
  political subdivisions            18,969,594       430,455      (182,845)    19,217,204
Real estate mortgage
  investment conduits                   35,805           132             -         35,937
                                   -----------   -----------   -----------    -----------
           Total debt securities    21,000,112       562,434      (182,845)    21,379,701

Equity Securities                    1,525,828        12,545       (15,708)     1,522,665
                                   -----------   -----------   -----------    -----------
           Total                   $22,525,940   $   574,979   $  (198,553)   $22,902,366
                                   ===========   ===========   ===========    ===========

                                                           2000
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   ----------     -----------
Available for Sale
U.S. Treasury securities          $  1,997,755   $     9,153   $   (2,218)   $  2,004,690
U.S. Government agency
  securities                         6,994,398        55,912      (15,000)      7,035,310
Obligations of states and
  political subdivisions            15,251,581       406,975      (37,100)     15,621,456
Real estate mortgage
  investment conduits                   45,247            64            -          45,311
                                  ------------   -----------   ----------    ------------
           Total debt securities    24,288,981       472,104      (54,318)     24,706,767

Equity Securities                      107,298             -            -         107,298
                                  ------------   -----------   ----------    ------------
           Total                  $ 24,396,279   $   472,104   $  (54,318)   $ 24,814,065
                                  ============   ===========   ==========    ============


                                                           2001
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   ----------     -----------
Held to Maturity
U.S. Government agency
  securities                       $23,490,392   $   325,427   $   (28,350)   $23,787,469
Obligations of states and
  political subdivisions             2,769,292         8,086       (48,525)     2,728,853
                                   -----------   -----------   -----------    -----------
           Total                   $26,259,684   $   333,513   $   (76,875)   $26,516,322
                                   ===========   ===========   ===========    ===========

                                                           2000
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   ----------     -----------
Held to Maturity
U.S. Government agency
  securities                      $ 15,221,187   $    177,166   $ (32,670)   $ 15,365,683
Obligations of states and
  political subdivisions             2,555,299         13,920     (17,332)      2,551,887
                                  ------------   ------------   ---------    ------------
           Total                  $ 17,776,486   $    191,086   $ (50,002)   $ 17,917,570
                                  ============   ============   =========    ============

The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below.

                                  Available for Sale           Held to Maturity
                              ---------------------------  -------------------------
                                              Estimated                   Estimated
                                Amortized      Market       Amortized      Market
                                   Cost        Value          Cost         Value
                              ------------   -----------   -----------   -----------

Due in one year or less        $ 1,086,064   $ 1,116,298   $ 6,999,662   $ 7,031,880
Due after one year through
  five years                     4,393,166     4,703,922     9,979,092    10,158,130
Due after five years through
  ten years                        101,536       104,286     5,557,003     5,639,582
Due after ten years             15,419,346    15,455,195     3,723,927     3,686,730
                               -----------   -----------   -----------   -----------
      Total                    $21,000,112   $21,379,701   $26,259,684   $26,516,322
                               ===========   ===========   ===========   ===========


The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31:

                             2001            2000            1999
                         -----------     -----------     -----------
Proceeds from sales      $ 1,862,276     $ 1,337,950     $ 2,142,314
Gross gains                   58,118          14,461          21,088
Gross losses
                                   -           7,146           1,993


Investment securities with an amortized cost of $6,978,035 and $2,289,326 and an estimated market value of $7,214,380 and $2,299,690 were pledged to secure public deposits at December 31, 2001 and 2000, respectively.

4.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                           2001
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   -----------    -----------
Available for Sale
Government National Mortgage
  Association securities           $53,674,841   $   938,066   $   (16,678)   $54,596,229

Federal Home Loan Mortgage
  Corporation securities                 7,028           365             -          7,393
                                   -----------   -----------   -----------    -----------
            Total                  $53,681,869   $   938,431   $   (16,678)   $54,603,622
                                   ===========   ===========   ===========    ===========

                                                           2000
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   ----------     -----------
Available for Sale
Government National Mortgage
   Association securities          $38,128,786   $   427,220   $  (153,007)   $38,402,999
Federal Home Loan Mortgage
   Corporation securities               11,783           376             -         12,159
                                   -----------   -----------   -----------    -----------
            Total                  $38,140,569   $   427,596   $  (153,007)   $38,415,158
                                   ===========   ===========   ===========    ===========

                                                           2001
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   -----------    -----------
Held to Maturity
Government National Mortgage
   Association securities          $26,905,599   $   249,062   $   (73,024)   $27,081,637
Federal Home Loan Mortgage
   Corporation securities            1,602,611        39,274             -      1,641,885
Federal National Mortgage
   Association securities            1,671,421        49,149             -      1,720,570
                                   -----------   -----------   -----------    -----------
            Total                  $30,179,631   $   337,485   $   (73,024)   $30,444,092
                                   ===========   ===========   ===========    ===========

                                                           2000
                                   ------------------------------------------------------
                                                   Gross         Gross         Estimated
                                   Amortized     Unrealized    Unrealized       Market
                                      Cost         Gains         Losses         Value
                                   -----------   -----------   ----------     -----------
Held to Maturity
Government National Mortgage
   Association securities          $33,720,679   $    58,147   $  (450,388)   $33,328,438
Federal Home Loan Mortgage
   Corporation securities            2,545,206        39,932        (1,747)     2,583,391
Federal National Mortgage
   Association securities            2,513,890        46,135          (690)     2,559,335
                                   -----------   -----------   -----------    -----------
            Total                  $38,779,775   $   144,214   $  (452,825)   $38,471,164
                                   ===========   ===========   ===========    ===========

                                       24

The amortized cost and estimated market value of mortgage-backed securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                   Available for Sale            Held to Maturity
                               --------------------------   -------------------------
                                              Estimated      Estimated
                                Amortized       Market       Amortized       Market
                                   Cost         Value          Cost          Value
                               -----------   ------------   -----------   -----------
Due in one year or less        $       673   $       677    $         -   $         -
Due after one year through
  five years                        38,058        40,178              -             -
Due after five years through
  ten years                      1,533,426     1,634,297              -             -
Due after ten years             52,109,712    52,928,470     30,179,631    30,444,092
                               -----------   ------------   -----------   -----------
      Total                    $53,681,869   $54,603,622    $30,179,631   $30,444,092
                               ===========   ============   ===========   ===========


Mortgage-backed securities with an amortized cost of $1,389,232 and $1,621,073 and an estimated market value of $1,420,852 and $1,626,248 were pledged to secure public deposits at December 31, 2001 and 2000, respectively.

5.  LOANS

Loans consist of the following:

                                               2001               2000
                                        ---------------    ----------------
     Mortgage loans:
        Residential                     $    61,092,961    $     57,998,525
        Multi-family units                      232,261             308,252
        Construction                          3,998,785           1,777,861
        Commercial real estate                  850,348             481,042
                                        ---------------    ----------------
                                             66,174,355          60,565,680
                                        ---------------    ----------------
     Commercial loans                        11,571,339           9,814,834
                                        ---------------    ----------------
     Consumer:
        Consumer credit line                  6,217,107           6,129,699
        Automobile                           49,020,510          48,361,011
        Other                                 6,054,333           5,216,121
                                        ---------------    ----------------
                                             61,291,950          59,706,831
                                        ---------------    ----------------
     Less:
       Loans in process                       2,221,437           1,203,921
       Deferred loan costs, net             (1,690,676)         (1,588,251)
       Allowance for loan losses              1,506,140           1,454,618
                                        ---------------    ----------------
                                              2,036,901           1,070,288
                                        ---------------    ----------------
            Total                       $   137,000,743    $    129,017,057
                                        ===============    ================

Total nonaccrual loans and the related interest for the years ended December 31, are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                                  2001         2000       1999
                                               ---------    ---------  ---------

Principal outstanding                          $ 536,792    $ 581,706  $ 424,244
Contractual interest due                          61,121       66,356     54,285
Interest income recognized                        24,373       29,705     29,522


Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                            2001        2000        1999
                                          ---------   ---------   ---------

Balance, January 1,                     $ 1,454,618 $ 1,359,900 $ 1,287,496
    Add:
       Provisions charged to operations     520,000     555,000     410,000
       Loan recoveries                       29,715      51,016      50,941

    Less loans charged off                  498,193     511,298     388,537
                                        ----------- ----------- -----------

Balance, December 31,                   $ 1,506,140 $ 1,454,618 $ 1,359,900
                                        =========== =========== ===========


The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the areas of Beaver and Lawrence Counties. These loans have been granted in compliance with regulatory guidelines relating to collateral requirements and credit policies. Although the Company has a diversified loan portfolio at December 31, 2001 and 2000, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                      2001        2000
                                                    ---------   ---------

Interest-bearing deposits with other institutions $    31,605 $    14,346
Investment securities                                 555,886     560,409
Mortgage-backed securities                            489,635     468,734
Loans                                                 601,906     581,931
                                                  ----------- -----------

       Total                                      $ 1,679,032 $ 1,625,420
                                                  =========== ===========

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                   2001        2000
                                                ----------  ----------

Land                                            $  900,624  $  841,109
Office buildings                                 5,053,484   4,345,357
Furniture, fixtures, and equipment               3,318,084   3,040,798
Leasehold improvements                             403,403     403,403
                                                ----------  ----------
                                                 9,675,595   8,630,667
Less accumulated depreciation and amortization   4,645,602   3,993,293
                                                ----------  ----------

       Total                                    $5,029,993  $4,637,374
                                                ==========  ==========


Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was $652,309, $594,029, and $518,874, respectively.

8.  DEPOSITS

Comparative details of deposit accounts follow:

                                                     2001                                   2000
                                      ---------------------------------     ----------------------------
                                                            Percent of                       Percent of
                                             Amount         Portfolio         Amount         Portfolio
                                      -----------------  ------------- ----------------    -------------
DDA and NOW accounts                  $     35,811,684          17.1%  $     31,251,502          15.8%
Money market
  demand accounts                           28,537,030          13.6         28,358,712          14.3
Savings accounts                            28,739,934          13.6         27,082,955          13.6
                                      -----------------  ------------  -----------------   -----------
                                            93,088,648          44.3         86,693,169          43.7
                                      -----------------  ------------  -----------------   -----------
Time certificates of deposit:
     Less than 2.01%                         1,246,796           0.6                  -             -
     2.01%  -  4.00%                        28,509,483          13.6            156,898           0.1
     4.01%  -  6.00%                        56,383,925          26.8         52,665,440          26.6
     6.01%  -  8.00%                        30,785,792          14.7         58,726,194          29.6
                                      -----------------  ------------  -----------------   -----------
                                           116,925,996          55.7        111,548,532          56.3
                                      -----------------  ------------  -----------------   -----------
            Total                     $    210,014,644         100.0%  $    198,241,701         100.0%
                                      =================  ============  =================   ===========

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $14,381,102 and $10,909,799 at December 31, 2001 and 2000, respectively, with maturities at December 31, 2001 as follows:

     Within three months                                $   2,851,538
     Beyond three but within six months                     2,398,285
     Beyond six but within twelve months                    2,391,799
     Beyond one year                                        6,739,480
                                                        --------------

            Total                                       $  14,381,102
                                                        ==============

Interest expense by deposit category for the years ended December 31, is as follows:

                                            2001         2000         1999
                                        ----------   ----------   ----------

Savings accounts                        $  542,724   $  576,060   $  563,778
NOW and money market deposit accounts    1,150,101    1,352,279    1,104,444
Time certificates of deposit             6,209,610    6,108,361    5,320,116
                                        ----------   ----------   ----------

            Total                       $7,902,435   $8,036,700   $6,988,338
                                        ==========   ==========   ==========


9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short and long-term advances from FHLB:

                                                      2001               2000
                                                 --------------   --------------

     Balance at year-end                         $  50,324,800    $  36,194,800
     Average  balance outstanding                   47,592,334       41,692,341
     Maximum month-end balance                      51,194,800       44,294,800
     Weighted-average rate at year-end                    5.41%            5.72%
     Weighted-average rate during the year                5.53%            5.77%


The scheduled maturities of advances outstanding are as follows:

                                               2001                                      2000
                                     -------------------------------     -----------------------------------
              Year Ending                             Weighted-                                 Weighted -
              December 31,           Amount          average Rate             Amount           average Rate
     -------------------------      -------------  -----------------      ----------------     -------------
                  2001              $                         %             $   8,000,000            6.46 %
                                               -            -
                  2002                 5,317,000         5.41                   3,317,000            5.99
                  2003                 2,377,800         5.77                   1,377,800            6.28
                  2004                 3,500,000         5.77                   1,000,000            6.63
          2005 and thereafter         39,130,000         5.36                  22,500,000            5.31
                                    ------------                            -------------
                 Total              $ 50,324,800         5.41 %             $  36,194,800            5.72 %
                                    ============                            =============

Borrowing capacity consists of credit arrangements with the FHLB of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 2001, the Bank's maximum borrowing capacity with the FHLB was approximately $152.8 million.

10. INCOME TAXES

The provision for income taxes for the years ended December 31, consists of:

                       2001       2000       1999
                     --------   --------   --------
Currently payable:
     Federal         $574,481   $551,803   $479,198
     State            148,694    112,222     89,226
                     --------   --------   --------
                      723,175    664,025    568,424
Deferred
                       29,156     50,008     61,178
                     --------   --------   --------

            Total    $752,331   $714,033   $629,602
                     ========   ========   ========


The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities at December 31, are as follows:

                                                  2001       2000
                                                --------   --------
Deferred tax assets:
     Allowance for loan losses                  $512,088   $494,570
     Premises and equipment                       61,247     22,417
     Accrued employee benefits                   292,981    279,202
     Alternative minimum tax credit                    -     96,210
     Other                                        10,059     13,132
                                                --------   --------
         Total gross deferred tax assets         876,375    905,531
                                                --------   --------
Deferred tax liabilities:
     Net unrealized gain on securities           441,381    235,408
                                                --------   --------
         Total gross deferred tax liabilities    441,381    235,408
                                                --------   --------

         Net deferred tax assets                $434,994   $670,123
                                                ========   ========


No valuation allowance was established at December 31, 2001 and 2000 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended December 31:

                                           2001                           2000                           1999
                                 --------------------------     --------------------------     -------------------------
                                                   % of                           % of                          % of
                                                  Pre-tax                       Pre-tax                        Pre-tax
                                    Amount        Income           Amount        Income           Amount       Income
                                 --------------  ----------     -------------  -----------     -------------  ----------
Provision at statutory rate    $     1,010,968        34.0 %    $    981,230         34.0 %    $    845,747        34.0 %
State income tax expense,
  net of federal tax benefit            98,138         3.3            74,067          2.7            58,889         2.4
Tax-exempt interest                   (384,505)      (12.9)         (402,284)       (13.9)         (342,447)      (13.8)
Other, net                              27,730         0.9            61,020          1.9            67,413         2.7
                                 --------------  ----------     -------------  -----------     -------------  ----------
Actual expense and
  effective rate               $       752,331        25.3 %    $    714,033         24.7 %    $    629,602        25.3 %
                                 ==============  ==========     =============  ===========     =============  ==========

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5 percent of earnings, based on generally accepted accounting principles with certain adjustments.

11.   EMPLOYEE BENEFITS

Pension Plan
------------

The Bank sponsors a trusteed, defined benefit pension plan covering all eligible Bank employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                   2001           2000
                                               -----------    -----------

Plan assets at fair value, beginning of year   $ 3,985,025    $ 3,641,427
Actual return on plan assets                       276,232        251,452
Employer contribution                              179,232        178,765
Benefits paid                                      (98,733)       (86,619)
                                               -----------    -----------
Plan assets at fair value, end of year           4,341,756      3,985,025
                                               -----------    -----------

Benefit obligation, beginning of year            4,172,207      3,879,242
Service cost                                       185,537        189,965
Interest cost                                      300,732        281,366
Actuarial loss (gain)                               18,582        (91,747)
Benefits paid                                      (98,733)       (86,619)
                                               -----------    -----------
Benefit obligation, end of year                  4,578,325      4,172,207
                                               -----------    -----------
Funded status                                     (236,569)      (187,182)
Transition adjustment                             (159,187)      (180,001)
Unrecognized net loss from past experience
  different from that assumed                      258,132        195,079
                                               -----------    -----------

Accrued pension liability                      $  (137,624)   $  (172,104)
                                               ===========    ===========

The plan assets are invested primarily in bonds, stocks, and mortgages under the control of the plan's trustees as of December 31, 2001.

------------

Assumptions used in determining net periodic pension cost are as follows:

                                       2001       2000       1999
                                     -------    -------    -------
Discount rate                          7.00%      7.00%      7.00%
Expected return on plan assets         8.00%      8.00%      8.00%
Rate of compensation increase          5.00%      5.00%      5.00%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                   2001         2000         1999
                                                ---------    ---------    ---------

Service cost of the current period              $ 185,537    $ 189,965    $ 197,002
Interest cost on projected benefit obligation     300,732      281,366      264,483
Actual return on plan assets                     (276,232)    (251,452)    (228,319)
Net amortization and deferral                     (65,285)     (56,701)     (40,539)
                                                ---------    ---------    ---------

Net periodic pension cost                       $ 144,752    $ 163,178    $ 192,627
                                                =========    =========    =========


Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed fifteen or more years of service. Expenses for the years ended December 31, 2001, 2000, and 1999 amounted to $30,000, $24,000, and $38,580, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 2001, 2000, and 1999, amounted to $54,000, $29,400, and $31,215, respectively, and are included as a component of compensation and employee benefits.

The assumptions of 7.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the President.

Profit Sharing Plan
-------------------

The Bank maintains a section 401K employee savings and profit sharing plan for substantially all employees and officers of the Bank. The Bank's annual contribution to the plan is based on the discretion of the Board of Directors. Contributions for the years ended December 31, 2001, 2000, and 1999 amounted to $74,479, $73,582, and $69,739, respectively.

Stock Option Plan
-----------------

The Company maintains a non-statutory stock option plan for non-employee directors and an incentive stock option plan for executive officers. The plan provides for granting incentive stock options and non-statutory stock options for executive officers and non-employee directors of the Company. A total of 159,129 shares of authorized but unissued common stock are reserved for issuance under the plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

Non-statutory stock options for non-employee directors were granted for the purchase of 47,739 shares. The recipients of these stock options vest over a four-year period of time. Also, incentive stock options for officers and employees were granted for the purchase of 111,390 shares. The recipients of these stock options vest over a four or five-year period of time.

The following table presents share data related to the outstanding options:

                                                   Weighted-                     Weighted-
                                                    average                       average
                                                    Exercise                      Exercise
                                     2001            Price      2000               Price
                                 -------------  -------------  ------------   --------------

     Outstanding, beginning           159,129    $   9.22           159,129        $   9.22
       Granted                              -           -                 -               -
       Exercised                            -           -                 -               -
       Forfeited                            -           -                 -               -
                                 -------------                 ------------
     Outstanding, ending              159,129    $   9.22           159,129        $   9.22
                                 =============                 ============

     Exercisable at year-end          143,216    $   9.22           107,412        $   9.22
                                 =============                 ============

The following table summarizes the characteristics of stock options at December 31, 2001:

                                                Outstanding                                  Exercisable
                               -----------------------------------------------      -------------------------------
                                                                    Average                              Average
                                                    Average        Exercise                             Exercise
     Exercise price                Shares            Life            Price              Shares            Price
     ----------------------    ---------------    ------------    ------------      ----------------   ------------
            9.22                     159,129         6.83            9.22                  143,216        9.22

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operation as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2001 and 2000: (1) expected dividend yield of 1.03 percent; (2) risk-free interest rate of 4.95 percent; (3) expected volatility of 14 percent; and (4) expected life of eight years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date. No options were granted in 2001 or 2000.

-----------------

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of SFAS No. 123,
"Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share for the year ended December 31, would have been as follows:


                                                 2001          2000           1999
                                              -----------  ------------  -------------
Net income applicable to common stock:
     As reported                             $ 2,221,103   $ 2,171,937    $ 1,857,890
     Pro forma                                 2,177,059     2,131,893      1,768,978
Basic net income per common share:
     As reported                             $      0.70   $      0.67    $      0.56
     Pro forma                                      0.69          0.66           0.53
Diluted net income per common share:
     As reported                             $      0.70   $      0.67    $      0.56
     Pro forma                                      0.68          0.66           0.53

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements including having completed one year of service with the Company or its subsidiaries and attained age 21. The ESOP trust purchased 176,095 shares of common stock with proceeds from internally financed loans in 2001 and holds 299,093 or 8.55% of the total shares issued. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan was rewritten in 2001 to consolidate a pre-existing ESOP loan and bears interest at 6.00 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $131,520, $87,475, and $102,240, for the years ended December 31, 2001, 2000, and 1999, respectively.

The following table presents the components of the ESOP shares:

                                      2001         2000         1999
                                  ----------   ----------   ----------

Allocated shares                      48,354       36,054       23,754

Shares released for allocation        12,300       12,300       12,300

Unreleased shares                    238,439       74,644       86,944
                                  ----------   ----------   ----------

Total ESOP shares                    299,093      122,998      122,998
                                  ==========   ==========   ==========

Fair value of unreleased shares   $2,849,346   $  597,165   $  559,845
                                  ==========   ==========   ==========

Restricted Stock Plan ("RSP")
-----------------------------

The Company maintains a RSP for directors, officers, and employees. The objective of this plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

The Company acquired and granted a total of 63,652 shares of common stock, of which 14,318 shares became immediately vested under the plan with the remaining shares vesting over a four-year period for directors and five years for officers and employees beginning October 22, 1999. A total of 57,271 shares were vested as of December 31, 2001. The RSP shares purchased initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

Net compensation expense attributable to the RSPs amounted to $128,513 for the years ended December 31, 2001, 2000 and 1999.

12. COMMITMENTS

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, financial guarantees, and letters of credit, which are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the years ended December 31, are as follows:

                                     2001         2000
                                ------------   ----------

Fixed rate commitments           $12,985,939  $12,278,071
Variable rate commitments         16,424,007    6,179,593
                                 -----------  -----------

     Total                       $29,409,946  $18,457,664
                                 ===========  ===========


The range of interest rate residential mortgage loan commitments was 6.125 percent to 6.875 percent at December 31, 2001, and 7.50 percent to 8.00 percent at December 31, 2000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

13. REGULATORY MATTERS

Loans
-----

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to ten percent of the Bank's common stock and capital surplus.

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 2001 surplus funds of $21,956,195 were not available for dividends.

14. REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the FDIC Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2001 and 2000, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

The Company's actual capital ratios are presented in the following tables, which shows the Company met all regulatory capital requirements.

                                                2001                        2000
                                     -------------------------   ------------------------
                                        Amount         Ratio        Amount        Ratio
                                     ------------    ---------   ------------   ---------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                               $ 53,482,083       38.79%   $ 29,822,330     23.37%
For Capital Adequacy Purposes          11,029,603        8.00      10,210,604      8.00
To Be Well Capitalized                 13,787,003       10.00      12,763,255     10.00

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                               $ 51,975,943       37.70%   $ 28,367,712     22.23%
For Capital Adequacy Purposes           5,514,801        4.00       5,105,302      4.00
To Be Well Capitalized                  8,272,202        6.00       7,657,953      6.00

Tier I Capital
  (to Average Assets)
  -------------------

Actual                               $ 51,975,943       17.48%   $ 28,367,712     10.67%
For Capital Adequacy Purposes          11,894,609        4.00      10,635,641      4.00
To Be Well Capitalized                 14,868,262        5.00      13,294,552      5.00


The Bank's actual capital ratios are presented in the following tables.

                                                  2001                          2000
                                     -------------------------     ---------------------------
                                        Amount         Ratio           Amount         Ratio
                                     ------------    ---------     -------------    --------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                               $ 41,128,906       30.17%      $ 28,877,067     22.63%
For Capital Adequacy Purposes          10,906,800        8.00         10,208,560      8.00
To Be Well Capitalized                 13,633,500       10.00         12,760,700     10.00

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                               $ 39,622,766       29.06%      $ 27,422,449     21.49%
For Capital Adequacy Purposes           5,453,400        4.00          5,104,280      4.00
To Be Well Capitalized                  8,180,100        6.00          7,656,420      6.00

Tier I Capital
  (to Average Assets)
  -------------------

Actual                               $ 39,622,766       13.39%      $ 27,422,449       10.31%
For Capital Adequacy Purposes          11,833,125        4.00         10,635,641        4.00
To Be Well Capitalized                 14,791,406        5.00         13,294,552        5.00

Prior to the enactment of the Small Business Job Protection Act, the Company accumulated approximately $2,485,000 of retained earnings, which represent allocations of income to bad debt deductions for tax purposes only. Since there is no amount that represents the accumulated bad debt reserves subsequent to 1987, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15. FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                            2001                           2000
                                 ---------------------------   ----------------------------
                                  Carrying          Fair          Carrying         Fair
                                   Value            Value           Value          Value
                                 ------------   ------------   ------------   -------------
Financial assets:
  Cash and amounts due
    from other institutions      $  5,988,187   $  5,988,187   $  1,502,757   $  1,502,757
  Interest-bearing deposits
    with other institutions        28,195,161     28,195,161      5,094,404      5,094,404
  Investment securities:
    Available for sale             22,902,366     22,902,366     24,814,065     24,814,065
    Held to maturity               26,259,684     26,516,322     17,776,486     17,917,570
  Mortgage-backed securities:
    Available for sale             54,603,622     54,603,622     38,415,158     38,415,158
    Held to maturity               30,179,631     30,444,092     38,779,775     38,471,164
  Loans, net                      137,000,743    142,370,743    129,017,057    128,167,057
  Federal Home Loan Bank stock      2,614,800      2,614,800      2,614,800      2,614,800
  Accrued interest receivable       1,679,032      1,679,032      1,625,420      1,625,420
                                 ------------   ------------   ------------   ------------
       Total                     $309,423,226   $315,314,325   $259,639,922   $258,622,395
                                 ============   ============   ============   ============
Financial liabilities:
  Deposits                       $210,014,644   $213,948,644   $198,241,701   $199,475,701
  Advances from Federal
    Home Loan Bank                 50,324,800     52,034,800     36,194,800     36,182,800
  Advances from borrowers
    for taxes and insurance           586,795        586,795        584,723        584,723
  Accrued interest payable            418,499        418,499        389,603        389,603
                                 ------------   ------------   ------------   ------------
       Total                     $261,344,738   $266,988,738   $235,410,827   $236,632,827
                                 ============   ============   ============   ============

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon manage-ment's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Company, are not considered financial instruments but have value, this estimated fair value of financial instruments would not represent the full market value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Amounts Due from  Depository  Institutions,  Interest-bearing  Deposits
--------------------------------------------------------------------------------
with Other  Institutions,  Accrued  Interest  Receivable,  Advance  Payments  by
--------------------------------------------------------------------------------
Borrowers for Taxes and Insurance, and Accrued Interest Payable
---------------------------------------------------------------

The fair value approximates the current book value.

Investment Securities,  Mortgage-backed  Securities,  and Federal Home Loan Bank
--------------------------------------------------------------------------------
Stock
-----

The fair value of securities held as investments, mortgage-backed securities, and securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

Loans, Deposits, and Advances from the FHLB
-------------------------------------------

The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits, advances from the FHLB, and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 12.

16. CORPORATE REORGANIZATION AND STOCK ISSUANCE

On July 10, 1997, the Bank adopted a plan of reorganization into a Pennsylvania-chartered mutual holding company. The Bank received the approval of the Federal Reserve, the Department of Banking, and the FDIC for transactions contemplated by the plan of reorganization, which authorized the Bank to offer stock in one or more public stock offerings up to a maximum of 49.9 percent of the issued and outstanding shares of its common stock. As a result of the offering in July 1997, PHS Bancorp, M.H.C. (mutual holding company) received 1,518,000 shares (55 percent) of the Bank stock. Also as a result of the stock offering, the Bank received gross proceeds of $12,420,000. Expenses associated with the offering totaled $592,267, resulting in net capital additions to the Bank of $11,827,733. The Bank recorded common stock at par of $276,000 and additional paid-in capital of $11,551,733 from the stock issuance.

On May 21, 1998, the Bank adopted an Agreement and Plan of Reorganization (the "Plan") whereby the Bank formed the Company, an intermediate stock holding company under Pennsylvania law. The Plan received stockholder approval as of October 22, 1998, and subsequently received all regulatory approvals. The reorganization was completed on November 9, 1998. Upon completion of the reorganization, the Bank became a wholly-owned subsidiary of the Company and the Company became a majority-owned subsidiary of the M.H.C. The common stock of the Company replaced the Bank's stock.

On August 16, 2001, the Board of Trustees of PHS Bancorp, M.H.C. and Peoples Home Savings Bank and the Board of Directors of PHS Bancorp, Inc. ("PHS") adopted a plan of conversion. In accordance with the plan, PHS Bancorp, M.H.C. was converted from a mutual holding company to PHSB Financial Corporation (`PHSB'), a full stock corporation, on December 20, 2001. The common shares held by public stockholders of PHS were converted into common shares of PHSB at a rate of 1.28123 of PHSB common shares for each common share of PHS. PHSB received the approval of the Federal Reserve Board, the Department of Banking, and the FDIC for transactions contemplated by the plan of conversion, which authorized the PHSB to offer stock in a public stock offering up to a maximum of 2,731,250 shares of its common stock. As a result of the conversion, public stockholders of PHS received 1,295,918 of the PHSB common stock. Also as a result of the stock offering, the PHSB received net proceeds of $21,226,263. PHSB contributed a portion of the proceeds to the Bank, resulting in net capital additions to the Bank of $10,614,003. Upon completion of the conversion, the Bank became a wholly-owned subsidiary of PHSB. Additionally, PHS and PHS Bancorp, M.H.C. ceased to exist with their net assets totaling $2,955,314 being contributed to PHSB.

17.      PARENT COMPANY

The following are condensed financial statements for the parent company.

                             CONDENSED BALANCE SHEET


                                                     2001          2000
                                                  -----------   -----------
ASSETS
     Cash and due from banks                      $10,903,242   $   133,657
     Investment securities - available for sale     1,522,665       107,298
     Investment in subsidiary bank                 37,952,640    27,879,419
     Loans receivable - ESOP                        2,529,013       910,843
     Other assets                                      12,367        25,554
                                                  -----------   -----------
TOTAL ASSETS                                      $52,919,927   $29,056,771
                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                            $    85,096   $   206,537
     Stockholders' equity                          52,834,831    28,850,234
                                                  -----------   -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                            $52,919,927   $29,056,771
                                                  ===========   ===========

                          CONDENSED STATEMENT OF INCOME

                                                    For the Year Ended December 31,
                                                    2001         2000          1999
                                                 ----------   ----------   ----------
INCOME
      Dividends from subsidiary bank             $1,380,000   $1,158,100   $2,566,800
      Interest income                                77,983       92,005       53,370
                                                 ----------   ----------   ----------
                                                  1,457,983    1,250,105    2,620,170

EXPENSES                                             62,439       73,981       36,520
                                                 ----------   ----------   ----------
Income before equity in undistributed
  earnings of subsidiary                          1,395,544    1,176,124    2,583,650

Equity in undistributed earnings of subsidiary      825,559      995,813     (725,760)
                                                 ----------   ----------   ----------

NET INCOME                                       $2,221,103   $2,171,937   $1,857,890
                                                 ==========   ==========   ==========

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                   For the Year Ended December 31,
                                                                 2001            2000            1999
                                                            ------------    ------------    ------------
OPERATING ACTIVITIES
     Net income                                             $  2,221,103    $  2,171,937    $  1,857,890
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed earnings of subsidiary       (825,559)       (995,813)        725,760
           Other, net                                            152,856         105,160         385,517
                                                            ------------    ------------    ------------
                Net cash provided by operating activities      1,548,400       1,281,284       2,969,167
                                                            ------------    ------------    ------------

INVESTING ACTIVITIES
     Purchases of investment securities                       (1,525,828)       (107,298)              -
     Sale of investment securities                               107,298               -               -
     Additional investment in subsidiary                      (8,845,744)              -               -
     Decrease (increase) in loan to ESOP, net                 (1,618,170)        150,087        (958,690)
                                                            ------------    ------------    ------------
                Net cash provided by (used for)
                   investing activities                      (11,882,444)         42,789        (958,690)
                                                            ------------    ------------    ------------

FINANCING ACTIVITIES
     Common stock acquired by ESOP                            (1,760,950)              -               -
     Proceeds from sale of common stock                       21,226,263               -               -
     Capital contributed by MHC                                2,955,314               -               -
     Common stock acquired by RSP                                      -               -        (506,502)
      Cash dividends paid                                       (991,801)       (912,550)       (743,785)
      Purchase of treasury stock                                (325,197)       (747,555)     (1,268,602)
                                                            ------------    ------------    ------------
                Net cash provided by (used for)
                   investing activities                       21,103,629      (1,660,105)     (2,518,889)
                                                            ------------    ------------    ------------

                Increase (decrease) in cash                   10,769,585        (336,032)       (508,412)

CASH AT BEGINNING OF YEAR                                        133,657         469,689         978,101
                                                            ------------    ------------    ------------

CASH AT END OF YEAR                                         $ 10,903,242    $    133,657    $    469,689
                                                            ============    ============    ============


18. SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                    Three Months Ended
                                      -------------------------------------------------
                                        March         June      September    December
                                         2001         2001         2001         2001
                                      ----------   ----------   ----------   ----------
Total interest income                 $4,773,262   $4,885,896   $4,888,452   $4,768,348
Total interest expense                 2,674,394    2,692,237    2,662,753    2,507,368
                                      ----------   ----------   ----------   ----------

Net interest income                    2,098,868    2,193,659    2,225,699    2,260,980
Provision for loan losses                120,000      120,000      130,000      150,000
                                      ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses            1,978,868    2,073,659    2,095,699    2,110,980

Investment securities gains, net          58,118            -            -            -
                                      ----------   ----------   ----------   ----------
Total noninterest income                 210,346      227,315      257,064      255,670
Total noninterest expense              1,558,183    1,546,409    1,560,814    1,628,879
                                      ----------   ----------   ----------   ----------

Income before income taxes               689,149      754,565      791,949      737,771
Income taxes                             174,500      205,682      221,926      150,223
                                      ----------   ----------   ----------   ----------

Net income                            $  514,649   $  548,883   $  570,023   $  587,548
                                      ==========   ==========   ==========   ==========
Per share data:
Net income
     Basic                            $     0.16   $     0.17   $     0.18   $     0.18
     Diluted                                0.16         0.17         0.18         0.18
Weighted-average shares outstanding
     Basic                             3,176,605    3,224,819    3,165,481    3,201,316
     Diluted                           3,176,605    3,224,819    3,166,120    3,238,563


                                                    Three Months Ended
                                      -------------------------------------------------
                                        March         June      September     December
                                         2000         2000         2000         2000
                                      ----------   ----------   ----------   ----------

Total interest income                 $4,660,622   $4,798,024   $4,796,277   $4,780,393
Total interest expense                 2,515,933    2,607,543    2,640,051    2,685,197
                                      ----------   ----------   ----------   ----------

Net interest income                    2,144,689    2,190,481    2,156,226    2,095,196
Provision for loan losses                115,000      140,000      150,000      150,000
                                      ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses            2,029,689    2,050,481    2,006,226    1,945,196

Investment securities gains, net               -            -        7,315            -
Total noninterest income                 181,070      198,096      252,668      214,836
Total noninterest expense              1,487,911    1,491,062    1,529,085    1,491,549
                                      ----------   ----------   ----------   ----------

Income before income taxes               722,848      757,515      737,124      668,483
Income taxes                             192,100      200,024      166,500      155,409
                                      ----------   ----------   ----------   ----------

Net income                            $  530,748   $  557,491   $  570,624   $  513,074
                                      ==========   ==========   ==========   ==========

Per share data:
Net income
     Basic                            $     0.16   $     0.17   $     0.18   $     0.16
     Diluted                                0.16         0.17         0.18         0.16
Weighted-average shares outstanding
     Basic                             3,250,350    3,232,515    3,224,819    3,200,730
     Diluted                           3,250,350    3,232,515    3,224,819    3,200,730
