Form 10KSB, Exhibit 13
period 2002-12-31
PHSB FINANCIAL CORP
filed 2003-03-25
CIK 1158026

[GRAPHIC OMITTED]






                                 PHSB Financial
                                   Corporation


                                      2002
                                     ANNUAL
                                     REPORT

                                 PHSB FINANCIAL
                                   CORPORATION
                               2002 ANNUAL REPORT


                                -----------------
                                TABLE OF CONTENTS
                                -----------------


Letter to Stockholders........................................................ 1

Selected Financial and Other Data............................................. 2

Corporate Profile and Stock Market Information.................................4

Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................5

Report of Independent Auditors................................................13

Consolidated Balance Sheet....................................................14

Consolidated Statement of Income..............................................15

Consolidated Statement of Changes in Stockholders' Equity.....................16

Consolidated Statement of Cash Flows..........................................17

Notes to Consolidated Financial Statements....................................18

Office Locations and Other Corporate Information..............................48

                           PHSB FINANCIAL CORPORATION


To Our Stockholders:

         On behalf of the Board of Directors, Officers and Employees of PHSB Financial Corporation and its wholly owned subsidiary, Peoples Home Savings Bank, it is my privilege to present our annual report for the year ending December 31, 2002.

         In a year that offered significant challenges for the banking industry, PHSB Financial enjoyed a solid earnings performance. Record earnings as well as solid loan and deposit growth were all a vital part of this year's accomplishments. During 2002, we undertook measures to enhance your investment in us including the repurchase of approximately 471,000 treasury shares. In 2002, we earned $2,625,000 or $.87 per basic share and $.85 per diluted share as compared to $2,221,000, or $.70 per basic and diluted share for 2001. Net loans outstanding grew by 20.9% to $165.7 million, reflecting strong performance by our loan production staff and branch staff. Asset quality remains excellent. Additionally, deposits grew by 10.7% to $232.4 million.

         As the company enters 2003, we maintain our mission of providing the highest level of personal service to our customers. In order for us to continue to grow the company, we are constantly seeking to meet our customers needs by offering competitive products and services.

         We will continue with our primary business of serving the banking needs of the people in our local communities.

         Our management and Board of Directors are dedicated to enhancing shareholder value, serving our communities, and providing a challenging and rewarding work environment for our staff.

         We would like to express our appreciation to our shareholders and customers for your continued confidence and trust in PHSB Financial Corporation and Peoples Home Savings Bank.


                                         Very truly yours,




                                         /s/James P. Wetzel, Jr.
                                         -----------------------
                                         James P. Wetzel, Jr.
                                         President and Chief Executive Officer

                           PHSB FINANCIAL CORPORATION
                        SELECTED FINANCIAL AND OTHER DATA



Selected Financial Data
---------------------------------------------------------------------------------------------------------------------------------
At December 31,                                              2002            2001            2000            1999          1998
---------------------------------------------------------------------------------------------------------------------------------

                                                                                     (in thousands)

Assets...............................................       $345,537        $315,382        $265,330       $268,640      $244,253
Loans, net...........................................        165,668         137,001         129,017        118,745        99,914
Mortgage-backed securities held to maturity..........         70,346          30,180          38,780         44,141        48,287
Mortgage-backed securities available
  for sale...........................................         44,137          54,604          38,415         37,426        32,878
Investment securities held to maturity...............         19,275          26,260          17,776         15,540        18,146
Investment securities available for sale.............         27,233          22,902          24,814         27,595        25,197
Interest-bearing deposits with other institutions....          1,284          28,195           5,094         11,417         9,332
Federal Home Loan Bank stock.........................          3,620           2,615           2,615          2,615         1,545
Deposits.............................................        232,367         210,015         198,242        189,345       181,113
Other borrowings.....................................              -              28              75            120         1,388
Advances from Federal Home Loan Bank.................         61,008          50,325          36,195         50,295        30,895
Stockholders' equity(1)..............................         49,360          52,835          28,850         26,751        29,184


Selected Consolidated Operating Data
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                      2002            2001            2000            1999          1998
---------------------------------------------------------------------------------------------------------------------------------

                                                                                     (in thousands)

Interest income......................................       $ 19,856        $ 19,316        $ 19,035        $17,511       $16,112

Interest expense.....................................          9,800          10,537          10,448          9,284         8,523
                                                            --------        --------        --------       --------      --------
  Net interest income................................         10,056           8,779           8,587          8,227         7,589
Provision for loan losses............................            735             520             555            410           365
                                                            --------        --------        --------       --------      --------
  Net interest income after provision
    for loan losses..................................          9,321           8,259           8,032          7,817         7,224
Total non-interest income............................          1,170           1,008             854            764           914
Total non-interest expense...........................          7,176           6,294           6,000          6,094         6,245
                                                            --------        --------        --------       --------      --------
Income before income taxes...........................          3,315           2,973           2,886          2,487         1,893
Income taxes.........................................            690             752             714            629           391
                                                            --------        --------        --------       --------      --------
  Net income.........................................       $  2,625        $  2,221        $  2,172       $  1,858      $  1,502
                                                            ========        ========        ========       ========      ========


                          (footnotes on following page)


Other Selected Data
---------------------------------------------------------------------------------------------------------------------------------
At or for the Year Ended December 31,                       2002          2001           2000           1999          1998
---------------------------------------------------------------------------------------------------------------------------------

Return on average assets (net income
  divided by average total assets)....................      0.78%         0.78%          0.81%          0.73%         0.65%
Return on average equity (net income
  divided by average equity assets)...................      5.15%         7.31%          7.95%          6.68%         5.24%
Dividend payout ratio                                      39.60%        44.65%         42.02%         40.03%        46.34%
Average equity to average assets .....................     15.23%        10.69%         10.22%         10.86%        12.50%
Net interest rate spread (2)..........................      2.94%         3.10%          3.18%          3.15%         3.21%
Per Share Information:
  Diluted earnings per share(1).......................     $ 0.85        $ 0.70          $0.67          $0.56         $0.44
  Tangible book value per share(1)....................     $16.31        $15.11          $8.81          $7.92         $8.25
Non-performing assets to total assets.................      0.13%         0.19%          0.25%          0.19%         0.22%
Non-performing loans to total loans...................      0.25%         0.43%          0.51%          0.42%         0.52%
Allowance for loan losses to total loans..............      1.01%         1.08%          1.12%          1.14%         1.28%

---------------------

(1) On December 20, 2001, PHSB Financial Corporation completed its stock offering in connection with the conversion and reorganization of Peoples Home Savings Bank and its holding company, PHS Bancorp, Inc., from the mutual holding company form of organization to a full stock company. Shares outstanding for all applicable periods have been adjusted as of the beginning of the periods to give effect to the 1.28123 exchange ratio of previously issued shares in conjunction with this conversion and reorganization.

(2) Interest income is shown on a tax equivalent basis assuming a 34% federal income tax rate.

                           PHSB FINANCIAL CORPORATION

Corporate Profile

         On July 9, 1997, Peoples Home Savings Bank (the "Bank"), reorganized from a Pennsylvania mutual savings bank into a mutual holding company structure and formed PHS Bancorp, M.H.C. As part of the reorganization, the Bank became a Pennsylvania chartered stock savings bank and issued shares in a public offering to certain depositors of the Bank and to PHS Bancorp, M.H.C. Additionally, on November 9, 1998, the Bank reorganized into a stock holding company and formed PHS Bancorp, Inc. As part of this reorganization, the Bank's public shareholders and PHS Bancorp, M.H.C. exchanged their shares of common stock for shares of PHS Bancorp, Inc.'s common stock.

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

         Peoples Home Savings Bank conducts business through ten full service offices and an administrative office located throughout Beaver and Lawrence Counties, Pennsylvania. We offer a broad range of deposits and loan products to individuals, families and small businesses. At December 31, 2002, we had assets of $345.5 million, net loans of $165.7 million, deposits of $232.4 million, and stockholder's equity of $49.4 million.

Stock Market Information

         The Company's common stock is traded on the Nasdaq National Market under the symbol "PHSB." The following table reflects the high and low stock price as published by the Nasdaq National Market and the dividends declared for each quarter during the last two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On December 31, 2002, the Company's common stock closed at $15.65.
                                                           DIVIDENDS
                                                            DECLARED
QUARTER ENDED                 HIGH (1)         LOW (1)     PER SHARE (1)
-------------                 --------         -------     -------------

December 31, 2002              $15.74          $14.71         $0.09
September 30, 2002              15.00           14.16          0.09
June 30, 2002                   14.50           13.40          0.08
March 31, 2002                  14.50           11.85          0.08
December 31, 2001               12.88           11.51          0.08
September 30, 2001              11.12            7.95          0.08
June 30, 2001                    8.38            6.70          0.08
March 31, 2001                   7.35            6.28          0.08

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

         The number of stockholders of record of common stock as of the record date on March 7, 2003, was approximately 815. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 7, 2003, there were 2,930,749 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Pennsylvania law. Additionally, no dividend may be paid by the Company on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's 2001 conversion from the mutual holding company form of organization to a full stock company, or
(2) the regulatory capital requirements imposed by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company and the Bank undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         References to the Company refer collectively to the Company and the Bank unless the context indicates otherwise.

Financial Condition

         Total assets at December 31, 2002 of $345.5 million represented an increase of $30.1 million or 9.5% from December 31, 2001. This increase was primarily due to an increase in loans, net of allowance for loan loss, of $28.7 million along with an increase in investment and mortgage-backed securities of $27.1 million, partially offset by a decrease in cash and interest-bearing deposits of $26.0 million.

         Loans receivable at December 31, 2002, of $165.7 million represented an increase of $28.7 or 20.9% from $137.0 million at December 31, 2001. Mortgage, commercial and consumer loans increased by $2.0 million, $18.2 million and $7.1 million, respectively. The increase in commercial loans was due to increased loans to local municipalities and school districts as a result of the Bank's increased focus on serving the financial needs of local municipalities and school districts. The increase in consumer loans was primarily due to increases in automobile loans due to strong demand for automobile lending during the year. The majority of the consumer loan portfolio consists of auto loans originated through local dealers.

         Investment and mortgage-backed securities increased $27.1 million to $161.0 million at December 31, 2002, from $133.9 million at December 31, 2001. This increase was primarily the result of purchases of $111.7 million which were funded by sales of $9.8 million, maturities of $41.6 million, principal repayments of $35.2 million along with increased Federal Home Loan Bank advances of $10.7 million.

The purchases funded by advances from the Federal Home Loan Bank of Pittsburgh were part of Peoples Home Savings' leverage strategy.

         Total deposits at December 31, 2002, were $232.4 million, an increase of $22.4 million or 10.7% from $210.0 million at December 31, 2001. Total deposits increased $16.5 million net of interest credited of $5.9 million for the year ended December 31, 2002.

         Advances from the Federal Home Loan Bank of Pittsburgh increased $10.7 million to $61.0 million at December 31, 2002, from $50.3 million at December
31, 2001. This increase was the result of additional borrowings to fund securities purchases as discussed above.

         Stockholders' equity decreased $3.5 million for the year ended December 31, 2002. This decrease was primarily due to stock repurchases of $7.0 million along with cash dividends paid of $1.0 million. These decreases to stockholders' equity were partially offset by net income of $2.6 million along with an increase in accumulated other comprehensive income of $1.3 million along with decreases in unallocated ESOP and RSP shares of $252,000 and $57,000.

Average Balance Sheet and Interest Analysis

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from daily balances.

                                                                                Year Ended December 31,
                                               -----------------------------------------------------------------------------------

                                                            2002                         2001                        2000
                                               ---------------------------      ------------------------    -----------------------
                                               Average               Yield/     Average            Yield/   Average           Yield/
                                               Balance    Interest    Cost      Balance   Interest  Cost    Balance  Interest  Cost
                                               -------    --------    ----      -------   --------  ----    -------  --------  ----
ASSETS                                                                                     (Dollars in Thousands)
Interest-earning assets:
  Loans(1) (4)................................ $154,349    $11,758     7.62%  $131,878   $10,821   8.21%   $125,964 $10,299    8.18%
  Mortgage-backed securities..................   42,630      2,364     5.55     34,718     2,237   6.44      41,755   2,785    6.67
  Investment securities(2) (4)................   39,337      1,356     3.45     30,573     1,583   5.18      25,858   1,572    6.08
  Securities available for sale (4)...........   87,146      5,299     6.08     75,962     5,258   6.92      65,843   4,988    7.58
                                               --------     ------            --------    ------           --------  ------
  Total interest-earning assets..............   323,462     20,777     6.42    273,131    19,899   7.29     259,420  19,644    7.57
                                                            ------                        ------                     ------
Noninterest-earning assets...................    11,208                         11,012                        7,887
                                               --------                       --------                     --------
  Total assets...............................  $334,670                       $284,143                     $267,307
                                               ========                       ========                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3).................................  $ 32,624        373     1.14%  $ 29,589       542   1.83%   $ 29,710     576    1.94%
  NOW and money markets......................    67,490        562     0.83     62,895     1,150   1.83      57,161   1,352    2.37
  Time deposits..............................   123,412      5,766     4.67    111,485     6,210   5.57     109,158   6,109    5.60
  Advances from FHLB.........................    57,862      3,098     5.35     47,592     2,632   5.53      41,692   2,407    5.77
  Other borrowings...........................         9          0     0.00         54         3   5.56         100       5    5.00
                                                -------     ------             -------    ------            -------  ------
  Total interest-bearing liabilities.........   281,397      9,799     3.48    251,615    10,537   4.19     237,821  10,449    4.39
                                                            ------                        ------                     ------
Non-interest bearing liabilities.............     2,292                          2,157                        2,176
                                                -------                       --------                     --------
  Total liabilities..........................   283,689                        253,772                      239,997
Stockholders' equity.........................    50,981                         30,371                       27,310
                                               --------                       --------                     --------
  Total liabilities and retained earnings..... $334,670                       $284,143                     $267,307
                                               ========                       ========                     ========
Net interest income, interest rate spread(4).              $10,978     2.94%             $ 9,362   3.10%            $ 9,195    3.18%
                                                           =======     ====              =======   ====             =======    ====
Net yield on interest-earning assets.........                          3.39%                       3.43%                       3.54%
                                                                       ====                        ====                        ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities.....                       114.95%                     108.55%                     109.08%
                                                                     ======                      ======                      ======

-----------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Includes advances by borrowers for taxes and insurance.
(4) Interest income is shown on a fully tax equivalent basis assuming a 34% federal income tax rate.

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

                                                               Year Ended December 31,
                                          -----------------------------------------------------------------------
                                                   2002 vs. 2001                           2001 vs. 2000
                                          --------------------------------        -------------------------------
                                                Increase (Decrease)                     Increase (Decrease)
                                                       Due to                                  Due to
                                          --------------------------------        -------------------------------
                                          Volume         Rate         Net          Volume       Rate        Net
                                          ------         ----         ---          ------       ----        ---
                                                                   (In Thousands)
Interest income:
  Loans (1)............................   $1,844     $   (907)       $  937       $   484     $    38      $ 522
  Mortgage-backed securities...........      510         (383)          127          (469)        (79)      (548)
  Investment securities (1)............      454         (681)         (227)          287        (276)        11
  Securities available for sale (1)....      774         (733)           41           767        (497)       270
                                          ------     --------        ------       -------     -------      -----
  Total interest-earning assets.......     3,582       (2,704)          878         1,069        (814)       255
                                          ------     --------        ------       -------     -------      -----

Interest expense:
  Savings.............................        56         (225)         (169)           (2)        (32)       (34)
  NOW and money markets...............        84         (672)         (588)          136        (338)      (202)
  Time deposits.......................       664       (1,108)         (444)          130         (29)       101
  Advances from FHLB..................       568         (102)          466           341        (116)       225
  Other borrowings....................        (3)           0            (3)           (2)          0         (2)
                                          ------     --------        ------       -------     -------      -----
   Total interest-bearing liabilities.     1,369       (2,107)         (738)          603        (515)        88
                                          ------     --------        ------       -------     -------      -----

Net change in net interest income.....    $2,213     $   (597)       $1,616       $   466     $  (299)     $ 167
                                          ======     ========        ======       =======     =======      =====

----------------
(1) Income and yields derived from state and political subdivisions obligations are shown on a fully tax equivalent basis assuming a 34% federal income tax rate.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

         General. Net income for the year ended December 31, 2002 increased by $404,000 to $2,625,000, from $2,221,000 for the year ended December 31, 2001.
This increase was primarily due to increases in net interest income of $1,277,000 and non-interest income of $161,000 along with a decrease in income tax provisions of $62,000. These increases to net income were partially offset by increases in non-interest expense and loan loss provisions of $883,000 and $215,000, respectively.

         Net Interest Income. Reported net interest income increased $1,277,000 or 14.5% for the year ended December 31, 2002. Net interest income on a tax equivalent basis increased by $1,616,000 or 17.3% in a period when both average interest-earning assets and average interest-bearing liabilities increased (increased $50.3 million and $29.8 million, respectively). The increase in average earning assets of $50.3 million was primarily due to increases of $22.5 million in average loans along with an increase in average investment and mortgage-backed securities of $27.8 million. The Company's net interest rate spread on a tax equivalent basis decreased 16 basis points (with 100 basis points being equal to 1%) to 2.94% for the year ended December 31, 2002. Due to the volume of obligations of state and political subdivision in the Company's loan and investment portfolios, net interest income and interest income are presented on a tax equivalent basis. See also "- Average Balance Sheet and Interest Analysis."

         Interest Income. Interest income on a tax equivalent basis totaled $20.8 million for the year ended December 31, 2002, an increase of $0.9 million or 4.5% over the total of $19.9 million for the year ended December 31, 2001. This increase was mainly due to an increase in the Company's average interest-earning assets of $50.3 million for the year ended December 31, 2002. Interest earned on loans increased $937,000 or 8.7%, in 2002. The increase was due to a $22.5 million increase in the average balance of loans partially offset by a 59 basis point decrease in the yield earned. Interest earned on investment and mortgage-backed securities (including securities held for sale) decreased $59,000 or 0.6%, in 2002. The decrease was due to a 110 basis point decrease in the yield earned partially offset by a $27.8 million increase in the average balance of investment and mortgage-backed securities.

         Interest Expense. Interest expense decreased $738,000 to $9.8 million for the year ended December 31, 2002. The decrease in interest expense was due to a 71 basis point decrease in the average cost of interest-bearing liabilities partially offset by a $29.8 million increase in the average balance of interest-bearing liabilities due to increased average deposits and borrowings of $19.6 million and $10.2 million, respectively.

         Provision for Losses on Loans. The provision for loan losses increased by $215,000 to $735,000 for the year ended December 31, 2002, from $520,000 for the year ended December 31, 2001. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant factors which may come to the attention of management. The allowance for loan losses is maintained at a level that represents management's best estimates of probable losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

         Non-interest Income. Total non-interest income increased $161,000 to $1.2 million for the year ended December 31, 2002, from $1.0 million for the year ended December 31, 2001. This increase was primarily due to increased investment security gains of $110,000 in 2002 coupled with increased service charges on deposit accounts of $44,000, due to an increase in the number of transaction accounts. The investment securities gains were the result of sales of tax-exempt securities for the purpose of maximizing the tax benefits of these securities as well as sales of equity securities.

         Non-interest Expense. Non-interest expense increased $883,000 to $7.2 million for the year ended December 31, 2002 from $6.3 million for the year ended December 31, 2001. This increase was primarily due to increases in compensation and employee benefits of $611,000 for the year ended December 31, 2002. This was primarily due to increased ESOP expense due to additional ESOP shares acquired in connection with the conversion and reorganization that was effective December 20, 2001 along with increased RSP expense as a result of the 2002 RSP plan which was ratified on December 23, 2002, as well as normal merit increases. Other expenses increased $190,000 to $1,630,000 for the year ended December 31, 2002 from $1,440,000 for the year ended December 31, 2001. This increase was the result of several increases in other expenses including increases in advertising, postage and telephone expenses.

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

         To reduce the effect of interest rate changes on net interest income the Company has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (1) purchasing investment securities with maturities that match specific deposit maturities; (2) emphasizing origination of shorter-term consumer loans, which in addition to offering more rate flexibility, typically bear higher interest rates than residential mortgage loans; and (3) purchasing adjustable-rate mortgage-backed securities as well as mortgage-backed securities with balloon payments which have shorter maturities than typical mortgage-backed securities. Although consumer loans inherently generally possess a higher credit risk than residential mortgage loans, the Company has designed its underwriting standards to minimize this risk as much as possible.

         The Company also makes a significant effort to maintain its level of lower costs deposits as a method of enhancing profitability. The Company has traditionally had a high level of low-cost passbook, interest-bearing checking
(NOW) and Money Market Demand Accounts. Although its base of such deposits has increased as a result of the current interest rate environment, such deposits have traditionally remained relatively stable and would be expected to reduce to normal levels in a period of rising interest rates. Because of this relative stability in a significant portion of its deposits, the Company has been able to offset the impact of rising rates in other deposit accounts.

         Exposure to interest rate risk is actively monitored by management. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Company uses the Olson Research Associates, Inc.'s, Columbia, Maryland, A/L Benchmarks to monitor its exposure to interest rate risk, which calculates changes in market value of portfolio equity and net interest income. Reports generated from assumptions provided by Olson and modified by management are reviewed by the Interest Rate Risk and Asset Liability Management Committee and reported to the Board of Directors quarterly. The Balance Sheet Shock Report shows the degree to which balance sheet line items and the market value of portfolio equity are potentially affected by a 200 basis point upward and downward parallel shift (shock) in the Treasury yield curve. Exception tests are conducted as recommended under federal law to determine if the bank qualifies as low risk and may therefore be exempt from supplemental reporting. In addition, the possible impact on risk-based capital is assessed using the methodology under the Federal Deposit Insurance Corporation Improvement Act. An Income Shock Report shows the degree to which income statement line items and net income are potentially affected by a 200 basis point upward and downward parallel shift in the Treasury yield curve.

         From analysis and discussion of the aforementioned reports as of December 31, 2002, management has assessed that the Bank's level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (19.71)% and 18.35%, respectively. Net interest income decreased by $478,000 or 4.3% for a downward shift in rates of 200 basis points and decreased by $45,000 or 0.4%, for an upward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Bank's Asset/Liability Management and Interest Rate Risk Policy. The Bank's calculated (total) risk-based capital before the interest rate risk impact was 27.86% and 22.14% after the interest rate risk impact. Results fall within policy limits for all applicable tests.

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

         The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

         The primary activity of the Company is originating loans and purchasing investment and mortgage-backed securities. During the years ended December 31, 2002, 2001 and 2000 the Company originated loans in the amounts of $98.0, $67.4 and $58.0 million, respectively. The Company also purchases investment and mortgage-backed securities to invest excess liquidity and to supplement local loan demand. During the years ended December 31, 2002, 2001 and 2000, the Company purchased investment and mortgage-backed securities in the amounts of $111.7, $55.4 and $10.9 million, respectively.

         The Company has other sources of liquidity if a need for additional funds arises, such as FHLB of Pittsburgh advances. Additional sources of liquidity can be found in the Company's balance sheet, such as investment securities and unencumbered mortgage-backed securities that are readily marketable. Management believes that the Company has adequate resources to fund all of its commitments.

         The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below
(1) the amount required for the liquidation account established in connection with the Bank's mutual holding company reorganization and stock issuance, or (2) the regulatory capital requirements imposed by the Department and the FDIC.

         Regulatory Capital Requirements. As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital level on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. See Note 14 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

         Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution' s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

{LOGO]
SNODGRASS
Certified Public Accountants and Consultants



                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Board of Directors and Stockholders
PHSB Financial Corporation

We have audited the accompanying consolidated balance sheet of PHSB Financial Corporation, formerly PHS Bancorp, Inc., and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHSB Financial Corporation and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/S.R. Snodgrasss, A.C.


Wexford, PA
January 15, 2003

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA  15090-8399  Phone: 724-934-0344  Facsimile: 724-934-0345

                           PHSB FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                                                                              December 31,
                                                                                       2002               2001
                                                                                 -----------------  -----------------
ASSETS
     Cash and amounts due from other institutions                               $       6,938,217   $      5,988,187
     Interest-bearing deposits with other institutions                                  1,283,752         28,195,161
                                                                                 -----------------  -----------------
         Cash and cash equivalents                                                      8,221,969         34,183,348
     Investment securities:
         Available for sale                                                            27,233,227         22,902,366
         Held to maturity (market value $19,611,078
           and $26,516,322)                                                            19,274,753         26,259,684
     Mortgage-backed securities:
         Available for sale                                                            44,137,225         54,603,622
         Held to maturity (market value $71,826,914
           and $30,444,092)                                                            70,346,358         30,179,631
     Loans (net of allowance for loan losses of $1,683,596
       and $1,506,140)                                                                165,668,214        137,000,743
     Accrued interest receivable                                                        1,998,773          1,679,032
     Premises and equipment                                                             4,604,005          5,029,993
     Federal Home Loan Bank stock                                                       3,620,300          2,614,800
     Other assets                                                                         431,881            929,215
                                                                                 -----------------  -----------------
             TOTAL ASSETS                                                        $    345,536,705   $    315,382,434
                                                                                 =================  =================

LIABILITIES
     Deposits                                                                    $    232,366,672   $    210,014,644
     Advances from Federal Home Loan Bank                                              61,007,800         50,324,800
     Accrued interest payable and other liabilities                                     2,802,061          2,208,161
                                                                                 -----------------  -----------------
             TOTAL LIABILITIES                                                        296,176,533        262,547,605
                                                                                 -----------------  -----------------
STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 20,000,000 shares
       authorized; none issued and outstanding                                                  -                  -
     Common stock, par value $.10 per share; 80,000,000
       shares authorized; 3,497,109 issued                                                349,711            349,711
     Additional paid-in capital                                                        32,329,518         32,229,027
     Retained earnings - substantially restricted                                      23,571,132         21,985,576
     Accumulated other comprehensive income                                             2,197,377            856,798
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                           (2,276,111)        (2,529,013)
     Unallocated shares held by Restricted Stock Plan (RSP)                                     -            (57,270)
     Treasury stock, at cost (471,357 shares)                                          (6,811,455)                 -
                                                                                 -----------------  -----------------
             TOTAL STOCKHOLDERS' EQUITY                                                49,360,172         52,834,829
                                                                                 -----------------  -----------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $    345,536,705   $    315,382,434
                                                                                 =================  =================

See accompanying notes to the consolidated financial statements.

                                             PHSB FINANCIAL CORPORATION
                                          CONSOLIDATED STATEMENT OF INCOME

                                                                                Year Ended December 31,
                                                                      2002                2001               2000
                                                             ------------------  -----------------  -----------------
INTEREST INCOME
      Loans:
          Taxable                                            $      10,520,699   $     10,433,463   $     10,024,804
          Exempt from federal income tax                               816,618            255,365            180,789
      Investment securities:
          Taxable                                                    1,580,707          1,673,638          2,072,906
          Exempt from federal income tax                               972,567            875,533          1,002,398
      Mortgage-backed securities                                     5,802,854          5,795,239          5,620,716
      Interest-bearing deposits with other institutions                162,267            282,720            133,703
                                                             ------------------  -----------------  -----------------
               Total interest income                                19,855,712         19,315,958         19,035,316
                                                             ------------------  -----------------  -----------------
INTEREST EXPENSE
      Deposits                                                       6,700,653          7,904,943          8,041,471
      Advances from Federal Home Loan Bank                           3,098,728          2,631,809          2,407,253
                                                             ------------------  -----------------  -----------------
               Total interest expense                                9,799,381         10,536,752         10,448,724
                                                             ------------------  -----------------  -----------------
               Net interest income                                  10,056,331          8,779,206          8,586,592

PROVISION FOR LOAN LOSSES                                              735,000            520,000            555,000
                                                             ------------------  -----------------  -----------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                    9,321,331          8,259,206          8,031,592
                                                             ------------------  -----------------  -----------------
NONINTEREST INCOME
      Service charges on deposit accounts                              639,283            594,701            540,762
      Investment securities gains, net                                 168,027             58,118              7,315
      Rental income, net                                                92,483             97,808             88,179
      Other income                                                     270,361            257,886            217,729
                                                             ------------------  -----------------  -----------------
               Total noninterest income                              1,170,154          1,008,513            853,985
                                                             ------------------  -----------------  -----------------
NONINTEREST EXPENSE
      Compensation and employee benefits                             3,967,772          3,356,733          3,232,703
      Occupancy and equipment costs                                  1,380,076          1,304,825          1,174,330
      Data processing costs                                            198,566            193,188            319,434
      Other expenses                                                 1,630,165          1,439,539          1,273,140
                                                             ------------------  -----------------  -----------------
               Total noninterest expense                             7,176,579          6,294,285          5,999,607
                                                             ------------------  -----------------  -----------------
Income before income taxes                                           3,314,906          2,973,434          2,885,970
Income taxes                                                           689,731            752,331            714,033
                                                             ------------------  -----------------  -----------------
               NET INCOME                                    $       2,625,175   $      2,221,103   $      2,171,937
                                                             ==================  =================  =================

EARNINGS PER SHARE
      Basic                                                  $            0.87   $           0.70   $           0.67
      Diluted                                                             0.85               0.70               0.67

See accompanying notes to the consolidated financial statements.

                                                                PHSB FINANCIAL CORPORATION
                                                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                           Retained    Accumulated  Unallocated   Unallocated
                              Additional    Earnings      Other        Shares       Shares                    Total       Compre-
                     Common    Paid-in   Substantially Comprehensive  Held by       Held by     Treasury   Stockholders'  hensive
                     Stock     Capital     Restricted  Income (Loss)   ESOP         RSP          Stock        Equity      Income
                     ------ ------------  -----------  ------------- -----------  ----------- -----------  ------------  ----------
Balance,
  December 31, 1999  $276,000 $10,541,960  $19,496,887   $ (914,110)  $(1,066,503) $ (314,295)$(1,268,602) $ 26,751,337

Net income                                   2,171,937                                                        2,171,937   $2,171,937
Other comprehensive
income:
  Unrealized gain
    on available
    for sale
    securities,
    net of tax of
    $706,313                                              1,371,078                                           1,371,078    1,371,078
                                                                                                                          ----------
Comprehensive income                                                                                                      $3,543,015
                                                                                                                          ==========
Cash dividends
  declared
  ($.28 per share)                            (912,550)                                                        (912,550)
ESOP shares released              (61,745)                                149,220                                87,475
Treasury stock
  purchased,
  at cost                                                                                        (747,555)     (747,555)
RSP shares released                                                                   128,512                   128,512
                     -------- -----------  -----------   ----------   -----------  ---------- -----------  ------------
Balance,
  December 31, 2000   276,000  10,480,215   20,756,274      456,968      (917,283)   (185,783) (2,016,157)   28,850,234

Net income                                   2,221,103                                                        2,221,103   $2,221,103
Other comprehensive
income:
  Unrealized gain
    on available
    for sale
    securities,
    net of tax
    of $205,973                                             399,830                                              399,830     399,830
                                                                                                                          ----------
Comprehensive income                                                                                                      $2,620,933
                                                                                                                          ==========
Cash dividends
  declared
  ($.31 per share)                            (991,801)                                                        (991,801)
ESOP shares released              (17,700)                                149,220                               131,520
Treasury stock
  purchased,
  at cost                                                                                        (325,197)     (325,197)
RSP shares released                                                                   128,513                   128,513
Sale of common stock   96,751  21,129,512                                                                    21,226,263
Retirement of
  treasury
  stock               (23,040) (2,318,314)                                                      2,341,354             -
Capital contributed
  from MHC                      2,955,314                                                                     2,955,314
Common stock acquired
  by ESOP                                                              (1,760,950)                           (1,760,950)
                     -------- -----------  -----------   ----------   -----------  ---------- -----------  ------------
Balance,
  December 31, 2001   349,711  32,229,027   21,985,576      856,798    (2,529,013)    (57,270)          -    52,834,829

Net income                                   2,625,175                                                        2,625,175   $2,625,175
Other comprehensive
income:
  Unrealized gain
    on available
    for sale
    securities,
    net of tax
    of $690,602                                           1,340,579                                           1,340,579    1,340,579
                                                                                                                          ----------
Comprehensive income                                                                                                      $3,965,754
                                                                                                                          ==========
Cash dividends declared
  ($.34 per share)                          (1,039,619)                                                      (1,039,619)
ESOP shares released               86,875                                 252,902                               339,777
Treasury stock
  purchased,
  at cost                                                                                      (7,021,256)   (7,021,256)
Common stock acquired
  by RSP                             (540)                                           (209,261)    209,801             -
RSP shares released                14,156                                             266,531                   280,687
                     -------- -----------  -----------   ----------   -----------  ---------- -----------  ------------
Balance,
  December 31, 2002  $349,711 $32,329,518   $23,571,132   $2,197,377   $(2,276,111) $        -  $(6,811,455)  $49,360,172
                     ======== ===========   ===========   ==========   ===========  ==========  ===========   ===========



                                                                                             2002       2001         2000
                                                                                         -----------  ---------  -----------
Components of comprehensive income:
  Change in net unrealized gain on investments held for sale                             $1,451,477   $438,188   $1,375,906
  Realized gains included in net income, net of tax of $57,129, $19,760, and $2,487        (110,898)   (38,358)      (4,828)
                                                                                         -----------  ---------  -----------
Total                                                                                    $1,340,579   $399,830   $1,371,078
                                                                                         ===========  =========  ===========

See accompanying notes to the consolidated financial statements.

                                             PHSB FINANCIAL CORPORATION
                                        CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                               Year Ended December 31,
                                                                         2002           2001           2000
                                                                      ---------    -----------    -----------
OPERATING ACTIVITIES
Net income                                                           $ 2,625,175    $ 2,221,103    $ 2,171,937
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Provision for loan losses                                           735,000        520,000        555,000
     Provision for depreciation                                          688,004        652,309        594,029
     Amortization of discounts, premiums,
       and loan origination fees                                       1,363,478      1,195,295      1,044,622
     Investment securities gains, net                                   (168,027)       (58,118)        (7,315)
     Deferred income tax                                                (112,244)        29,156         50,008
     Increase in accrued interest receivable                            (319,741)       (53,612)       (87,257)
     Increase (decrease) in accrued interest payable                     761,222         28,896       (108,195)
     Amortization of ESOP unearned compensation                          339,777        131,520         87,475
     Amortization of RSP unearned compensation                           280,687        128,513        128,512
     Other, net                                                         (544,485)      (368,744)      (439,429)
                                                                     -----------    -----------    -----------
              Net cash provided by operating activities                5,648,846      4,426,318      3,989,387
                                                                     -----------    -----------    -----------
INVESTING ACTIVITIES
     Investment and mortgage-backed securities available for sale:
        Proceeds from sales                                            9,762,943      1,862,276      1,337,950
        Proceeds from maturities and principal repayments             30,603,655     24,221,862     10,494,500
        Purchases                                                    (32,199,422)   (39,748,386)    (7,886,766)
     Investment and mortgage-backed securities held to maturity:
        Proceeds from maturities and principal repayments             46,254,615     15,741,702      6,052,587
        Purchases                                                    (79,540,243)   (15,699,383)    (2,963,389)
     Increase in loans, net                                          (30,550,489)    (9,544,876)   (11,834,673)
     Proceeds from sales of repossessed assets                           380,407        412,018        301,221
     Purchase of premises and equipment                                 (262,016)    (1,044,929)      (936,209)
     Purchase of Federal Home Loan Bank stock                         (1,005,500)             -              -
                                                                     -----------    -----------    -----------
              Net cash used for investing activities                 (56,556,050)   (23,799,716)    (5,434,779)
                                                                     -----------    -----------    -----------
FINANCING ACTIVITIES
     Increase in deposits, net                                        22,352,028     11,772,943      8,897,149
     Proceeds from advances from Federal Home Loan Bank               16,000,000     23,130,000     13,500,000
     Repayment of advances from Federal Home Loan Bank                (5,317,000)    (9,000,000)   (27,600,000)
     Repayment of other borrowings                                       (28,328)       (46,987)       (44,724)
     Common stock acquired by ESOP                                             -     (1,760,950)             -
     Proceeds from sale of common stock                                        -     21,226,263              -
     Capital contributed from MHC                                              -      2,955,314              -
     Cash dividends paid                                              (1,039,619)      (991,801)      (912,550)
     Purchase of treasury stock                                       (7,021,256)      (325,197)      (747,555)
                                                                     -----------    -----------    -----------
              Net cash provided by (used for) financing activities    24,945,825     46,959,585     (6,907,680)
                                                                     -----------    -----------    -----------
              Increase (decrease) in cash and cash equivalents       (25,961,379)    27,586,187     (8,353,072)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                   34,183,348      6,597,161     14,950,233
                                                                     -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $ 8,221,969    $34,183,348    $ 6,597,161
                                                                     ===========    ===========    ===========

See accompanying notes to the consolidated financial statements.

                           PHSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

On August 16, 2001, the board of trustees of PHS Bancorp, Inc. adopted a plan of conversion whereby PHS Bancorp, M.H.C. was converted from a mutual holding company to PHSB Financial Corporation, a full stock corporation.

PHSB Financial Corporation (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Peoples Home Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from investment and mortgage-backed securities, and mortgage, commercial, and consumer loan portfolios as well as a variety of deposit services provided to Bank customers through ten locations. The Company is supervised by the Federal Reserve Board, while the Bank is a state-chartered savings bank supervised by the Federal Deposit Insurance Corporation (the "FDIC") and the Pennsylvania Department of Banking.

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

Loans
-----

Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued after 90 days when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Payments received on nonaccrual loans is either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

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

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from one to ten years for furniture, fixtures, and equipment and five to fifty years for office buildings. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from five to twenty years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of FAS No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share for the year ended December 31, would have been as follows:

                                                2002         2001         2000
                                            ----------   ----------   ----------

Net income as reported                      $2,625,175   $2,221,103   $2,171,937

Less pro forma expense related to option       187,360       44,044       40,044
Pro forma net income                         2,437,815    2,177,059    2,131,893
Basic net income per common share:
    As reported                             $     0.87   $     0.70   $     0.67
    Pro forma                                     0.81         0.69         0.66
Diluted net income per common share:
    As reported                             $     0.85   $     0.70   $     0.67
    Pro forma                                     0.79         0.68         0.66

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operation as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2002 and 1998: (1) expected dividend yield of 1.02 and 1.03 percent; (2) risk-free interest rate of 3.78 and
4.95 percent; (3) expected volatility of 8 and 14 percent.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash and amounts due from depository institutions and interest-bearing deposits with other institutions.

For the years ended December 31, 2002, 2001, and 2000, the Company made cash payments for interest of $9,038,159, $10,507,856, and $10,556,919, respectively. The Company also made cash payments for income taxes of $966,520, $665,000, and $797,748, respectively, during these same periods.

Recent Accounting Pronouncements
--------------------------------

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company `s financial statements.

In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In April 2002, the FASB issued FAS No. 145, Recission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. The provisions of this statement related to the rescission of FAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishments of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early adoption of the provisions of this statement related to FAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Early application of this statement is encouraged. The adoption of the effective portions of this statement did not have an impact on the Company's financial position of results of operations. The adoption of the remaining portions of this statement is not expected to have an impact on the Company's financial position or results of operations.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which is not expected to have a material effect on the Company's financial statements.

--------------------------------

On October 1, 2002, FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002. This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of this statement is not expected to have an effect on the Company's financial statements.

On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

In November, 2002, the FASB issued Interpretation No.45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders' equity.

2.   EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share, therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

The following  table sets forth the composition of the  weighted-average  common
shares   (denominator)  used  in  the  basic  and  diluted  earnings  per  share computation.

                                                 2002          2001          2000
                                              ----------    ----------    ----------
Weighted-average common shares
    outstanding                                3,497,109     3,534,910     3,536,195

Average treasury stock shares                   (240,356)     (277,425)     (201,480)

Average unearned ESOP and RSP shares            (230,818)      (83,014)     (109,731)
                                              ----------    ----------    ----------
Weighted-average common shares and
    common stock equivalents used to
    calculate basic earnings per share         3,025,935     3,174,471     3,224,984

Additional common stock equivalents
    (stock options) used to calculate
    diluted earnings per share                    51,307        21,135             -
                                              ----------    ----------    ----------
Weighted-average common shares and
    common stock equivalents used
    to calculate diluted earnings per share    3,077,242     3,195,606     3,224,984
                                              ==========    ==========    ==========

3.   INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                            2002
                                   ------------------------------------------------------
                                                    Gross         Gross        Estimated
                                    Amortized     Unrealized    Unrealized       Market
                                      Cost          Gains         Losses         Value
                                   -----------   ------------  ------------   -----------
Available for Sale

U.S. Treasury securities           $ 6,978,276   $    21,104   $         -    $ 6,999,380
U.S. Government agency
  securities                           997,142       111,298             -      1,108,440
Obligations of states and
  political subdivisions            12,795,978       862,290             -     13,658,268
Corporate securities                 1,100,000        11,645             -      1,111,645
Real estate mortgage
  investment conduits                   25,221           188             -         25,409
                                   -----------   -----------   -----------    -----------
           Total debt securities    21,896,617     1,006,525             -     22,903,142

Equity securities                    4,152,700       382,491      (205,006)     4,330,185
                                   -----------   -----------   -----------    -----------
          Total                    $26,049,317   $ 1,389,016   $  (205,006)   $27,233,327
                                   ===========   ===========   ===========    ===========

                                                            2001
                                   ------------------------------------------------------
                                                    Gross         Gross        Estimated
                                    Amortized     Unrealized    Unrealized       Market
                                      Cost          Gains         Losses         Value
                                   -----------   ------------  ------------   -----------
Available for Sale

U.S. Treasury securities           $   998,943   $    38,557   $         -    $ 1,037,500
U.S. Government agency
  securities                           995,770        93,290             -      1,089,060
Obligations of states and
  political subdivisions            18,969,594       430,455      (182,845)    19,217,204
Real estate mortgage
  investment conduits                   35,805           132             -         35,937
                                   -----------   -----------   -----------    -----------
           Total debt securities    21,000,112       562,434      (182,845)    21,379,701

Equity securities                    1,525,828        12,545       (15,708)     1,522,665
                                   -----------   -----------   -----------    -----------

          Total                    $22,525,940   $   574,979   $  (198,553)   $22,902,366
                                   ===========   ===========   ===========    ===========

                                                    2002
                            ------------------------------------------------------
                                             Gross         Gross        Estimated
                             Amortized     Unrealized    Unrealized       Market
                               Cost          Gains         Losses         Value
                            -----------   ------------  ------------   -----------
Held to Maturity

U.S. Government agency
  securities                $16,749,897   $   267,491   $         -   $17,017,388
Obligations of states and
  political subdivisions      2,524,856        68,834             -     2,593,690
                            -----------   -----------   -----------   -----------
          Total             $19,274,753   $   336,325   $         -   $19,611,078
                            ===========   ===========   ===========   ===========

                                                   2001
                           ------------------------------------------------------
                                            Gross         Gross        Estimated
                            Amortized     Unrealized    Unrealized       Market
                              Cost          Gains         Losses         Value
                           -----------   ------------  ------------   -----------
Held to Maturity

U.S. Government agency
  securities                $23,490,392   $   325,427   $   (28,350)   $23,787,469
Obligations of states and
  political subdivisions      2,769,292         8,086       (48,525)     2,728,853
                            -----------   -----------   -----------    -----------
          Total             $26,259,684   $   333,513   $   (76,875)   $26,516,322
                            ===========   ===========   ===========    ===========

The amortized cost and estimated market value of debt securities at December 31, 2002, by contractual maturity, are shown below.

                                  Available for Sale           Held to Maturity
                               -------------------------    ------------------------
                                              Estimated                   Estimated
                                Amortized       Market       Amortized      Market
                                   Cost         Value          Cost         Value
                               -----------   -----------   -----------   -----------
Due in one year or less        $ 7,578,276   $ 7,608,690   $ 8,270,000   $ 8,277,282
Due after one year through
  five years                     5,044,071     5,443,088     3,648,869     3,818,463
Due after five years through
  ten years                              -             -     4,398,982     4,504,285
Due after ten years              9,274,270     9,851,364     2,956,902     3,011,048
                               -----------   -----------   -----------   -----------
      Total                    $21,896,617   $22,903,142   $19,274,753   $19,611,078
                               ===========   ===========   ===========   ===========

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31:

                                     2002              2001          2000
                                 ----------         ----------   ----------
    Proceeds from sales          $9,762,943         $1,862,276   $1,337,950
    Gross gains                     178,176             58,118       14,461
    Gross losses                     10,149                  -        7,146

Investment securities with an amortized cost of $19,728,173 and $6,978,035 and an estimated market value of $20,015,528 and $7,214,380 were pledged to secure public deposits at December 31, 2002 and 2001, respectively.

4.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                     2002
                              ------------------------------------------------------
                                                Gross        Gross        Estimated
                                Amortized     Unrealized   Unrealized       Market
                                  Cost          Gains        Losses         Value
                              ------------   -----------   -----------   -----------
Available for Sale

Government National Mortgage
  Association securities       $41,988,207   $ 2,145,098   $         -   $44,133,305
Federal Home Loan Mortgage
  Corporation securities             3,669           251             -         3,920
                               -----------   -----------   -----------   -----------

           Total               $41,991,876   $ 2,145,349   $         -   $44,137,225
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
                               ===========   ===========   ===========    ===========

                                                        2002
                               ------------------------------------------------------
                                               Gross         Gross        Estimated
                               Amortized     Unrealized    Unrealized       Market
                                  Cost         Gains         Losses         Value
                               -----------   -----------   -----------    -----------
Held to Maturity

Government National Mortgage
   Association securities      $17,354,099   $   821,869   $         -    18,175,968
Federal Home Loan Mortgage
   Corporation securities       40,883,062       272,038             -    41,155,100
Federal National Mortgage
   Association securities       12,109,197       386,649             -    12,495,846
                               -----------   -----------   -----------   -----------

           Total               $70,346,358   $ 1,480,556   $         -   $71,826,914
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
                               ===========   ===========   ===========    ===========

The amortized cost and estimated market value of mortgage-backed securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                   Available for Sale          Held to Maturity
                              --------------------------   -------------------------
                                              Estimated                  Estimated
                                 Amortized      Market      Amortized      Market
                                   Cost         Value         Cost         Value
                              ------------   -----------   -----------   -----------
Due in one year or less        $       774   $       786   $         -   $         -
Due after one year through
  five years                        23,835        25,256     9,754,711     9,856,516
Due after five years through
  ten years                        967,517     1,054,154    40,680,394    41,177,584
Due after ten years             40,999,750    43,057,029    19,911,253    20,792,814
                               -----------   -----------   -----------   -----------
      Total                    $41,991,876   $44,137,225   $70,346,358    71,826,914
                               ===========   ===========   ===========   ===========

Mortgage-backed securities with an amortized cost of $7,940,340 and $1,389,232 and an estimated market value of $8,050,029 and $1,420,852 were pledged to secure public deposits at December 31, 2002 and 2001, respectively.

5.  LOANS

Loans consist of the following:

                                                2002           2001
                                            ------------   ------------
Mortgage loans:
   Residential                              $ 65,394,863   $ 61,092,961
   Multi-family units                            752,296        723,249
   Construction                                  947,147      3,998,785
   Commercial real estate                      5,900,334      5,224,626
                                            ------------   ------------
                                              72,994,640     71,039,621
                                            ------------   ------------

Commercial loans                               1,347,954      2,227,129
Tax exempt loans                              23,583,632      4,478,944
                                            ------------   ------------
                                              24,931,586      6,706,073
                                            ------------   ------------
Consumer:
   Consumer credit line                        6,865,147      6,217,107
   Automobile                                 54,995,826     49,020,510
   Other                                       6,532,503      6,054,333
                                            ------------    -----------
                                              68,393,476     61,291,950
                                            ------------   ------------
Less:
  Loans in process                               915,425      2,221,437
  Deferred loan costs, net                    (1,947,533)    (1,690,676)
  Allowance for loan losses                    1,683,596      1,506,140
                                            ------------   ------------
                                                 651,488      2,036,901
                                            ------------   ------------

       Total                                $165,668,214   $137,000,743
                                            ============   ============

Total nonaccrual loans and the related interest for the years ended December 31, are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                     2002             2001             2000
                                   --------         --------         --------
Principal outstanding              $370,549         $536,792         $581,706
Contractual interest due             29,801           61,121           66,356
Interest income recognized           12,256           24,373           29,705

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                              2002         2001         2000
                                          ----------   ----------   ----------

Balance, January 1,                       $1,506,140   $1,454,618    1,359,900
    Add:
       Provisions charged to operations      735,000      520,000      555,000
       Loan recoveries                        67,835       29,715       51,016

    Less loans charged off                   625,379      498,193      511,298
                                          ----------   ----------   ----------
Balance, December 31,                     $1,683,596   $1,506,140   $1,454,618
                                          ==========   ==========   ==========

The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the areas of Beaver and Lawrence counties. Although the Company has a diversified loan portfolio at December 31, 2002 and 2001, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                       2002         2001
                                                    ----------   ----------

Interest-bearing deposits with other institutions   $    1,702   $   31,605
Investment securities                                  338,939      555,886
Mortgage-backed securities                             550,235      489,635
Loans                                                1,107,897      601,906
                                                    ----------   ----------
       Total                                        $1,998,773   $1,679,032
                                                    ==========   ==========

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                    2002        2001
                                                ----------  ----------

Land                                            $  900,624  $  900,624
Office buildings                                 5,159,608   5,053,484
Furniture, fixtures, and equipment               3,473,976   3,318,084
Leasehold improvements                             403,403     403,403
                                                ----------  ----------
                                                 9,937,611   9,675,595
Less accumulated depreciation and amortization   5,333,606   4,645,602
                                                ----------  ----------

       Total                                    $4,604,005  $5,029,993
                                                ==========  ==========

Depreciation expense for the years ended December 31, 2002, 2001, and 2000 was $688,004, $652,309, and $594,029, respectively.

8.  DEPOSITS

Comparative details of deposit accounts follow:

                                                  2002                         2001
                                   -----------------------------  ---------------------------------
                                                      Percent of                       Percent of
                                         Amount       Portfolio       Amount           Portfolio
                                   -----------------------------  ---------------------------------

DDA and NOW accounts                $  38,144,708       16.4 %    $  35,811,684          17.1%
Money market
  demand accounts                      28,769,973       12.4         28,537,030          13.6
Savings accounts                       33,741,991       14.5         28,739,934          13.6
                                     ------------      -----     ---------------        -----
                                      100,656,672       43.3         93,088,648          44.3
                                     ------------      -----     ---------------        -----
Time certificates of deposit:
    Less than 2.01%                    17,148,772        7.4          1,246,796           0.6
    2.01%  -  4.00%                    34,798,570       15.0         28,509,483          13.6
    4.01%  -  6.00%                    53,787,347       23.1         56,383,925          26.8
    6.01%  -  8.00%                    25,975,311       11.2         30,785,792          14.7
                                     ------------      -----     ---------------        -----
                                      131,710,000       56.7        116,925,996          55.7
                                     ------------      -----     ---------------        -----
           Total                     $232,366,672      100.0 %   $   210,014,644        100.0%
                                     ============      =====     ===============        =====

At December 31, 2002,  time deposits of $75,109,473,  $21,704,265,  $10,648,920,
$8,954,074,  $13,834,449,  and  $1,458,819  are scheduled to mature during 2003,
2004, 2005, 2006, 2007, and beyond 2007, respectively.

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $34,092,419 and $14,381,102 at December 31, 2002 and 2001, respectively, with maturities at December 31, 2002 as follows:

    Within three months                                $ 3,985,308
    Beyond three but within six months                  14,998,417
    Beyond six but within twelve months                  8,533,926
    Beyond one year                                      6,574,768
                                                       -----------
           Total                                       $34,092,419
                                                       ===========

Interest expense by deposit category for the years ended December 31, is as follows:

                                                2002         2001         2000
                                           -----------   ----------   ----------
Savings accounts                           $   373,010 $    542,724   $  576,060
NOW and money market deposit accounts          561,419    1,150,101    1,352,279
Time certificates of deposit                 5,766,224    6,209,610    6,108,361
                                           -----------   ----------   ----------

           Total                           $ 6,700,653 $  7,902,435   $8,036,700
                                           ===========   ==========   ==========

9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short and long-term advances from FHLB:

                                            2002           2001
                                        -----------    -----------
Balance at year-end                     $61,007,800    $50,324,800
Average  balance outstanding             57,862,000     47,592,334
Maximum month-end balance                66,324,800     51,194,800
Weighted-average rate at year-end              4.93%          5.41%
Weighted-average rate during the year          5.35%          5.53%

The scheduled maturities of advances outstanding are as follows:

                                               2002                           2001
                                   ----------------------------    ---------------------------
             Year Ending                            Weighted-                      Weighted -
            December 31,                Amount     average Rate        Amount     average Rate
    ------------------------------ ----------------------------    ---------------------------
                2002               $            -          -%      $  5,317,000        5.41%
                2003                    9,127,800       2.67          2,377,800        5.77
                2004                    4,250,000       5.36          3,500,000        5.77
                2005                    3,000,000       5.09          2,000,000        5.55
         2006 and thereafter           44,630,000       5.34         37,130,000        5.35
                                   --------------                  ------------
                Total              $   61,007,800       4.93%      $ 50,324,800        5.41%
                                   ==============                  ============

Borrowing capacity consists of credit arrangements with the FHLB of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 2002, the Bank's maximum borrowing capacity with the FHLB was approximately $148 million.

10. INCOME TAXES

The provision for income taxes for the years ended December 31, consists of:

                                     2002        2001        2000
                                  ---------   ---------   ---------
Currently payable:
    Federal                       $ 615,821   $ 574,481   $ 551,803
    State                           186,154     148,694     112,222
                                  ---------   ---------   ---------
                                    801,975     723,175     664,025
Deferred                           (112,244)     29,156      50,008
                                  ---------   ---------   ---------
           Total                  $ 689,731   $ 752,331   $ 714,033
                                  =========   =========   =========

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities at December 31, are as follows:

                                                    2002           2001
                                                -----------    -----------
Deferred tax assets:
     Allowance for loan losses                  $   572,423    $   512,088
     Premises and equipment                          83,183         61,247
     Accrued employee benefits                      315,770        292,981
     Alternative minimum tax credit                  11,089              -
     Other                                            6,154         10,059
                                                -----------    -----------
         Total gross deferred tax assets            988,619        876,375
                                                -----------    -----------
Deferred tax liabilities:
     Net unrealized gain on securities            1,131,982        441,381
                                                -----------    -----------
         Total gross deferred tax liabilities     1,131,982        441,381
                                                -----------    -----------
         Net deferred tax asset (liability)     $  (143,363)   $   434,994
                                                ===========    ===========

No valuation allowance was established at December 31, 2001 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended December 31:

                                         2002                           2001                         2000
                               --------------------------    -------------------------    -------------------------
                                                 % of                           % of                         % of
                                               Pre-tax                        Pre-tax                      Pre-tax
                                   Amount       Income           Amount        Income          Amount       Income
                                   ------       ------           ------        ------          ------       ------
Provision at statutory rate    $1,127,068         34.0%      $1,010,968         34.0%      $981,230          34.0 %
State income tax expense,
  net of federal tax benefit      122,862          3.7           98,138          3.3         74,067           2.7
Tax-exempt interest              (608,323)       (18.4)        (384,505)       (12.9)      (402,284)        (13.9)
Other, net                         48,124          1.5           27,730          0.9         61,020           1.9
                               ----------         ----       ----------         ----       --------          ----
Actual expense and
  effective rate               $  689,731         20.8%      $  752,331         25.3%      $714,033          24.7 %
                               ==========         ====       ==========         ====       ========          ====

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5 percent of earnings.

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

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                   2002           2001
                                               -----------    -----------

Plan assets at fair value, beginning of year   $ 4,341,756    $ 3,985,025
Actual return on plan assets                       295,001        276,232
Employer contribution                              173,837        179,232
Benefits paid                                     (102,030)       (98,733)
                                               -----------    -----------
Plan assets at fair value, end of year           4,708,564      4,341,756
                                               -----------    -----------

Benefit obligation, beginning of year            4,578,325      4,172,207
Service cost                                       197,171        185,537
Interest cost                                      329,653        300,732
Actuarial loss (gain)                              492,012         18,582
Benefits paid                                     (102,030)       (98,733)
                                               -----------    -----------
Benefit obligation, end of year                  5,495,131      4,578,325
                                               -----------    -----------

Funded status                                     (786,567)      (236,569)
Transition adjustment                             (138,373)      (159,187)
Unrecognized net loss from past experience
  different from that assumed                      804,211        258,132
                                               -----------    -----------

Accrued pension liability                      $  (120,729)   $  (137,624)
                                               ===========    ===========

The plan assets are invested primarily in bonds, stocks, and mortgages under the control of the plan's trustees as of December 31, 2002.

Assumptions used in determining net periodic pension cost are as follows:

                                            2002         2001        2000
                                         ---------    --------    ---------
    Discount rate                           6.50%       7.00%        7.00%
    Expected return on plan assets          8.00%       8.00%        8.00%
    Rate of compensation increase           5.00%       5.00%        5.00%

The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

Net periodic pension cost includes the following components:

                                                   2002         2001         2000
                                                ---------    ---------    ---------
Service cost of the current period              $ 197,171    $ 185,537    $ 189,965
Interest cost on projected benefit obligation     329,653      300,732      281,366
Actual return on plan assets                     (295,001)    (276,232)    (251,452)
Net amortization and deferral                     (74,881)     (65,285)     (56,701)
                                                ---------    ---------    ---------
Net periodic pension cost                       $ 156,942    $ 144,752    $ 163,178
                                                =========    =========    =========

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed fifteen or more years of service. Expenses for the years ended December 31, 2002, 2001, and 2000 amounted to $41,250, $30,000, and $24,000, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 2002, 2001, and 2000, amounted to $30,000, $54,000, and $29,400, respectively, and are included as a component of compensation and employee benefits.

The assumptions of 7.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the President.

Profit Sharing Plan
-------------------

The Bank maintains a section 401K employee savings and profit sharing plan for substantially all employees and officers of the Bank. The Bank's annual contribution to the plan is based on the discretion of the Board of Directors. Contributions for the years ended December 31, 2002, 2001, and 2000 amounted to $75,757, $74,479, and $73,582, respectively.

Stock Option Plan
-----------------

The Company maintains a non-statutory stock option plan for non-employee directors and an incentive stock option plan for executive officers. The plan provides for granting incentive stock options and non-statutory stock options for executive officers and non-employee directors of the Company. Effective December 23, 2002, the shareholders authorized 154,000 additional shares to the plan. A total of 313,129 shares of authorized but unissued common stock are reserved for issuance under the plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

Non-statutory stock options for non-employee directors were granted for the purchase of 90,339 shares. The recipients of these stock options vest over a three or four-year period of time. Also, incentive stock options for officers and employees were granted for the purchase of 222,790 shares. The recipients of these stock options vest over a two to five-year period of time.

-----------------

The following table presents share data related to the outstanding options:

                                               Weighted-               Weighted-
                                               average                 average
                                               Exercise                Exercise
                                     2002       Price       2001        Price
                                     ----       -----       ----        -----

    Outstanding, beginning          159,129    $  9.22      159,129     $ 9.22
      Granted                       154,000      15.51            -          -
      Exercised                           -          -            -          -
      Forfeited                           -          -            -          -
                                    -------                 -------
    Outstanding, ending             313,129    $ 12.31      159,129     $ 9.22
                                    =======                 =======
    Exercisable at year-end         219,479    $ 10.95      143,216     $ 9.22
                                    =======                 =======


The following table summarizes the characteristics of stock options at December 31, 2002:

                                     Outstanding                Exercisable
                         ----------------------------       ------------------
                                             Average                 Average
                                   Average  Exercise                 Exercise
    Exercise price        Shares    Life      Price         Shares    Price
    ---------------      ----------------------------      -------------------
            9.22         159,129    5.83       9.22        159,129      9.22
           15.51         154,000    9.97      15.51        60,350      15.51

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements including having completed one year of service with the Company or its subsidiaries and attained age 21. The ESOP trust purchased 176,095 shares of common stock with proceeds from internally financed loans in 2001 and holds 299,093 or 8.55 percent of the total shares issued. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan was rewritten in 2001 to consolidate a pre-existing ESOP loan and bears interest at 6.00 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $339,777, $131,520, and $87,475, for the years ended December 31, 2002, 2001, and 2000, respectively.

The following table presents the components of the ESOP shares:

                                     2002         2001         2000
                                  ----------   ----------   ----------

Allocated shares                      60,654       48,354       36,054
Shares released for allocation        23,844       12,300       12,300
Unreleased shares                    214,595      238,439       74,644
                                  ----------   ----------   ----------
Total ESOP shares                    299,093      299,093      122,998
                                  ==========   ==========   ==========
Fair value of unreleased shares   $3,358,412   $2,849,346   $  597,165
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

The Company acquired and granted a total of 63,652 shares of common stock, of which 14,318 shares became immediately vested under the plan with the remaining shares vesting over a four-year period for directors and five years for officers and employees beginning October 22, 1999. On December 23, 2002, the company granted a total of 66,000 shares of common stock of which 16,280 shares were acquired and became immediately vested under the plan with the remaining shares vesting over a two and four year period. A total of 79,932 shares were vested as of December 31, 2002.

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

Net compensation expense attributable to the RSPs amounted to $280,687, $128,513, and $128,512 for the years ended December 31, 2002, 2001, and 2000.

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

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the years ended December 31, are as follows:

                                              2002          2001
                                        -----------     -----------
Fixed rate commitments                  $ 9,003,490     $12,985,939
Variable rate commitments                16,820,280      16,424,007
                                        -----------     -----------
     Total                              $25,823,770     $29,409,946
                                        ===========     ===========


The range of interest rate residential mortgage loan commitments was 5.75 percent to 6.50 percent at December 31, 2002, and 6.125 percent to 6.875 percent at December 31, 2001.

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

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 2002 surplus funds of $21,956,195 were not available for dividends.

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

As of December 31, 2002 and 2001, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

The Company's actual capital ratios are presented in the following tables, which shows the Company met all regulatory capital requirements.

                                            2002                         2001
                                   ----------------------    -------------------------
                                      Amount      Ratio           Amount       Ratio
                                   ----------------------    -------------------------
Total Capital
(to Risk-weighted Assets)
-------------------------
Actual                            $ 48,846,391     30.72 %     $ 53,482,083     38.79%
For Capital Adequacy Purposes       12,718,680      8.00         11,029,603      8.00
To Be Well Capitalized              15,898,350     10.00         13,787,003     10.00

Tier I Capital
(to Risk-weighted Assets)
-------------------------

Actual                            $ 47,162,795     29.67 %     $ 51,975,943     37.70%
For Capital Adequacy Purposes        6,359,340      4.00          5,514,801      4.00
To Be Well Capitalized               9,539,010      6.00          8,272,202      6.00

Tier I Capital
(to Average Assets)
-------------------

Actual                            $ 47,162,795     13.56 %     $ 51,975,943     17.48%
For Capital Adequacy Purposes       13,909,085      4.00         11,894,609      4.00
To Be Well Capitalized              17,385,356      5.00         14,868,262      5.00


The Bank's actual capital ratios are presented in the following tables.

                                            2002                         2001
                                   ----------------------    -------------------------
                                      Amount      Ratio           Amount       Ratio
                                   ----------------------    -------------------------
Total Capital
(to Risk-weighted Assets)
-------------------------

Actual                            $ 42,779,478    27.86 %     $ 41,128,906     30.17%
For Capital Adequacy Purposes       12,282,160     8.00         10,906,800      8.00
To Be Well Capitalized              15,352,700    10.00         13,633,500     10.00

Tier I Capital
(to Risk-weighted Assets)
-------------------------

Actual                            $ 41,095,882    26.77 %     $ 39,622,766     29.06%
For Capital Adequacy Purposes         6,141,080    4.00          5,453,400      4.00
To Be Well Capitalized                9,211,620    6.00          8,180,100      6.00

Tier I Capital
(to Average Assets)
-------------------

Actual                            $ 41,095,882    12.21 %     $ 39,622,766     13.39%
For Capital Adequacy Purposes       13,466,538     4.00         11,833,125      4.00
To Be Well Capitalized              16,833,172     5.00         14,791,406      5.00


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

15. FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                            2002                          2001
                                 ---------------------------   ---------------------------
                                   Carrying         Fair         Carrying        Fair
                                    Value           Value          Value        Value
                                 ------------   ------------   ------------   ------------
Financial assets:
  Cash and amounts due
    from other institutions      $  6,938,217   $  6,938,217   $  5,988,187   $  5,988,187
  Interest-bearing deposits
    with other institutions         1,283,752      1,283,752     28,195,161     28,195,161
  Investment securities:
    Available for sale             27,233,227     27,233,227     22,902,366     22,902,366
    Held to maturity               19,274,753     19,611,078     26,259,684     26,516,322
  Mortgage-backed securities:
    Available for sale             44,137,225     44,137,225     54,603,622     54,603,622
    Held to maturity               70,346,358     71,826,914     30,179,631     30,444,092
  Loans, net                      165,668,214    173,219,214    137,000,743    142,370,743
  Federal Home Loan Bank stock      3,620,300      3,620,300      2,614,800      2,614,800
  Accrued interest receivable       1,998,773      1,998,773      1,679,032      1,679,032
                                 ------------   ------------   ------------   ------------
      Total                      $340,500,819   $349,868,700   $309,423,226   $315,314,325
                                 ============   ============   ============   ============

Financial liabilities:
  Deposits                       $232,366,672   $237,027,672   $210,014,644   $213,948,644
  Advances from Federal
    Home Loan Bank                 61,007,800     64,276,800     50,324,800     52,034,800
  Advances from borrowers
    for taxes and insurance           548,924        548,924        586,795        586,795
  Accrued interest payable          1,179,721      1,179,721        418,499        418,499
                                 ------------   ------------   ------------   ------------
      Total                      $295,103,117   $303,033,117   $261,344,738   $266,988,738
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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Amounts Due from Other Institutions, Interest-bearing Deposits with Other Institutions, Accrued Interest Receivable, Advance from Borrowers for Taxes and Insurance, and Accrued Interest Payable
--------------------------------------------------------------------------------

The fair value approximates the current book value.

Investment Securities,  Mortgage-backed  Securities,
and Federal Home Loan Bank Stock
----------------------------------------------------

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

On August 16, 2001, the Board of Trustees of PHS Bancorp, M.H.C., Peoples Home Savings Bank, and the Board of Directors of PHS Bancorp, Inc. ("PHS") adopted a plan of conversion. In accordance with the plan, PHS Bancorp, M.H.C. was converted from a mutual holding company to PHSB Financial Corporation ("PHSB"), a full stock corporation, on December 20, 2001. The common shares held by public stockholders of PHS were converted into common shares of PHSB at a rate of
1.28123 of PHSB common shares for each common share of PHS. PHSB received the approval of the Federal Reserve Board, the Department of Banking, and the FDIC for transactions contemplated by the plan of conversion, which authorized the PHSB to offer stock in a public stock offering up to a maximum of 2,731,250 shares of its common stock. As a result of the conversion, public stockholders of PHS received 1,295,918 of the PHSB common stock. Also as a result of the stock offering, the PHSB received net proceeds of $21,226,263. PHSB contributed a portion of the proceeds to the Bank, resulting in net capital additions to the Bank of $10,614,003. Upon completion of the conversion, the Bank became a wholly-owned subsidiary of PHSB. Additionally, PHS and PHS Bancorp, M.H.C. ceased to exist with their net assets totaling $2,955,314 being contributed to PHSB.

17.      PARENT COMPANY

The following are condensed financial statements for the parent company.

                             CONDENSED BALANCE SHEET


                                                      2002          2001
                                                  -----------   -----------
ASSETS
     Cash and due from banks                      $   816,390   $10,903,242
     Investment securities - available for sale     5,441,730     1,522,665
     Investment in subsidiary bank                 40,838,046    37,959,948
     Loans receivable - ESOP                        2,330,388     2,521,705
     Other assets                                      28,923        12,367
                                                  -----------   -----------
TOTAL ASSETS                                      $49,455,477   $52,919,927
                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                            $    95,305   $    85,096
     Stockholders' equity                          49,360,172    52,834,831
                                                  -----------   -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                            $49,455,477   $52,919,927
                                                  ===========   ===========

              CONDENSED STATEMENT OF INCOME

                                                    For the Year Ended December 31,
                                                     2002         2001         2000
                                                 ----------   ----------   ----------
INCOME
      Dividends from subsidiary bank             $1,000,000   $1,380,000   $1,158,100
      Interest income                               295,373       77,983       92,005
                                                 ----------   ----------   ----------
                                                  1,295,373    1,457,983    1,250,105

EXPENSES                                            143,314       62,439       73,981
                                                 ----------   ----------   ----------

Income before equity in undistributed
  earnings of subsidiary                          1,152,059    1,395,544    1,176,124

Equity in undistributed earnings of subsidiary    1,473,116      825,559      995,813
                                                 ----------   ----------   ----------

NET INCOME                                       $2,625,175   $2,221,103   $2,171,937
                                                 ==========   ==========   ==========

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                 For the Year Ended December 31,
                                                                2002           2001           2000
                                                            -----------    -----------    -----------
OPERATING ACTIVITIES
     Net income                                             $ 2,625,175    $ 2,221,103    $ 2,171,937
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed earnings of subsidiary    (1,473,116)      (825,559)      (995,813)
           Other, net                                           254,354        152,856        105,160
                                                            -----------    -----------    -----------
                Net cash provided by operating activities     1,406,413      1,548,400      1,281,284
                                                            -----------    -----------    -----------
INVESTING ACTIVITIES
     Purchases of investment securities                      (6,108,447)    (1,525,828)      (107,298)
     Sale of investment securities                              484,740        107,298              -
     Maturity of investment securities                        2,000,000              -              -
     Additional investment in subsidiary                              -     (8,845,744)             -
     Decrease (increase) in loan to ESOP, net                   191,317     (1,618,170)       150,087
                                                            -----------    -----------    -----------
                Net cash provided by (used for)
                   investing activities                      (3,432,390)   (11,882,444)        42,789
                                                            -----------    -----------    -----------
FINANCING ACTIVITIES
     Common stock acquired by ESOP                                    -     (1,760,950)             -
     Proceeds from sale of common stock                               -     21,226,263              -
     Capital contributed by MHC                                       -      2,955,314              -
      Cash dividends paid                                    (1,039,619)      (991,801)      (912,550)
      Purchase of treasury stock                             (7,021,256)      (325,197)      (747,555)
                                                            -----------    -----------    -----------
                Net cash provided by (used for)
                   investing activities                      (8,060,875)    21,103,629     (1,660,105)
                                                            -----------    -----------    -----------
                Increase (decrease) in cash                 (10,086,852)    10,769,585       (336,032)

CASH AT BEGINNING OF YEAR                                    10,903,242        133,657        469,689
                                                            -----------    -----------    -----------

CASH AT END OF YEAR                                        $    816,390    $10,903,242    $   133,657
                                                           ============    ===========    ===========

18.  SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                     Three Months Ended
                                      -------------------------------------------------
                                          March        June     September     December
                                          2002         2002         2002         2002
                                      ----------   ----------   ----------   ----------
Total interest income                 $4,902,684   $4,980,254   $5,067,251   $4,905,523
Total interest expense                 2,370,405    2,384,602    2,555,064    2,489,310
                                      ----------   ----------   ----------   ----------

Net interest income                    2,532,279    2,595,652    2,512,187    2,416,213
Provision for loan losses                180,000      180,000      195,000      180,000
                                      ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses            2,352,279    2,415,652    2,317,187    2,236,213

Investment securities gains, net           5,399       44,561       98,178       19,889
Total noninterest income                 227,110      242,513      256,649      275,855
Total noninterest expense              1,688,720    1,734,700    1,751,021    2,002,138
                                      ----------   ----------   ----------   ----------

Income before income taxes               896,068      968,026      920,993      529,819
Income taxes                             234,000      243,000      176,765       35,966
                                      ----------   ----------   ----------   ----------
Net income                            $  662,068   $  725,026   $  744,228   $  493,853
                                      ==========   ==========   ==========   ==========
Per share data:
Net income
     Basic                            $     0.20   $     0.23   $     0.26   $     0.18
     Diluted                                0.20         0.23         0.25         0.17
Weighted-average shares outstanding
     Basic                             3,254,892    3,130,855    2,912,386    2,811,725
     Diluted                           3,298,347    3,180,441    2,965,714    2,875,557

                                                   Three Months Ended
                                      -------------------------------------------------
                                         March         June     September    December
                                          2001         2001         2001         2001
                                      ----------   ----------   ----------   ----------
Total interest income                 $4,773,262   $4,885,896   $4,888,452   $4,768,348
Total interest expense                 2,674,394    2,692,237    2,662,753    2,507,368
                                      ----------   ----------   ----------   ----------
Net interest income                    2,098,868    2,193,659    2,225,699    2,260,980
Provision for loan losses                120,000      120,000      130,000      150,000
                                      ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses            1,978,868    2,073,659    2,095,699    2,110,980

Investment securities gains, net          58,118            -            -            -
Total noninterest income                 210,346      227,315      257,064      255,670
Total noninterest expense              1,558,183    1,546,409    1,560,814    1,628,879
                                      ----------   ----------   ----------   ----------
Income before income taxes               689,149      754,565      791,949      737,771
Income taxes                             174,500      205,682      221,926      150,223
                                      ----------   ----------   ----------   ----------
Net income                            $  514,649   $  548,883   $  570,023   $  587,548
                                      ==========   ==========   ==========   ==========

Per share data:
Net income
     Basic                            $     0.16   $     0.17   $     0.18   $     0.18
     Diluted                                0.16         0.17         0.18         0.18
Weighted-average shares outstanding
     Basic                             3,176,605    3,224,819    3,165,481    3,201,316
     Diluted                           3,176,605    3,224,819    3,166,120    3,238,563

                           PHSB FINANCIAL CORPORATION
                                OFFICE LOCATIONS

                      Administrative Office and Loan Center
                                744 Shenango Road
                        Beaver Falls, Pennsylvania 15010
                                 (724) 846-7300
                           www.peopleshomesavings.com



                              [MAP OMITTED]


          Board of Directors                                   Executive Officers
          Joseph D. Belas                                      James P. Wetzel, Jr.
          Douglas K. Brooks                                        President and Chief Executive Officer
          Emlyn Charles                                        Richard E. Canonge
          John C. Kelly                                            Vice President Finance, Chief Financial
          Howard B. Lenox                                            Officer and Treasurer
          John M. Rowse                                        John M. Rowse
          James P. Wetzel, Jr.                                        Secretary
                                                                   David E. Ault
                                                                    Vice President-Community Banking and
          Dividend Reinvestment Plan:                                 Assistant Secretary
          For information on the PHSB Financial                 Paul W. Jewell
          Corporation Dividend Reinvestment Plan,                   Vice President-Human Resources and
          including optional cash purchases of                        Business Development
          additional shares with no brokerage fees,             Joseph R. Pollock III
          please contact Registrar and Transfer                     Vice President-Lending
          Company at (800) 368-5948

          Corporate Counsel:                                   Independent Auditors:
          George A. Verlihay                                   S.R. Snodgrass, A.C.
          2521 Darlington Road                                 1000 Stonewood Drive
          Beaver Falls, Pennsylvania  15010                    Suite 200
                                                               Wexford, Pennsylvania  15090

          Special Counsel:                                     Transfer Agent and Registrar:
          Malizia Spidi & Fisch, PC                            Registrar and Transfer Company
          1100 New York Avenue, N.W.                           70 Commerce Drive
          Suite 340 West                                       Cranford, New Jersey 07016-3572
          Washington, D.C.  20005                              (800) 368-5948



--------------------------------------------------------------------------------

The Company's Annual Report for the Year Ended December 31, 2002 filed with the Securities Exchange Commission on Form 10-KSB without exhibits is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write the Secretary of the Company at 744 Shenango Road, Beaver Falls, Pennsylvania 15010.

The Annual Meeting of Stockholders will be held on April 24, 2003 at 9:00 a.m. at the Chippewa Township Municipal Building, Chippewa Township, Beaver Falls, PA 15010.