Form 10-K, Exhibit 13
period 2003-12-31
PHSB FINANCIAL CORP
filed 2004-03-18
CIK 1158026

[GRAPHIC OMITTED]






                                 PHSB Financial
                                   Corporation


                                      2003
                                     ANNUAL
                                     REPORT

                                 PHSB FINANCIAL
                                   CORPORATION
                               2003 ANNUAL REPORT


                                -----------------
                                TABLE OF CONTENTS
                                -----------------



Letter to Stockholders....................................................... 1

Selected Financial and Other Data............................................ 2

Corporate Profile and Stock Market Information................................4

Management's Discussion and Analysis of
  Financial Condition and Results of Operations...............................5

Report of Independent Auditors...............................................14

Consolidated Balance Sheet...................................................15

Consolidated Statement of Income.............................................16

Consolidated Statement of Changes in Stockholders' Equity....................17

Consolidated Statement of Cash Flows.........................................18

Notes to Consolidated Financial Statements...................................19

Office Locations and Other Corporate Information.............................53

                           PHSB FINANCIAL CORPORATION


To Our Stockholders:

         On behalf of the Board of Directors, Officers and Employees of PHSB Financial Corporation and its wholly owned subsidiary, Peoples Home Savings Bank, it is my privilege to present our annual report for the year ending December 31, 2003.

         The year 2003 was a challenging year for the Company. A weak economy and interest rates that fell to forty year lows impacted the Company's operations. The low interest rates produced a wave of refinancing and loan modifications. The sluggish economy resulted in a net reduction in our loan portfolio of $12.2 million from year end 2002. In addition, deposit rates did not decrease as rapidly as loan and security rates, as some deposit rates hit an effective floor.

         These factors led to a reduction in the Company's net interest income, and will make for a challenging 2004. In spite of these factors, however, we continued to report strong earnings, which were augmented by security sales. In 2003, we earned $2,723,000 or $1.01 per basic share and $.98 per diluted share as compared to $2,625,000 or $.87 per basic share and $.85 per diluted share for 2002.

         During 2003, we undertook measures to enhance your investment by repurchasing approximately 145,000 Treasury Shares along with paying a $.50 Special Dividend which in addition to our regular quarterly dividend resulted in a total of $.90 per share for the year. These enhancements were made possible by our record earnings and the strong financial condition of the Company.

         As the company enters 2004, we maintain our mission of providing the highest level of personal service to our customers. In order for us to continue to grow the company, we are constantly seeking to meet our customer's needs by offering competitive products and services.

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


                                           Very truly yours,


                                           /s/James P. Wetzel, Jr.
                                           -------------------------------------
                                           James P. Wetzel, Jr.
                                           President and Chief Executive Officer

                           PHSB FINANCIAL CORPORATION
                        SELECTED FINANCIAL AND OTHER DATA


Selected Financial Data
----------------------------------------------------------------------------------------------------------
December 31                                             2003       2002       2001       2000       1999
----------------------------------------------------------------------------------------------------------
                                                                        (in thousands)
Assets ..........................................   $339,970   $345,537   $315,382   $265,330   $268,640
Loans, net ......................................    153,584    165,668    137,001    129,017    118,745
Mortgage-backed securities held to maturity .....     55,843     70,346     30,180     38,780     44,141
Mortgage-backed securities available
  for sale ......................................     75,911     44,137     54,604     38,415     37,426
Investment securities held to maturity ..........      7,952     19,275     26,260     17,776     15,540
Investment securities available for sale ........     28,719     27,233     22,902     24,814     27,595
Interest-bearing deposits with other institutions        754      1,284     28,195      5,094     11,417
Federal Home Loan Bank stock ....................      3,607      3,620      2,615      2,615      2,615
Deposits ........................................    231,519    232,367    210,015    198,242    189,345
Other borrowings ................................       --         --           28         75        120
Advances from Federal Home Loan Bank ............     58,880     61,008     50,325     36,195     50,295
Stockholders' equity(1) .........................     46,650     49,360     52,835     28,850     26,751


Selected Consolidated Operating Data
----------------------------------------------------------------------------------------------------------
Year Ended December 31,                                 2003       2002       2001       2000       1999
----------------------------------------------------------------------------------------------------------
                                                                       (in thousands)
Interest income .................................   $ 17,585   $ 19,856   $ 19,316   $ 19,035   $ 17,511
Interest expense ................................      8,743      9,800     10,537     10,448      9,284
                                                    --------   --------   --------   --------   --------
  Net interest income ...........................      8,842     10,056      8,779      8,587      8,227
Provision for loan losses .......................        620        735        520        555        410
                                                    --------   --------   --------   --------   --------
  Net interest income after provision
    for loan losses..............................      8,222      9,321      8,259      8,032      7,817
Total non-interest income .......................      2,707      1,170      1,008        854        764
Total non-interest expense ......................      7,323      7,176      6,294      6,000      6,094
                                                    --------   --------   --------   --------   --------
Income before income taxes ......................      3,606      3,315      2,973      2,886      2,487
Income taxes ....................................        883        690        752        714        629
                                                    --------   --------   --------   --------   --------
  Net income ....................................   $  2,723   $  2,625   $  2,221   $  2,172   $  1,858
                                                    ========   ========   ========   ========   ========

                          (footnotes on following page)

Other Selected Data
--------------------------------------------------------------------------------------------------------------------
At or for the Year Ended December 31,                            2003          2002           2001           2000          1999
--------------------------------------------------------------------------------------------------------------------
Return on average assets (net income
  divided by average total assets)....................          0.80%         0.78%          0.78%          0.81%         0.73%
Return on average equity (net income
  divided by average equity assets)...................          5.78%         5.15%          7.31%          7.95%         6.68%
Dividend payout ratio.................................         89.50%        39.60%         44.65%         42.02%        40.03%
Average equity to average assets .....................         13.91%        15.23%         10.69%         10.22%        10.86%
Net interest rate spread (1)..........................          2.60%         2.94%          3.10%          3.18%         3.15%
Per Share Information:
  Diluted earnings per share(2).......................          $0.98         $0.85          $0.70          $0.67         $0.56
  Tangible book value per share(2)....................         $16.07        $16.31         $15.11          $8.81         $7.92
Non-performing assets to total assets.................          0.13%         0.13%          0.19%          0.25%         0.19%
Non-performing loans to total loans...................          0.26%         0.25%          0.43%          0.51%         0.42%
Allowance for loan losses to total loans..............          1.07%         1.01%          1.08%          1.12%         1.14%

------------------
(1) Interest income is shown on a tax equivalent basis assuming a 34% federal income tax rate.
(2) On December 20, 2001, PHSB Financial Corporation completed its stock offering in connection with the conversion and reorganization of Peoples Home Savings Bank and its holding company, PHS Bancorp, Inc., from the mutual holding company form of organization to a full stock company. Shares outstanding for all applicable periods have been adjusted as of the beginning of the periods to give effect to the 1.28123 exchange ratio of previously issued shares in conjunction with this conversion and reorganization.

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

         On December  20,  2001,  PHSB  Financial  Corporation  (the  "Company")
completed its stock offering in connection with the conversion and reorganization of the Bank and its holding company, PHS Bancorp, Inc., from the mutual holding company form of organization to a full stock company. As part of the conversion and reorganization, the shares formerly held by PHS Bancorp, M.H.C. were canceled and the Company sold 2,201,191 new shares to the public and the shares held by stockholders of PHS Bancorp, Inc. were exchanged for 1,295,918 shares of the Company.

         Peoples Home Savings Bank conducts business through ten full service offices and an administrative office located throughout Beaver and Lawrence Counties, Pennsylvania. We offer a broad range of deposits and loan products to individuals, families and small businesses. At December 31, 2003, we had assets of $340.0 million, net loans of $153.6 million, deposits of $231.5 million, and stockholder's equity of $46.6 million.

Stock Market Information

         The Company's common stock is traded on the Nasdaq National Market under the symbol "PHSB." The following table reflects the high and low stock price as published by the Nasdaq National Market and the dividends declared for each quarter during the last two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On December 31, 2003, the Company's common stock closed at $21.50.


                                                                   DIVIDENDS
                                                                   DECLARED
QUARTER ENDED                  HIGH                  LOW           PER SHARE
-------------                  ----                  ---           ---------
December 31, 2003              $21.95              $18.49            $0.60
September 30, 2003              19.09               17.49             0.10
June 30, 2003                   18.52               16.90             0.10
March 31, 2003                  17.90               15.50             0.10
December 31, 2002               15.74               14.71             0.09
September 30, 2002              15.00               14.16             0.09
June 30, 2002                   14.50               13.40             0.08
March 31, 2002                  14.50               11.85             0.08


         The number of stockholders of record of common stock as of the record date on March 5, 2004, was approximately 783. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 5, 2004, there were 2,903,353 shares outstanding.

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

Financial Condition

         Total assets at December 31, 2003 of $340.0 million represented a decrease of $5.5 million or 1.6% from December 31, 2002. This decrease was primarily due to a decrease in loans, net of allowance for loan loss, of $12.1 million, partially offset by an increase in investment and mortgage-backed securities of $7.4 million.

         Loans receivable at December 31, 2003 of $153.6 million represented a decrease of $12.1 million or 7.3% from $165.6 million at December 31, 2002. Mortgage, commercial and consumer loans decreased by $4.2 million, $3.9 million and $4.1 million, respectively. These decreases were primarily due to weaker loan demand and higher prepayment levels during the year. The commercial loan portfolio primarily consists of loans to local municipalities and school districts, while the majority of the consumer loan portfolio consists of auto loans originated through local dealers.

         Investment and mortgage-backed securities increased $7.4 million to $168.4 million at December 31, 2003, from $161.0 million at December 31, 2002. This increase was primarily the result of purchases of $118.1 million which were partially offset by sales of $10.8 million, maturities of $36.3 million and principal repayments of $63.6 million.

         Total deposits at December 31, 2003 were $231.5 million, a decrease of $900,000 or 0.4% from $232.4 million at December 31, 2002.

         Advances from the Federal Home Loan Bank of Pittsburgh decreased $2.1 million to $58.9 million at December 31, 2003 from $61.0 million at December 31, 2002. This decrease was the result of $9.1 million in maturities, partially offset by $7.0 million in new borrowings.

         Stockholders' equity decreased $2.7 million for the year ended December 31, 2003. This decrease was primarily due to stock repurchases of $2.5 million, cash dividends paid of $2.4 million, an increase in unallocated RSP shares of $519,000, and a decrease in accumulated other comprehensive income of $657,000. These decreases to stockholders' equity were partially offset by net income of $2.7 million and proceeds from stock option exercises of $293,000, along with a decreases in unallocated ESOP shares of $433,000.

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

                                                                                  Year Ended December 31,
                                               -------------------------------------------------------------------------------------
                                                            2003                          2002                       2001
                                               -----------------------------  ---------------------------  ------------------------
                                                 Average              Yield/   Average             Yield/  Average           Yield/
                                                 Balance  Interest     Cost    Balance  Interest    Cost   Balance  Interest  Cost
                                                 -------  --------     ----    -------  --------    ----   -------  --------  ----
ASSETS                                                                           (Dollars in Thousands)
Interest-earning assets:
 Loans(1) (2).................................  $163,565   $11,375     6.95%  $154,349  $11,758     7.62% $131,878 $10,821    8.21%
 Mortgage-backed securities...................    71,619     2,959     4.13     42,630    2,364     5.55    34,718   2,237    6.44
 Investment securities(2) (3).................    19,533       568     2.91     39,337    1,356     3.45    30,573   1,583    5.18
 Securities available for sale (2)............    72,635     3,512     4.84     87,146    5,299     6.08    75,962   5,258    6.92
                                                --------   -------            --------  -------           -------- -------
  Total interest-earning assets...............   327,352    18,414     5.63    323,462   20,777     6.42   273,131  19,899    7.29
                                                           -------                      -------                    -------
Noninterest-earning assets....................    11,418                        11,208                      11,012
                                                --------                      --------                    --------
  Total assets................................  $338,770                      $334,670                    $284,143
                                                ========                      ========                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(4)..................................  $ 35,755       298     0.83%  $ 32,624      373     1.14% $ 29,589     542    1.83%
  NOW and money markets.......................    71,018       362     0.51     67,490      562     0.83    62,895   1,150    1.83
  Time deposits...............................   125,821     5,134     4.08    123,421    5,766     4.67   111,539   6,213    5.57
  Advances from FHLB..........................    56,462     2,949     5.22     57,862    3,098     5.35    47,592   2,632    5.53
                                                --------   -------            --------  -------           -------- -------
  Total interest-bearing liabilities..........   289,056     8,743     3.02    281,397    9,799     3.48   251,615  10,537    4.19
                                                           -------                      -------                    -------
Non-interest bearing liabilities..............     2,588                         2,292                       2,157
                                                --------                      --------                    --------
 Total liabilities............................   291,644                       283,689                     253,772
Stockholders' equity..........................    47,126                        50,981                      30,371
                                                --------                      --------                    --------
 Total liabilities and retained earnings......  $338,770                      $334,670                    $284,143
                                                ========                      ========                    ========
Net interest income, interest rate spread(4)..              $9,671     2.60%            $10,978     2.94%          $ 9,362    3.10%
                                                            ======     ====             =======     ====           =======    ====
Net yield on interest-earning assets..........                         2.95%                        3.39%                     3.43%
                                                                       ====                         ====                      ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities.....                        113.25%                      114.95%                   108.55%
                                                                     ======                       ======                    ======

_________________________________
(1)  Average balances include non-accrual loans.
(2) Interest income is shown on a tax equivalent basis assuming a 34% federal income tax rate.
(3)  Includes interest-bearing deposits in other financial institutions.
(4)  Includes advances by borrowers for taxes and insurance.

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

                                                          Year Ended December 31,
                                      -----------------------------------------------------------------
                                                2003 vs. 2002                    2002 vs. 2001
                                      -------------------------------      ----------------------------
                                             Increase (Decrease)               Increase (Decrease)
                                                    Due to                           Due to
                                      -------------------------------      ----------------------------
                                         Volume      Rate        Net      Volume      Rate       Net
                                         ------      ----        ---      ------      ----       ---
                                                               (In Thousands)
Interest income:
 Loans (1) ..........................   $   702    $(1,085)   $  (383)   $ 1,844   $  (907)   $   937
 Mortgage-backed securities .........     1,608     (1,013)       595        510      (383)       127
 Investment securities (1) ..........      (683)      (105)      (788)       454      (681)      (227)
 Securities available for sale (1) ..      (882)      (905)    (1,787)       774      (733)        41
                                        -------    -------    -------    -------   -------    -------
  Total interest-earning assets .....       745     (3,108)    (2,363)     3,582    (2,704)       878
                                        -------    -------    -------    -------   -------    -------

Interest expense:
  Savings ...........................        36       (111)       (75)        56      (225)      (169)
  NOW and money markets .............        29       (229)      (200)        84      (672)      (588)
  Time deposits .....................       112       (744)      (632)       662    (1,109)      (447)
  Advances from FHLB ................       (75)       (74)      (149)       568      (102)       466
                                        -------    -------    -------    -------   -------    -------
   Total interest-bearing liabilities       102     (1,158)    (1,056)     1,370    (2,107)      (738)
                                        -------    -------    -------    -------   -------    -------
Net change in net interest income ...   $   643    $(1,950)   $(1,307)   $ 2,212   $  (596)   $ 1,616
                                        =======    =======    =======    =======   =======    =======

_______________________
(1) Income and yields derived from state and political subdivisions obligations are shown on a tax equivalent basis assuming a 34% federal income tax rate.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

         General. Net income for the year ended December 31, 2003 increased by $98,000 to $2,723,000, from $2,625,000 for the year ended December 31, 2002.
This increase was primarily due to a $1,537,000 increase in non-interest income and a $115,000 decrease in loan loss provisions. This increase to net income was partially offset by a $1,214,000 decrease in net interest income along with increases in non-interest expense and income tax provisions of $146,000 and $193,000, respectively.

         Net Interest Income. Reported net interest income decreased $1,214,000 or 12.1% for the year ended December 31, 2003. Net interest income on a tax equivalent basis decreased by $1,307,000 or 11.9% in a period when both average interest-earning assets and average interest-bearing liabilities increased (increased $3.9 million, or 1.2%, and $7.7 million, or 2.7%, respectively). The Company's interest rate spread on a tax equivalent basis decreased 34 basis points (with 100 basis points being equal to 1%) to 2.60% for the year ended December 31, 2003 as compared to 2.94% in 2002. The tax equivalent basis is calculated utilizing the statutory rate of 34%.

         Interest Income. Reported interest income decreased $2,271,000 to $17.6 million for the year ended December 31, 2003, from $19.9 million for 2002. Interest income on a tax equivalent basis totaled $18.4 million for year ended December 31, 2003, a decrease of $2,363,000, or 11.4%, from $20.8 million for the year ended December 31, 2002. This decrease was primarily due to a 79 basis point decrease in the yield earned partially offset by an increase in the Company's average interest-earning assets of $3.9 million, or 1.2%, for the year ended December 31, 2003. Interest earned on loans decreased $383,000, or 3.3%, in 2003. This decrease was due to a 67 basis point decrease in the yield earned, partially offset by a $9.2 million, or 6.0% increase in the average balance of loans. Interest earned on interest-bearing deposits and investment and mortgage-backed securities (including securities available for sale) decreased $2.0 million, or 22.0%, in 2003. This decrease was due to a decrease in the average balance of securities of $5.3 million, or 3.1%, along with a 103 basis point decrease in the yield earned.

         Interest Expense. Interest expense decreased $1,056,000 to $8.7 million for the year ended December 31, 2003. The decrease in interest expense was due to a 46 basis point decrease in the average cost of interest-bearing liabilities to 3.09% partially offset by a $7.7 million, or 2.7%, increase in the average balance of interest-bearing liabilities. The $7.7 million, or 2.7% increase in the average balance of interest- bearing liabilities was the result of increased average deposits of $9.1 million, or 4.1%, partially offset by a decrease in average borrowings of $1.4 million, or 2.4%.

         Provision for Losses on Loans. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimate of the losses inherent in the portfolio, based on:

o    historical experience;
o    volume;
o    type of lending conducted by the Bank;
o    industry standards;
o    the level and status of past due and non-performing loans;
o    the general economic conditions in the Bank's lending area; and
o    other factors affecting the collectibility of the loans in its portfolio.

         The provision for loan losses decreased by $115,000 to $620,000 for the year ended December 31, 2003, from $735,000 for the year ended December 31, 2002. A decrease in loans precipitated the decrease in the provision for loan losses. The allowance for loan losses is maintained at a level that represents management's best estimates of probable losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

         Non-interest Income. Total non-interest income increased $1,537,000 to $2.7 million for the year ended December 31, 2003, from $1.2 million for the year ended December 31, 2002. This increase was primarily due to an increase in gains on sales of investment securities of $1,437,000 from $168,000 for the year ended December 31, 2002 to $1.6 million for the year ended December 31, 2003. The $1,437,000 increase in security gains resulted from management reacting to opportunities to sell securities without significantly impacting the overall effective yield of the investment portfolio. Management continues to closely monitor the investment portfolio for other similar opportunities which may become available.

         Non-interest Expense. Non-interest expense increased $146,000 to $7.3 million for the year ended December 31, 2003, from $7.2 million for the year ended December 31, 2002. This increase was primarily due to an increase in compensation and employee benefits of $296,000 which was primarily the result of normal merit increases, partially offset by a $133,000 decrease in occupancy and equipment costs.

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

         Net Interest Income. Reported net interest income increased $1,277,000 or 14.5% for the year ended December 31, 2002. Net interest income on a tax equivalent basis increased by $1,616,000 or 17.3% in a period when both average interest-earning assets and average interest-bearing liabilities increased (increased $50.3 million and $29.8 million, respectively). The increase in average earning assets of $50.3 million was primarily due to increases of $22.5 million in average loans along with an increase in average investment and mortgage-backed securities of $27.8 million. The Company's net interest rate spread on a tax equivalent basis decreased 16 basis points to 2.94% for the year ended December 31, 2002. Due to the volume of obligations of state and political subdivision in the Company's loan and investment portfolios, net interest income and interest income are presented on a tax equivalent basis. See also " Average Balance Sheet and Interest Analysis."

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

         From analysis and discussion of the aforementioned reports as of December 31, 2003, management has assessed that the Bank's level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (21.59)% and 15.49%, respectively. Net interest income decreased by $502,000 or 5.1% for a downward shift in rates of 200 basis points and decreased by $156,000 or 1.3%, for an upward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Bank's Asset/Liability Management and Interest Rate Risk Policy. The Bank's calculated (total) risk-based capital before the interest rate risk impact was 23.52% and 18.63% after the interest rate risk impact. Results fall within policy limits for all applicable tests.

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

         The primary activity of the Company is originating loans and purchasing investment and mortgage-backed securities. During the years ended December 31, 2003, 2002 and 2001 the Company originated loans in the amounts of $83.5 million, $98.0 million and $67.4 million, respectively. The Company also purchases investment and mortgage-backed securities to invest excess liquidity and to supplement local loan demand. During the years ended December 31, 2003, 2002 and 2001, the Company purchased investment and mortgage-backed securities in the amounts of $118.1 million, $111.7 million and $55.4 million, respectively.

         The Company has other sources of liquidity if a need for additional funds arises, such as advances from the FHLB of Pittsburgh. Additional sources of liquidity can be found in the Company's balance sheet, such as investment securities and unencumbered mortgage-backed securities that are readily marketable. Management believes that the Company has adequate resources to fund all of its commitments.

         The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below
(1) the amount required for the liquidation account established in connection with the Bank's mutual holding company reorganization and stock issuance, or (2) the regulatory capital requirements imposed by the Department and the FDIC.

         Contractual Obligations. The following table represents significant fixed and determinable contractual obligations to third parties by payment date as of December 31, 2003.

                                                                 Less Than                                      After
                                                    Total          1 Year      1-3 Years      3-5 Years        5 Years
                                                    -----          ------      ---------      ---------        -------
Deposits without a stated maturity......          $107,496        $107,496       $     -        $     -        $     -
Certificates of deposit.................           124,023          65,119        31,580         25,374          1,950
FHLB advances...........................            58,880           6,250        11,130         19,000         22,500
Operating leases........................               359             103           167             69             20
                                                  --------        --------       -------        -------        -------
    Total...............................          $290,758        $178,968       $42,877        $44,443        $24,470
                                                  ========        ========       =======        =======        =======

         The following table represents our commitments to extend credit, including unused lines of credit, as of December 31, 2003.


                                                                 Less Than                                       Over
                                                    Total          1 Year      1-3 Years      3-5 Years        5 Years
                                                    -----          ------      ---------      ---------        -------
Commitments to extend credit:
   Mortgage loans......................           $   267         $   267     $       -      $       -       $      -
   Commercial loans....................             1,100           1,100             -              -              -
   Consumer loans......................             2,203           2,203             -              -              -
Unused commercial credit lines.........             2,526           2,526             -              -              -
Unused consumer credit lines...........            16,395          16,395             -              -              -
Commercial letters of credit...........                20              20             -              -              -
                                                  -------         -------     ---------      ---------       --------
    Total..............................           $22,511         $22,511     $       -      $       -       $      -
                                                  =======         =======     =========      =========       ========

         Regulatory Capital Requirements. As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital level on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. See Note 16 to the Consolidated Financial Statements.

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

                         REPORT OF INDEPENDENT AUDITORS




Board of Directors and Stockholders
PHSB Financial Corporation

We have audited the accompanying consolidated balance sheet of PHSB Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHSB Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/S.R. Snodgrass, A.C.


Wexford, PA
January 16, 2004

                           PHSB FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                                                      December 31,
                                                                   2003            2002
                                                              ------------    ------------
ASSETS
     Cash and amounts due from other institutions             $  6,795,068    $  6,938,217
     Interest-bearing deposits with other institutions             753,727       1,283,752
                                                              ------------    ------------
         Cash and cash equivalents                               7,548,795       8,221,969
     Investment securities:
         Available for sale                                     28,718,832      27,233,227
         Held to maturity (market value $8,203,053
           and $19,611,078)                                      7,952,211      19,274,753
     Mortgage-backed securities:
         Available for sale                                     75,910,915      44,137,225
         Held to maturity (market value $56,194,217
           and $71,826,914)                                     55,843,363      70,346,358
     Loans (net of allowance for loan losses of $1,647,886
       and $1,683,596)                                         153,584,123     165,668,214
     Accrued interest receivable                                 1,573,295       1,998,773
     Premises and equipment                                      4,227,498       4,604,005
     Federal Home Loan Bank stock                                3,606,600       3,620,300
     Other assets                                                1,003,979         431,881
                                                              ------------    ------------
             TOTAL ASSETS                                     $339,969,611    $345,536,705
                                                              ============    ============
LIABILITIES
     Deposits                                                 $231,519,432    $232,366,672
     Advances from Federal Home Loan Bank                       58,880,000      61,007,800
     Accrued interest payable and other liabilities              2,920,291       2,802,061
                                                              ------------    ------------

             TOTAL LIABILITIES                                 293,319,723     296,176,533
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 20,000,000 shares
       authorized; none issued and outstanding                           -               -
     Common stock, par value $.10 per share; 80,000,000
       shares authorized; 3,519,711 and 3,497,109 issued           351,971         349,711
     Additional paid-in capital                                 32,750,510      32,329,518
     Retained earnings - substantially restricted               23,857,117      23,571,132
     Accumulated other comprehensive income                      1,540,849       2,197,377
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                    (2,023,187)     (2,276,111)
     Unallocated shares held by Restricted Stock Plan (RSP)       (518,654)              -
     Treasury stock, at cost (616,358 and 471,357 shares)       (9,308,718)     (6,811,455)
                                                              ------------    ------------
             TOTAL STOCKHOLDERS' EQUITY                         46,649,888      49,360,172
                                                              ------------    ------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $339,969,611    $345,536,705
                                                              ============    ============

See accompanying notes to the consolidated financial statements.

                           PHSB FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME

                                                                Year Ended December 31,
                                                             2003          2002          2001
                                                          -----------   -----------   -----------
INTEREST INCOME
      Loans:
          Taxable                                         $ 9,788,932   $10,520,699   $10,433,463
          Exempt from federal income tax                    1,046,888       816,618       255,365
      Investment securities:
          Taxable                                             861,030     1,580,707     1,673,638
          Exempt from federal income tax                      561,851       972,567       875,533
      Mortgage-backed securities                            5,278,467     5,802,854     5,795,239
      Interest-bearing deposits with other institutions        47,892       162,267       282,720
                                                          -----------   -----------   -----------
               Total interest income                       17,585,060    19,855,712    19,315,958
                                                          -----------   -----------   -----------
INTEREST EXPENSE
      Deposits                                              5,793,852     6,700,653     7,904,943
      Advances from Federal Home Loan Bank                  2,949,286     3,098,728     2,631,809
                                                          -----------   -----------   -----------
               Total interest expense                       8,743,138     9,799,381    10,536,752
                                                          -----------   -----------   -----------

               Net interest income                          8,841,922    10,056,331     8,779,206

PROVISION FOR LOAN LOSSES                                     620,000       735,000       520,000
                                                          -----------   -----------   -----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                           8,221,922     9,321,331     8,259,206
                                                          -----------   -----------   -----------
NONINTEREST INCOME
      Service charges on deposit accounts                     717,957       639,283       594,701
      Investment securities gains, net                      1,605,389       168,027        58,118
      Rental income                                           103,050        92,483        97,808
      Other income                                            280,978       270,361       257,886
                                                          -----------   -----------   -----------
               Total noninterest income                     2,707,374     1,170,154     1,008,513
                                                          -----------   -----------   -----------
NONINTEREST EXPENSE
      Compensation and employee benefits                    4,263,367     3,967,772     3,356,733
      Occupancy and equipment costs                         1,247,362     1,380,076     1,304,825
      Data processing costs                                   195,428       198,566       193,188
      Other expenses                                        1,617,073     1,630,165     1,439,539
                                                          -----------   -----------   -----------
               Total noninterest expense                    7,323,230     7,176,579     6,294,285
                                                          -----------   -----------   -----------
Income before income taxes                                  3,606,066     3,314,906     2,973,434
Income taxes                                                  883,211       689,731       752,331
                                                          -----------   -----------   -----------
               NET INCOME                                 $ 2,722,855   $ 2,625,175   $ 2,221,103
                                                          ===========   ===========   ===========

EARNINGS PER SHARE
      Basic                                               $      1.01   $      0.87   $      0.70
      Diluted                                                    0.98          0.85          0.70

See accompanying notes to the consolidated financial statements.

                                                                     PHSB FINANCIAL CORPORATION
                                                     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                         Retained     Accumulated   Unallocated   Unallocated
                           Additional    Earnings       Other         Shares         Shares                  Total        Compre-
                  Common    Paid-in    Substantially Comprehensive    Held by        Held by    Treasury   Stockholders'  hensive
                  Stock     Capital      Restricted     Income         ESOP           RSP        Stock       Equity       Income
                 --------  ----------  ------------- --------------  ------------- --------------  ---------------- --------------
Balance,
  December
  31, 2000       $276,000 $10,480,215  $20,756,274     $  456,968    $ (917,283) $  (185,783) $(2,016,157) $28,850,234

Net income                               2,221,103                                                           2,221,103  $2,221,103
Other
comprehensive
income:
  Unrealized
    gain on
    available
    for sale
    securities,
    net of
    tax of
    $205,973                                              399,830                                              399,830     399,830
                                                                                                                        ----------
Comprehensive
income                                                                                                                  $2,620,933
                                                                                                                        ==========
Cash dividends
  declared
  ($.31 per
  share)                                  (991,801)                                                           (991,801)
ESOP shares
  released                    (17,700)                                  149,220                                131,520
Treasury stock
  purchased,
  at cost                                                                                        (325,197)    (325,197)
RSP shares
  released                                                                           128,513                   128,513
Sale of
  common stock     96,751  21,129,512                                                                       21,226,263
Retirement of
  treasury
  stock           (23,040) (2,318,314)                                                          2,341,354            -
Capital
  contributed
  from MHC                  2,955,314                                                                        2,955,314
Common stock acquired
  by ESOP                                                             1,760,950)                            (1,760,950)
                 -------- ----------- -----------      ----------   -----------    ---------  -----------  -----------
Balance,
  December
  31, 2001        349,711  32,229,027   21,985,576        856,798    (2,529,013)     (57,270)           -   52,834,829

Net income                               2,625,175                                                           2,625,175 $ 2,625,175
Other
comprehensive
income:
  Unrealized
  gain on
  available
  for sale
  securities,
  net of
  tax of
  $690,602                                              1,340,579                                            1,340,579   1,340,579
                                                                                                                       -----------
Comprehensive
  income                                                                                                               $ 3,965,754
                                                                                                                       ===========
Cash dividends
  declared
  ($.34 per
  share)                                (1,039,619)                                                         (1,039,619)
ESOP shares
  released                     86,875                                   252,902                                339,777
Treasury
  stock
  purchased,
  at cost                                                                                      (7,021,256)  (7,021,256)
Common stock
  acquired
  by RSP                         (540)                                              (209,261)     209,801            -
RSP shares
  released                     14,156                                                266,531                   280,687
                 -------- ----------- -----------      ----------   -----------    ---------  -----------  -----------
Balance,
  December
  31, 2002        349,711  32,329,518   23,571,132      2,197,377    (2,276,111)           -   (6,811,455)  49,360,172

Net income                               2,722,855                                                           2,722,855 $ 2,722,855
Other
comprehensive
income (loss):
  Unrealized
  loss on
  available
  for sale
  securities,
  net of tax of
  benefit
  ($338,211)                                             (656,528)                                            (656,528)   (656,528)
                                                                                                                       -----------
Comprehensive
  income                                                                                                               $ 2,066,327
                                                                                                                       ===========
Cash dividends
  declared
  ($.90 per
  share)                                (2,436,870)                                                         (2,436,870)
ESOP shares
  released                    180,561                                   252,924                                433,485
Treasury stock
  purchased,
  at cost                                                                                      (2,497,263)  (2,497,263)
Common stock
  acquired
  by RSP                      (76,568)                                              (771,157)                 (847,725)
Issuance of
  common stock      2,260     290,818                                                                          293,078
RSP shares
  released                     26,181                                                252,503                   278,684
                 -------- ----------- -----------      ----------   -----------    ---------  -----------  -----------
Balance,
  December
  31, 2003       $351,971 $32,750,510 $23,857,117      $1,540,849   $(2,023,187)   $(518,654) $(9,308,718) $46,649,888
                 ======== =========== ===========      ==========   ===========    =========  ===========  ===========

                                                                        2003         2002         2001
                                                                    -----------  -----------  -----------
Components of comprehensive income:
  Change in net unrealized gain on
    investments held for sale                                       $   403,029  $ 1,451,477  $   438,188
  Realized gains included in net income,
    net of tax of $545,832, $57,129, and $19,760                     (1,059,557)    (110,898)     (38,358)
                                                                    -----------  -----------  -----------
Total                                                               $  (656,528) $ 1,340,579  $   399,830
                                                                    ===========  ===========  ===========

See accompanying notes to the consolidated financial statements

                                             PHSB FINANCIAL CORPORATION
                                        CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                               Year Ended December 31,
                                                                    --------------------------------------------
                                                                         2003            2002            2001
                                                                    ------------    ------------    ------------
OPERATING ACTIVITIES
Net income                                                          $  2,722,855    $  2,625,175    $  2,221,103
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Provision for loan losses                                           620,000         735,000         520,000
     Provision for depreciation                                          509,374         688,004         652,309
     Amortization of discounts, premiums,
       and loan origination fees                                       1,747,276       1,363,478       1,195,295
     Investment securities gains, net                                 (1,605,389)       (168,027)        (58,118)
     Deferred income tax                                                  87,714        (112,244)         29,156
     Decrease (increase) in accrued interest receivable                  425,478        (319,741)        (53,612)
     Increase (decrease) in accrued interest payable                    (213,846)        761,222          28,896
     Amortization of ESOP unearned compensation                          433,485         339,777         131,520
     Amortization of RSP unearned compensation                           278,684         280,687         128,513
     Other, net                                                         (262,828)       (572,813)       (415,731)
                                                                    ------------    ------------    ------------
              Net cash provided by operating activities                4,742,803       5,620,518       4,379,331
                                                                    ------------    ------------    ------------

INVESTING ACTIVITIES
     Investment and mortgage-backed securites available for sale:
        Proceeds from sales                                           10,767,399       9,762,943       1,862,276
        Proceeds from maturities and principal repayments             49,209,510      30,603,655      24,221,862
        Purchases                                                    (92,708,414)    (32,199,422)    (39,748,386)
     Investment and mortgage-backed securities held to maturity:
        Proceeds from maturities and principal repayments             50,711,324      46,254,615      15,741,702
        Purchases                                                    (25,366,693)    (79,540,243)    (15,699,383)
     Decrease (increase) in loans, net                                10,086,300     (30,550,489)     (9,544,876)
     Proceeds from sales of repossessed assets                           467,584         380,407         412,018
     Purchase of premises and equipment                                 (132,867)       (262,016)     (1,044,929)
     Redemption (purchase) of Federal Home Loan Bank stock                13,700      (1,005,500)              -
                                                                    ------------    ------------    ------------
              Net cash provided by (used for) investing activities     3,047,843     (56,556,050)    (23,799,716)
                                                                    ------------    ------------    ------------

FINANCING ACTIVITIES
     Increase (decrease) in deposits, net                               (847,240)     22,352,028      11,772,943
     Proceeds from advances from Federal Home Loan Bank                7,000,000      16,000,000      23,130,000
     Repayment of advances from Federal Home Loan Bank                (9,127,800)     (5,317,000)     (9,000,000)
     Repayment of other borrowings                                             -               -               -
     Common stock acquired by ESOP                                             -               -      (1,760,950)
     Proceeds from sale of common stock                                        -               -      21,226,263
     Proceeds from exercise of stock option                              293,078               -               -
     Common stock acquired by RSP                                       (847,725)              -               -
     Capital contributed from MHC                                              -               -       2,955,314
     Cash dividends paid                                              (2,436,870)     (1,039,619)       (991,801)
     Purchase of treasury stock                                       (2,497,263)     (7,021,256)       (325,197)
                                                                    ------------    ------------    ------------
              Net cash provided by (used for) financing activities    (8,463,820)     24,974,153      47,006,572
                                                                    ------------    ------------    ------------

              Increase (decrease) in cash and cash equivalents          (673,174)    (25,961,379)     27,586,187

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                    8,221,969      34,183,348       6,597,161
                                                                    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  7,548,795    $  8,221,969    $ 34,183,348
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

The consolidated financial statements of the Company include the accounts of the Bank and its wholly owned subsidiary, HOMECO. All intercompany transactions have been eliminated in consolidation. The investment in the subsidiary on the parent company financial statement is carried at the parent company's equity in the underlying assets of the Bank.

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

Investment and Mortgage-Backed Securities
-----------------------------------------

Investment and mortgage-backed securities are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities, including mortgage-backed securities, acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available-for-sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying Consolidated Balance Sheet.

Loans
-----

Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued after 90 days when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Payments received on nonaccrual loans are either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

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

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

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

Real Estate Owned
-----------------

Real estate acquired in settlement of loans is stated at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in other expenses.

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

Stock Options
-------------

The Company maintains a stock option plan for the directors, officers, and employees. The Company accounts for its stock option plans under provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

-------------

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of FAS No. 123, Accounting for Stock-Based Compensation, net income applicable to common stock, basic and diluted net income per common share for the year ended December 31 would have been as follows:

                                                    2003               2002              2001
                                              -----------------  -----------------  ----------------
Net income as reported                        $      2,722,855   $      2,625,175   $     2,221,103
Less pro forma expense related to option               147,316            187,360            44,044
                                              -----------------  -----------------  ----------------
Pro forma net income                          $      2,575,539   $      2,437,815   $     2,177,059
                                              =================  =================  ================
Basic net income per common share:
     As reported                              $           1.01   $           0.87   $          0.70
     Pro forma                                            0.96               0.81              0.69
Diluted net income per common share:
     As reported                              $           0.98   $           0.85   $          0.70
     Pro forma                                            0.93               0.79              0.68

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operation as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2002: (1) expected dividend yield of 1.02 percent; (2) risk-free interest rate of 3.78 percent; (3) expected volatility of 8 percent; and (4) expected option lives of ten years.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash and amounts due from depository institutions and interest-bearing deposits with other institutions.

For the years ended December 31, 2003, 2002, and 2001, the Company made cash payments for interest of $8,956,984, $9,038,159, and $10,507,856, respectively. The Company also made cash payments for income taxes of $515,321, $966,520, and $665,000, respectively, during these same periods.

Recent Accounting Pronouncements
--------------------------------

In December 2003, the Financial Accounting Standards Board ("FASB") revised Statement of Financial Accounting Standards ("FAS") No. 132, Employers' Disclosures about Pension and Other Postretirement Benefit. This statement retains the disclosures required by FAS No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair value of plan assets. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This statement retains reduced disclosure requirements for nonpublic entities from FAS No. 132, and it includes reduced disclosure for certain of the new requirements. This statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim disclosures required by this statement are effective for interim periods beginning after December 15, 2003.

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective January 1, 2003, did not have a material effect on the Company's financial position or results of operations.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

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

--------------------------------------------

In April 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Company's reported equity.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

--------------------------------

In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. In October, 2003, the FASB decided to defer to the fourth quarter from the third quarter the implementation date for Interpretation No. 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company's financial position or results of operations.

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

                                                  2003          2002          2001
                                               ----------    ----------    ----------
Weighted-average common shares
     outstanding                                3,511,238     3,497,109     3,534,910

Average treasury stock shares                    (581,312)     (240,356)     (277,425)

Average unearned ESOP and RSP shares             (237,931)     (230,818)      (83,014)
                                               ----------    ----------    ----------

Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share         2,691,995     3,025,935     3,174,471

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                    91,141        51,307        21,135
                                               ----------    ----------    ----------
Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share    2,783,136     3,077,242     3,195,606
                                               ==========    ==========    ==========

3.   INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                                               2003
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Available for Sale
U.S. Treasury securities                  $       4,988,501    $            999    $              -    $       4,989,500
U.S. Government agency
  securities                                      9,550,555              64,617              (3,127)           9,612,045
Obligations of states and
  political subdivisions                          4,593,629             280,619                   -            4,874,248
Corporate securities                              1,100,000              19,915                   -            1,119,915
Real estate mortgage
  investment conduits                                16,518                  53                   -               16,571
                                          ------------------   -----------------   ------------------  ------------------
           Total debt securities                 20,249,203             366,203              (3,127)          20,612,279

Equity securities                                 6,937,088           1,182,790             (13,325)           8,106,553
                                          ------------------   -----------------   ------------------  ------------------

           Total                          $      27,186,291    $      1,548,993 $           (16,452) $        28,718,832
                                          ==================   =================   ==================  ==================


                                                                               2002
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Available for Sale
U.S. Treasury securities                  $       6,978,276    $         21,104    $              -    $       6,999,380
U.S. Government agency
  securities                                        997,142             111,298                   -            1,108,440
Obligations of states and
  political subdivisions                         12,795,978             862,290                   -           13,658,268
Corporate securities                              1,100,000              11,645                   -            1,111,645
Real estate mortgage
  investment conduits                                25,221                 188                   -               25,409
                                          ------------------   -----------------   ------------------  ------------------
           Total debt securities                 21,896,617           1,006,525                   -           22,903,142

Equity securities                                 4,152,600             382,491            (205,006)           4,330,085
                                          ------------------   -----------------   ------------------  ------------------

           Total                          $      26,049,217    $      1,389,016    $       (205,006)   $      27,233,227
                                          ==================   =================   ==================  ==================

                                                                               2003
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Held to Maturity
U.S. Government agency
  securities                              $       5,696,790    $        165,200    $            -      $       5,861,990
Obligations of states and
  political subdivisions                          2,255,421              85,642                 -              2,341,063
                                          ------------------   -----------------   ------------------  ------------------

           Total                          $       7,952,211    $        250,842    $            -      $       8,203,053
                                          ==================   =================   ==================  ==================


                                                                               2002
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Held to Maturity
U.S. Government agency
  securities                              $      16,749,897    $        267,491    $            -      $      17,017,388
Obligations of states and
  political subdivisions                          2,524,856              68,834                 -              2,593,690
                                          ------------------   -----------------   ------------------  ------------------

           Total                          $      19,274,753    $        336,325    $            -      $      19,611,078
                                          ==================   =================   ==================  ==================

The amortized cost and estimated market value of debt securities at December 31, 2003, by contractual maturity, are shown below.

                                                   Available for Sale                        Held to Maturity
                                          --------------------------------------   --------------------------------------
                                                                  Estimated                                Estimated
                                              Amortized             Market             Amortized            Market
                                                Cost                Value                Cost                Value
                                          ------------------   -----------------   ------------------  ------------------
Due in one year or less                   $      14,140,543    $     14,142,180    $       1,491,940   $       1,548,860
Due after one year through
  five years                                      3,641,022           3,847,206            1,000,000           1,030,310
Due after five years through
  ten years                                               -                   -            2,783,440           2,862,967
Due after ten years                               2,467,638           2,622,893            2,676,831           2,760,916
                                          ------------------   -----------------   ------------------  ------------------

      Total                               $      20,249,203    $     20,612,279    $       7,952,211   $       8,203,053
                                          ==================   =================   ==================  ==================

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31:

                                                                     2003                2002                2001
                                                               -----------------   ------------------  ------------------
     Proceeds from sales                                       $     10,767,399    $       9,762,943   $       1,862,276
     Gross gains                                                      1,605,389              178,176              58,118
     Gross losses                                                             -               10,149                   -

Investment securities with an amortized cost of $15,247,346 and $19,728,173 and an estimated market value of $15,474,035 and $20,015,528 were pledged to secure public deposits at December 31, 2003 and 2002, respectively.

4.   MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                                              2003
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Available for Sale
Government National Mortgage
   Association securities                 $      16,423,465    $        942,726    $              -    $      17,366,191
Federal Home Loan Mortgage
   Corporation securities                        31,863,514              80,567            (320,230)          31,623,851
Federal National Mortgage
   Association securities                        26,821,857             209,696            (110,680)          26,920,873
                                          ------------------   -----------------   ------------------  ------------------

            Total                         $      75,108,836    $      1,232,989    $       (430,910)   $      75,910,915
                                          ==================   =================   ==================  ==================

                                                                               2002
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Available for Sale
Government National Mortgage
   Association securities                 $      41,988,207    $      2,145,098    $            -      $      44,133,305
Federal Home Loan Mortgage
   Corporation securities                             3,669                 251                 -                  3,920
                                          ------------------   -----------------   ------------------  ------------------

            Total                         $      41,991,876    $      2,145,349    $            -      $      44,137,225
                                          ==================   =================   ==================  ==================

                                                                               2003
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Held to Maturity
Government National Mortgage
   Association securities                 $       7,650,980    $        396,426    $              -    $       8,047,406
Federal Home Loan Mortgage
   Corporation securities                        32,588,872              42,890            (193,863)          32,437,899
Federal National Mortgage
   Association securities                        15,603,511             133,038             (27,637)          15,708,912
                                          ------------------   -----------------   ------------------  ------------------

            Total                         $      55,843,363    $        572,354    $       (221,500)   $      56,194,217
                                          ==================   =================   ==================  ==================

                                                                               2002
                                          -------------------------------------------------------------------------------
                                                                    Gross                Gross             Estimated
                                              Amortized           Unrealized          Unrealized            Market
                                                Cost                Gains               Losses               Value
                                          ------------------   -----------------   ------------------  ------------------
Held to Maturity
Government National Mortgage
   Association securities                 $      17,354,099    $        821,869    $            -      $      18,175,968
Federal Home Loan Mortgage
   Corporation securities                        40,883,062             272,038                 -             41,155,100
Federal National Mortgage
   Association securities                        12,109,197             386,649                 -             12,495,846
                                          ------------------   -----------------   ------------------  ------------------

            Total                         $      70,346,358    $      1,480,556    $            -      $      71,826,914
                                          ==================   =================   ==================  ==================

The amortized cost and estimated market value of mortgage-backed securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                   Available for Sale                        Held to Maturity
                                          --------------------------------------   --------------------------------------
                                                                  Estimated                                Estimated
                                              Amortized             Market             Amortized            Market
                                                Cost                Value                Cost                Value
                                          ------------------   -----------------   ------------------  ------------------
Due in one year or less                   $             718    $            734    $               -   $            -
Due after one year through
  five years                                        128,718             137,013            3,749,407           3,721,301
Due after five years through
  ten years                                       8,202,526           8,376,237           31,919,309          31,873,210
Due after ten years                              66,776,874          67,396,931           20,174,647          20,599,706
                                          ------------------   -----------------   ------------------  ------------------

      Total                               $      75,108,836    $     75,910,915    $      55,843,363   $      56,194,217
                                          ==================   =================   ==================  ==================

Mortgage-backed securities with an amortized cost of $14,806,515 and $7,940,340 and an estimated market value of $14,721,414 and $8,050,029 were pledged to secure public deposits at December 31, 2003 and 2002, respectively.

5.  UNREALIZED LOSSES ON SECURITIES

The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2003.


                                    Less than Twelve Months       Twelve Months or Greater              Total
                                 ----------------------------------------------------------------------------------------
                                   Estimated       Gross        Estimated         Gross         Estimated       Gross
                                    Market       Unrealized       Market       Unrealized        Market       Unrealized
                                     Value         Losses         Value          Losses           Value         Losses
                                 -------------- -------------  -------------  --------------  --------------  -----------
U.S. Government agencies
  and corporations               $   8,548,915  $      3,127   $          -   $           -   $   8,548,915   $    3,127
Mortgage-backed securities          72,687,279       652,410              -               -      72,687,279      652,410
                                 -------------- -------------  -------------  --------------  --------------  -----------
     Total debt securities          81,236,194       655,537              -               -      81,236,194      655,537

Equity securities                      423,435         7,295        218,920           6,030         642,355       13,325
                                 -------------- -------------  -------------  --------------  --------------  -----------

     Total                       $  81,659,629  $    662,832   $    218,920   $       6,030   $  81,878,549   $  668,862
                                 ============== =============  =============  ==============  ==============  ===========

The Company's investment and mortgage-backed securities portfolios contain unrealized losses of direct obligations of U.S. agencies, including mortgage-related instruments issued or backed by the full faith and credit of the U.S. government or generally viewed as having the implied guarantee of the U.S. government, and equity securities of common stock in publicly traded companies.

On a monthly basis, the Company evaluates the severity and duration of impairment for its securities portfolios and determine if the Company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline of 10 percent or more for six months.

The Company has concluded that any impairment of its securities portfolios is not other than temporary but is the result of interest rate changes.

6.   LOANS

Loans consist of the following:

                                                       2003           2002
                                                   -------------  -------------
     Mortgage loans:
        Residential                                $ 58,870,778   $ 65,394,863
        Multi-family units                              969,956        752,296
        Construction                                    770,384        947,147
        Commercial real estate                        8,184,641      5,900,334
                                                   -------------  -------------
                                                     68,795,759     72,994,640
                                                   -------------  -------------

     Commercial loans                                 1,265,752      1,347,954
     Tax exempt loans                                19,726,481     23,583,632
                                                   -------------  -------------
                                                     20,992,233     24,931,586
                                                   -------------  -------------
     Consumer:
        Consumer credit line                          7,711,972      6,865,147
        Automobile                                   48,931,743     54,995,826
        Other                                         7,647,688      6,532,503
                                                   -------------  -------------
                                                     64,291,403     68,393,476
                                                   -------------  -------------
     Less:
       Loans in process                                 596,513        915,425
       Deferred loan costs, net                      (1,749,127)    (1,947,533)
       Allowance for loan losses                      1,647,886      1,683,596
                                                   -------------  -------------
                                                        495,272        651,488
                                                   -------------  -------------

            Total                                  $153,584,123   $165,668,214
                                                   =============  =============

Total nonaccrual loans and the related interest for the years ended December 31 are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                                                     2003                2002                2001
                                                               -----------------   ------------------  ------------------
     Principal outstanding                                     $        374,879    $         370,549   $         536,792
     Contractual interest due                                            30,168               29,801              61,121
     Interest income recognized                                          18,407               12,256              24,373

Activity in the allowance for loan losses for the years ended December 31 is as follows:

                                                                     2003                2002                2001
                                                               -----------------   ------------------  ------------------
     Balance, January 1,                                       $      1,683,596    $       1,506,140   $       1,454,618
         Add:
            Provisions charged to operations                            620,000              735,000             520,000
            Loan recoveries                                              74,671               67,835              29,715
         Less loans charged off                                         730,381              625,379             498,193
                                                               -----------------   ------------------  ------------------

     Balance, December 31,                                     $      1,647,886    $       1,683,596   $       1,506,140
                                                               =================   ==================  ==================

The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the areas of Beaver and Lawrence counties. Although the Company has a diversified loan portfolio at December 31, 2003 and 2002, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

7.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                         2003                2002
                                                                                   ------------------  ------------------

     Interest-bearing deposits with other institutions                             $           4,155    $          1,702
     Investment securities                                                                   161,664             338,939
     Mortgage-backed securities                                                              545,644             550,235
     Loans                                                                                   861,832           1,107,897
                                                                                   ------------------  ------------------
            Total                                                                  $       1,573,295   $       1,998,773
                                                                                   ==================  ==================


8.   FHLB STOCK

The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 70 basis points of the outstanding unused FHLB borrowing capacity and one-twentieth of its outstanding FHLB borrowings, as calculated throughout the year.

9.   PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                         2003                2002
                                                                                   ------------------  ------------------
     Land                                                                          $         900,624   $         900,624
     Office buildings                                                                      5,156,847           5,159,608
     Furniture, fixtures, and equipment                                                    2,652,484           3,473,976
     Leasehold improvements                                                                  403,403             403,403
                                                                                   ------------------  ------------------
                                                                                           9,113,358           9,937,611
     Less accumulated depreciation and amortization                                        4,885,860           5,333,606
                                                                                   ------------------  ------------------

            Total                                                                  $       4,227,498   $       4,604,005
                                                                                   ==================  ==================

Depreciation expense for the years ended December 31, 2003, 2002, and 2001 was $509,374, $688,004, and $652,309, respectively.

10. DEPOSITS

Comparative details of deposit accounts follow:

                                                        2003                                       2002
                                        --------------------------------------     --------------------------------------
                                                               Percent of                                 Percent of
                                             Amount             Portfolio               Amount             Portfolio
                                        -----------------   ------------------     ------------------  ------------------

DDA and NOW accounts                    $     42,384,950                 18.3 %    $      38,144,708                16.4 %
Money market
  demand accounts                             29,544,169                 12.7             28,769,973
                                                                                                                    12.4
Savings accounts                              35,567,040                 15.4             33,741,991                14.5
                                        -----------------   ------------------     ------------------  ------------------
                                             107,496,159                 46.4            100,656,672                43.3
                                        -----------------   ------------------     ------------------  ------------------
Time certificates of deposit:
     Less than 2.01%                          26,356,259                 11.4             17,148,772                 7.4
     2.01%  -  4.00%                          40,266,988                 17.4             34,798,570                15.0
     4.01%  -  6.00%                          52,810,943                 22.8             53,787,347                23.1
     6.01%  -  8.00%                           4,589,083                  2.0             25,975,311                11.2
                                        -----------------   ------------------     ------------------  ------------------
                                             124,023,273                 53.6            131,710,000                56.7
                                        -----------------   ------------------     ------------------  ------------------

            Total                       $    231,519,432                100.0 %    $     232,366,672               100.0 %
                                        =================   ==================     ==================  ==================

At December 31, 2003,  time deposits of $65,118,465,  $18,757,798,  $12,822,485,
$14,800,308,  $10,574,072,  and  $1,950,145 are scheduled to mature during 2004,
2005, 2006, 2007, 2008, and beyond 2008, respectively.

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $33,736,163 and $34,092,419 at December 31, 2003 and 2002, respectively, with maturities at December 31, 2003, as follows:

     Within three months                                                                               $       1,850,046
     Beyond three but within six months                                                                       16,530,035
     Beyond six but within twelve months                                                                       4,966,921
     Beyond one year                                                                                          10,389,161
                                                                                                       ------------------

            Total                                                                                      $      33,736,163
                                                                                                       ==================

Interest expense by deposit category for the years ended December 31 is as follows:

                                                  2003                2002                2001
                                            -----------------   ------------------  ------------------
Savings accounts                            $        297,770    $         373,010   $         542,724
NOW and money market deposit accounts                361,936              561,419           1,150,101
Time certificates of deposit                       5,134,146            5,766,224           6,212,118
                                            -----------------   ------------------  ------------------

            Total                           $      5,793,852    $       6,700,653   $       7,904,943
                                            =================   ==================  ==================


11.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short- and long-term advances from FHLB:

                                               Weighted          Stated interest
                        Maturity range          average             rate range
   Description         from          to       interest rate      from        to                2003                2002
------------------  -----------  ----------- ----------------  ---------  ----------     -----------------   -----------------
Convertible          02/20/08    03/01/11             5.30  %      5.15 %      5.53 %    $     30,000,000    $     30,000,000
Fixed rate           02/23/04    02/21/12             4.87         2.35        6.63            26,880,000          25,007,800
Line of credit       11/30/04                         1.03         1.03                         2,000,000           6,000,000
                                                                                         -----------------   -----------------
                                                                                         $     58,880,000    $     61,007,800
                                                                                         =================   =================

The scheduled maturities of advances outstanding are as follows:

                                                        2003
                                        --------------------------------------
               Year Ending                                      Weighted-
              December 31,                   Amount           average Rate
     --------------------------------   -----------------   ------------------

                  2003                  $              -              - %
                  2004                         6,250,000           3.98
                  2005                         5,500,000           3.85
                  2006                         5,630,000           4.08
                  2007                         2,000,000           5.40
                  2008                        17,000,000           5.30
               beyond 2008                    22,500,000           5.43
                                        -----------------
                  Total                 $     58,880,000           4.96 %
                                        =================

The terms of the convertible advances reset to the three-month London Interbank Offered Rate ("LIBOR") and have various spreads and call dates ranging from three months to seven years. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, the Company has the right to pay off the advance without penalty. The FHLB advances are secured by the Company's FHLB stock and investment securities and are subject to substantial prepayment penalties.

Borrowing capacity consists of credit arrangements with the FHLB of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 2003, the Bank's maximum borrowing capacity with the FHLB was approximately $159 million.

12.  INCOME TAXES

The provision for income taxes for the years ended December 31 consists of:

                                                                     2003                2002                2001
                                                               -----------------   ------------------  ------------------
Currently payable:
     Federal                                                   $        638,645    $         615,821   $         574,481
     State                                                              156,852              186,154             148,694
                                                               -----------------   ------------------  ------------------
                                                                        795,497              801,975             723,175
Deferred                                                                 87,714             (112,244)             29,156
                                                               -----------------   ------------------  ------------------
            Total                                              $        883,211    $         689,731   $         752,331
                                                               =================   ==================  ==================

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities at December 31 are as follows:

                                                                                         2003                2002
                                                                                   ------------------  ------------------
Deferred tax assets:
     Allowance for loan losses                                                     $         560,282   $         572,423
     Premises and equipment                                                                   50,058              83,183
     Accrued employee benefits                                                               270,782             315,770
     Alternative minimum tax credit                                                           10,740              11,089
     Other                                                                                     9,043               6,154
                                                                                   ------------------  ------------------
         Total gross deferred tax assets                                                     900,905             988,619
                                                                                   ------------------  ------------------

Deferred tax liabilities:
     Net unrealized gain on securities                                                       793,771           1,131,982
                                                                                   ------------------  ------------------
         Total gross deferred tax liabilities                                                793,771           1,131,982
                                                                                   ------------------  ------------------

         Net deferred tax asset (liability)                                        $         107,134   $       (143,363)
                                                                                   ==================  ==================

No valuation allowance was established at December 31, 2003, in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended December 31:

                                           2003                             2002                             2001
                                ----------------------------     ----------------------------     ----------------------------
                                                    % of                             % of                             % of
                                                  Pre-tax                          Pre-tax                           Pre-tax
                                    Amount         Income            Amount         Income            Amount         Income
                                ---------------  -----------     ---------------  -----------     ---------------   ----------
Provision at statutory rate     $    1,226,062         34.0 %    $    1,127,068         34.0 %    $    1,010,968         34.0 %
State income tax expense,
  net of federal tax benefit           103,522          2.9             122,862          3.7              98,138
                                                                                                                          3.3
Tax-exempt interest                   (546,971)       (15.2)           (608,323)       (18.4)           (384,505)       (12.9)
Other, net                             100,598          2.8              48,124          1.5              27,730          0.9
                                ---------------  -----------     ---------------  -----------     ---------------   ----------

Actual expense and
  effective rate                $      883,211         24.5 %    $      689,731         20.8 %    $      752,331         25.3 %
                                ===============  ===========     ===============  ===========     ===============   ==========

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5 percent of earnings.

13.  EMPLOYEE BENEFITS

Pension Plan
------------

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

Obligations and Funded Status
-----------------------------

The following table sets forth the status at December 31:

                                                                                         2003                2002
                                                                                   ------------------  ------------------
Change in benefit obligation
Benefit obligation at beginning of year                                            $      5,495,131    $      4,578,325
Service cost                                                                                236,088             197,171
Interest cost                                                                               366,868             329,653
Actuarial loss                                                                              375,815             492,012
Benefits paid                                                                              (121,373)           (102,030)
                                                                                   ------------------  ------------------
Benefit obligation at end of year                                                         6,352,529           5,495,131
                                                                                   ------------------  ------------------
Change in plan assets
Fair value of plan assets at beginning of year                                            4,708,564           4,341,756
Actual return on plan assets                                                                313,906             295,001
Employer contribution                                                                       337,984             173,837
Benefits paid                                                                              (121,373)           (102,030)
                                                                                   ------------------  ------------------
Fair value of plan assets at end of year                                                  5,239,081           4,708,564
                                                                                   ------------------  ------------------

Funded status                                                                            (1,113,448)           (786,567)
Unrecognized transition adjustment                                                         (117,559)           (138,373)
Unrecognized net actuarial loss                                                           1,190,133             804,211
                                                                                   ------------------  ------------------

     Net Accrued Benefit Cost Recognized                                           $        (40,874)   $       (120,729)
                                                                                   ==================  ==================

The accumulated benefit obligation for the defined benefit pension plan was $4,675,381 and $4,022,845 at December 31, 2003 and 2002, respectively.

                                                                     2003                 2002                  2001
                                                               ------------------   ------------------    -----------------
Service cost                                                   $         236,088    $         197,171     $        185,537
Interest cost                                                            366,868              329,653              300,732
Expected return on plan assets                                          (338,735)            (349,068)            (320,703)
Amortization of prior service cost                                       (20,814)             (20,814)             (20,814)
Amortization of unrecognized loss                                         14,722                    -                    -
                                                               ------------------   ------------------    -----------------
   Net periodic benefit cost                                   $         258,129    $         156,942     $        144,752
                                                               ==================   ==================    =================

Assumptions
-----------

Weighted-average  assumptions used to determine benefit  obligations at December
31:

                                               2003                2002
                                         ------------------  ------------------

Discount rate                                    6.00 %              6.50 %
Rate of compensation increase                    5.00                5.00


Weighted-average assumptions used to determine net periodic cost for years ended December 31:

                                                2003                2002
                                         ------------------  ------------------

Discount rate                                     6.00 %              6.50 %
Expected long-term return on plan assets          7.00                8.00
Rate of compensation increase                     5.00                5.00


The expected long-term rate of return was estimated using market benchmarks by which the plan assets would outperform the market in the future, based on historical experience adjusted for changes in asset allocation and expectations for overall lower future returns on similar investments compared to past periods.

Plan Assets
-----------

The Bank's pension plan weighted-average asset allocations at December 31 by asset category are as follows:

Asset Category
--------------
                                                2003             2002
                                             ------------    ------------

Cash and fixed income securities                    100.0 %         100.0 %
Equity securities                                       -               -
                                             ------------    ------------
    Total                                           100.0 %         100.0 %
                                             ============    ============

The investment objective for the defined benefit pension plan is to provide income while providing safety of principal. Funds become part of the general assets of Minnesota Life, which is invested primarily in long-term bonds and mortgages. No single asset represents more than a half of a percent of the general investment account.

Cash Flows
----------

The Bank expects to contribute $308,544 to its pension plan in 2004.

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed fifteen or more years of service. Expenses for the years ended December 31, 2003, 2002, and 2001 amounted to $33,200, $41,250, and $30,000, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 2003, 2002, and 2001, amounted to $20,000, $30,000, and $54,000, respectively, and are included as a component of compensation and employee benefits.

The assumptions of 7.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the President.

Profit Sharing Plan
-------------------

The Bank maintains a section 401(k) employee savings and profit sharing plan for substantially all employees and officers of the Bank. The Bank's annual contribution to the plan is based on the discretion of the Board of Directors. Contributions for the years ended December 31, 2003, 2002, and 2001 amounted to $80,291, $75,757, and $74,479, respectively.

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

The following table presents share data related to the outstanding options:


                                                               Weighted-                               Weighted-
                                                                Average                                 Average
                                                               Exercise                                Exercise
                                             2003                Price               2002                Price
                                       -----------------   ------------------  ------------------  ------------------
Outstanding, beginning                          313,129    $     12.31                   159,129   $       9.22
  Granted                                             -              -                   154,000          15.51
  Exercised                                      22,602          10.54                         -              -
  Forfeited                                           -              -                         -              -
                                       -----------------                       ------------------

Outstanding, ending                             290,527    $     12.45                   313,129   $      12.31
                                       =================                       ==================

Exercisable at year-end                         257,227    $     12.06                   219,479   $      10.95
                                       =================                       ==================


The following table summarizes the characteristics of stock options at December 31, 2003:

                                                  Outstanding                                     Exercisable
                                -------------------------------------------------       ---------------------------------
                                                                      Average                                 Average
                                                      Average         Exercise                                Exercise
     Exercise price                 Shares              Life           Price                Shares             Price
     -----------------------    ----------------    -------------   -------------       ----------------    -------------
     $       9.22                      141,261          4.83        $      9.22                141,261      $      9.22
            15.51                      149,266          8.97              15.51                115,966            15.51

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements including having completed one year of service with the Company or its subsidiaries and attained age 21. The ESOP trust purchased 176,095 shares of common stock with proceeds from internally financed loans in 2001 and holds
299,093, or 8.55 percent, of the total shares issued. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan was rewritten in 2001 to consolidate a pre-existing ESOP loan and bears interest at 6.00 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the Consolidated Balance Sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $433,485, $339,777, and $131,520, for the years ended December 31, 2003, 2002, and 2001, respectively.

The following table presents the components of the ESOP shares:

                                                      2003                2002                2001
                                                -----------------   ------------------  ------------------
     Allocated shares                                     82,198               60,654              48,354

     Shares released for allocation                       23,844               23,844              12,300

     Unreleased shares                                   190,751              214,595             238,439
                                                -----------------   ------------------  ------------------

     Total ESOP shares                                   296,793              299,093             299,093
                                                =================   ==================  ==================

     Fair value of unreleased shares            $      4,072,000    $       3,358,412   $       2,849,346
                                                =================   ==================  ==================

Restricted Stock Plan ("RSP")
-----------------------------

The Company maintains an RSP for directors, officers, and employees. The objective of this plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

The Company acquired and granted a total of 63,652 shares of common stock, of which 14,318 shares became immediately vested under the plan, with the remaining shares vesting over a four-year period for directors and five years for officers and employees, beginning October 22, 1999. On December 23, 2002, the Company granted a total of 66,000 shares of common stock, of which 16,280 shares were acquired and became immediately vested under the plan with the remaining shares vesting over a two- and four-year period. A total of 79,932 shares were vested as of December 31, 2003.

The RSP shares purchased initially are excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

Net compensation expense attributable to the RSPs amounted to $252,503, $280,687, and $128,513 for the years ended December 31, 2003, 2002, and 2001.

14.  COMMITMENTS

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

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the years ended December 31 are as follows:

                                                                     2003                2002
                                                                 ----------------  ------------------
     Commitments to grant fixed rate loans                       $     3,570,013   $       9,003,490
     Unfunded commitments under variable rate lines of credit         18,941,282          16,820,280
                                                                 ----------------  ------------------

          Total                                                  $    22,511,295   $      25,823,770
                                                                 ================  ==================

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

15. REGULATORY MATTERS

Loans
-----

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank's common stock and capital surplus.

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 2003, surplus funds of $21,956,195 were not available for dividends.

16. REGULATORY CAPITAL REQUIREMENTS

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

As of December 31, 2003 and 2002, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company's actual capital ratios are presented in the following tables, which shows the Company met all regulatory capital requirements.

                                                      2003                              2002
                                      -------------------------------   --------------------------------
                                           Amount            Ratio        Amount               Ratio
                                      ------------------  -----------   -----------------   ------------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                $    47,282,017         27.30 %    $    48,846,391        30.72 %
For Capital Adequacy Purposes              13,857,486          8.00           12,718,680         8.00
To Be Well Capitalized                     17,321,858         10.00           15,898,350        10.00

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                $    45,109,039         26.04 %    $    47,162,795        29.67 %
For Capital Adequacy Purposes               6,928,743          4.00            6,359,340         4.00
To Be Well Capitalized                     10,393,115          6.00            9,539,010         6.00

Tier I Capital
  (to Average Assets)
  -------------------

Actual                                $    45,109,039         13.24 %    $    47,162,795        13.56 %
For Capital Adequacy Purposes              13,632,800          4.00           13,909,085         4.00
To Be Well Capitalized                     17,041,000          5.00           17,385,356         5.00


The Bank's actual capital ratios are presented in the following tables.

                                                      2003                               2002
                                      ------------------------------     -------------------------------
                                           Amount            Ratio            Amount            Ratio
                                      ------------------  ----------     -----------------   -----------
Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                $   38,685,908         23.52 %      $   42,779,478         27.86 %
For Capital Adequacy Purposes             13,159,680          8.00            12,282,160          8.00
To Be Well Capitalized                    16,449,600         10.00            15,352,700         10.00

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                                $   37,038,022         22.52 %      $   41,095,882         26.77 %
For Capital Adequacy Purposes              6,579,840          4.00             6,141,080          4.00
To Be Well Capitalized                     9,869,760          6.00             9,211,620          6.00

Tier I Capital
  (to Average Assets)
  -------------------

Actual                                $   37,038,022         11.22 %      $   41,095,882         12.21 %
For Capital Adequacy Purposes             13,207,000          4.00            13,466,538          4.00
To Be Well Capitalized                    16,508,750          5.00            16,833,172          5.00


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

17.  FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                                          2003                                     2002
                                          --------------------------------------   --------------------------------------
                                              Carrying               Fair              Carrying              Fair
                                                Value               Value                Value               Value
                                          ------------------   -----------------   ------------------  ------------------
Financial assets:
  Cash and amounts due
    from other institutions             $     6,795,068      $    6,795,068      $    6,938,217      $    6,938,217
  Interest-bearing deposits
    with other institutions                     753,727             753,727           1,283,752           1,283,752
  Investment securities:
    Available for sale                       28,718,832          28,718,832          27,233,227          27,233,227
    Held to maturity                          7,952,211           8,203,053          19,274,753          19,611,078
  Mortgage-backed securities:
    Available for sale                       75,910,915          75,910,915          44,137,225          44,137,225
    Held to maturity                         55,843,363          56,194,217          70,346,358          71,826,914
  Loans, net                                153,584,123         157,392,123         165,668,214         173,219,214
  Federal Home Loan Bank stock                3,606,600           3,606,600           3,620,300           3,620,300
  Accrued interest receivable                 1,573,295           1,573,295           1,998,773           1,998,773

Financial liabilities:
  Deposits                              $   231,519,432      $  233,746,432      $  232,366,672      $  237,027,672
  Advances from Federal
    Home Loan Bank                           58,880,000          61,646,000          61,007,800          64,276,800
  Advances from borrowers
    for taxes and insurance                     504,752             504,752             548,924             548,924
  Accrued interest payable                      965,875             965,875           1,179,721           1,179,721


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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available, based upon the following assumptions:

Cash and Amounts Due From Other  Institutions,  Interest-Bearing  Deposits  With
--------------------------------------------------------------------------------
Other  Institutions,  Accrued  Interest  Receivable,  Advance From Borrowers for
--------------------------------------------------------------------------------
Taxes and Insurance, and Accrued Interest Payable
-------------------------------------------------

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

Loans, Deposits, and Advances From the Federal Home Loan Bank
-------------------------------------------------------------

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

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 14.

18.  CORPORATE REORGANIZATION AND STOCK ISSUANCE

On July 10, 1997, the Bank adopted a plan of reorganization into a Pennsylvania-chartered mutual holding company. The Bank received the approval of the Federal Reserve, the Department of Banking, and the FDIC for transactions contemplated by the plan of reorganization, which authorized the Bank to offer stock in one or more public stock offerings up to a maximum of 49.9 percent of the issued and outstanding shares of its common stock. As a result of the offering in July 1997, PHS Bancorp, M.H.C. (mutual holding company) received 1,518,000 shares (55 percent) of the Bank stock. Also, as a result of the stock offering, the Bank received gross proceeds of $12,420,000. Expenses associated with the offering totaled $592,267, resulting in net capital additions to the Bank of $11,827,733. The Bank recorded common stock at par of $276,000 and additional paid-in capital of $11,551,733 from the stock issuance.

On May 21, 1998, the Bank adopted an Agreement and Plan of Reorganization (the "Plan") whereby the Bank formed the Company, an intermediate stock holding company under Pennsylvania law. The Plan received stockholder approval as of October 22, 1998, and subsequently received all regulatory approvals. The reorganization was completed on November 9, 1998. Upon completion of the reorganization, the Bank became a wholly-owned subsidiary of the Company, and the Company became a majority-owned subsidiary of the M.H.C. The common stock of the Company replaced the Bank's stock.

On August 16, 2001, the Board of Trustees of PHS Bancorp, M.H.C., Peoples Home Savings Bank, and the Board of Directors of PHS Bancorp, Inc. ("PHS") adopted a plan of conversion. In accordance with the plan, PHS Bancorp, M.H.C. was converted from a mutual holding company to PHSB Financial Corporation ("PHSB"), a full stock corporation, on December 20, 2001. The common shares held by public stockholders of PHS were converted into common shares of PHSB at a rate of
1.28123 of PHSB common shares for each common share of PHS. PHSB received the approval of the Federal Reserve Board, the Department of Banking, and the FDIC for transactions contemplated by the plan of conversion, which authorized PHSB to offer stock in a public stock offering up to a maximum of 2,731,250 shares of its common stock. As a result of the conversion, public stockholders of PHS received 1,295,918 of the PHSB common stock. Also, as a result of the stock offering, PHSB received net proceeds of $21,226,263. PHSB contributed a portion of the proceeds to the Bank, resulting in net capital additions to the Bank of $10,614,003. Upon completion of the conversion, the Bank became a wholly-owned subsidiary of PHSB. Additionally, PHS and PHS Bancorp, M.H.C. ceased to exist, with their net assets totaling $2,955,314 being contributed to PHSB.

19.  PARENT COMPANY

The following are condensed financial statements for the parent company.

                             CONDENSED BALANCE SHEET


                                                        2003         2002
                                                    ----------   ----------
ASSETS
     Cash and due from banks                       $   920,770     $   816,390
     Investment securities - available for sale      9,226,468       5,441,730
     Investment in subsidiary bank                  35,666,271      40,838,046
     Loans receivable - ESOP                         2,127,610       2,330,388
     Other assets                                       40,948          28,923
                                                    ----------      ----------

TOTAL ASSETS                                       $47,982,067     $49,455,477
                                                    ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                             $ 1,332,179     $    95,305
     Stockholders' equity                           46,649,888      49,360,172
                                                    ----------      ----------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                             $47,982,067     $49,455,477
                                                    ==========      ==========

                          CONDENSED STATEMENT OF INCOME

                                                     For the Year Ended December 31,
                                                    2003            2002         2001
                                                 -----------    -----------   -----------
INCOME
      Dividends from subsidiary bank             $ 6,000,000    $ 1,000,000   $ 1,380,000
    Investment securities gains, net               1,103,785              -             -
      Interest income                                255,350        295,373        77,983
                                                 -----------    -----------   -----------
                                                   7,359,135      1,295,373     1,457,983

EXPENSES                                             578,419        143,314        62,439
                                                 -----------    -----------   -----------

Income before equity in undistributed
  earnings of subsidiary                           6,780,716      1,152,059     1,395,544

Equity in undistributed earnings of subsidiary    (4,057,861)     1,473,116       825,559
                                                 -----------    -----------   -----------

NET INCOME                                       $ 2,722,855    $ 2,625,175   $ 2,221,103
                                                 ===========    ===========   ===========

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                For the Year Ended December 31,
                                                                2003           2002           2001
                                                            -----------    -----------    -----------
OPERATING ACTIVITIES
     Net income                                             $ 2,722,855    $ 2,625,175    $ 2,221,103
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed earnings of subsidiary     4,057,861     (1,473,116)      (825,559)
           Investments securities gains, net                 (1,103,785)             -              -
           Other, net                                         1,394,154        254,354        152,856
                                                            -----------    -----------    -----------
                Net cash provided by operating activities     7,071,085      1,406,413      1,548,400
                                                            -----------    -----------    -----------

INVESTING ACTIVITIES
     Purchases of investment securities                      (6,080,944)    (6,108,447)    (1,525,828)
     Sale of investment securities                            4,400,241        484,740        107,298
     Maturity of investment securities                                -      2,000,000              -
     Additional investment in subsidiary                              -              -     (8,845,744)
     Decrease (increase) in loan to ESOP, net                   202,778        191,317     (1,618,170)
                                                            -----------    -----------    -----------
                Net cash used for
                   investing activities                      (1,477,925)    (3,432,390)   (11,882,444)
                                                            -----------    -----------    -----------

FINANCING ACTIVITIES
     Common stock acquired by ESOP                                    -              -     (1,760,950)
      Common stock acquired by RSP                             (847,725)             -              -
     Proceeds from sale of common stock                         293,078              -     21,226,263
     Proceeds from exercise of stock options                          -              -              -
     Capital contributed by MHC                                       -              -      2,955,314
     Cash dividends paid                                     (2,436,870)    (1,039,619)      (991,801)
     Purchase of treasury stock                              (2,497,263)    (7,021,256)      (325,197)
                                                            -----------    -----------    -----------
                Net cash provided by (used for)
                   investing activities                      (5,488,780)    (8,060,875)    21,103,629
                                                            -----------    -----------    -----------

                Increase (decrease) in cash                     104,380    (10,086,852)    10,769,585

CASH AT BEGINNING OF YEAR                                       816,390     10,903,242        133,657
                                                            -----------    -----------    -----------

CASH AT END OF YEAR                                         $   920,770    $   816,390    $10,903,242
                                                            ===========    ===========    ===========

20.  SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                     Three Months Ended
                                      -------------------------------------------------
                                         March        June       September   December
                                         2003         2003         2003         2003
                                      ----------   ----------   ----------   ----------
Total interest income                 $4,788,981   $4,471,616   $4,076,711   $4,247,752
Total interest expense                 2,338,288    2,272,761    2,071,795    2,060,294
                                      ----------   ----------   ----------   ----------

Net interest income                    2,450,693    2,198,855    2,004,916    2,187,458
Provision for loan losses                190,000      180,000      130,000      120,000
                                      ----------   ----------   ----------   ----------

Net interest income after
  provision for loan losses            2,260,693    2,018,855    1,874,916    2,067,458

Investment securities gains, net         176,144      366,820      467,814      594,611
Total noninterest income                 254,101      277,789      285,095      285,000
Total noninterest expense              1,873,114    1,811,005    1,817,039    1,822,072
                                      ----------   ----------   ----------   ----------

Income before income taxes               817,824      852,459      810,786    1,124,997
Income taxes                             166,000      186,554      223,389      307,268
                                      ----------   ----------   ----------   ----------

Net income                            $  651,824   $  665,905   $  587,397   $  817,729
                                      ==========   ==========   ==========   ==========

Per share data:
Net income
     Basic                            $     0.24   $     0.25   $     0.22   $     0.30
     Diluted                                0.23         0.24         0.21         0.29
Weighted-average shares outstanding
     Basic                             2,746,632    2,671,320    2,676,199    2,674,790
     Diluted                           2,823,985    2,757,061    2,768,214    2,779,059

                                                       Three Months Ended
                                      -------------------------------------------------
                                         March        June       September    December
                                         2002         2002         2002         2002
                                      ----------   ----------   ----------   ----------
Total interest income                 $4,902,684   $4,980,254   $5,067,251   $4,905,523
Total interest expense                 2,370,405    2,384,602    2,555,064    2,489,310
                                      ----------   ----------   ----------   ----------

Net interest income                    2,532,279    2,595,652    2,512,187    2,416,213
Provision for loan losses                180,000      180,000      195,000      180,000
                                      ----------   ----------   ----------   ----------

Net interest income after
  provision for loan losses            2,352,279    2,415,652    2,317,187    2,236,213

Investment securities gains, net          44,561       98,178       19,889
                                                                                  5,399
Total noninterest income                 227,110      242,513      256,649      275,855
Total noninterest expense              1,688,720    1,734,700    1,751,021    2,002,138
                                      ----------   ----------   ----------   ----------

Income before income taxes               896,068      968,026      920,993      529,819
Income taxes                             234,000      243,000      176,765       35,966
                                      ----------   ----------   ----------   ----------

Net income                            $  662,068   $  725,026   $  744,228   $  493,853
                                      ==========   ==========   ==========   ==========

Per share data:
Net income
     Basic                            $     0.20   $     0.23   $     0.26   $     0.18
     Diluted                                0.20         0.23         0.25         0.17
Weighted-average shares outstanding
     Basic                             3,254,892    3,130,855    2,912,386    2,811,725
     Diluted                           3,298,347    3,180,441    2,965,714    2,875,557


                           PHSB FINANCIAL CORPORATION
                                OFFICE LOCATIONS

                      Administrative Office and Loan Center
                                744 Shenango Road
                        Beaver Falls, Pennsylvania 15010
                                 (724) 846-7300
                           www.peopleshomesavings.com

                                     [MAP]


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


--------------------------------------------------------------------------------
The Company's Annual Report for the Year Ended December 31, 2003 filed with the Securities Exchange Commission on Form 10-K without exhibits is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write the Secretary of the Company at 744 Shenango Road, Beaver Falls, Pennsylvania 15010.

The Annual Meeting of Stockholders will be held on April 22, 2004 at 9:00 a.m. at the Chippewa Township Municipal Building, Chippewa Township, Beaver Falls, PA 15010.